                                SCHEDULE 14A
                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

        Filed by the registrant [X]
        Filed by a party other than the registrant [ ]
        Check the appropriate box:
        [ ] Preliminary proxy statement                                   [ ] Confidential, For Use of the Com-
        [X] Definitive proxy statement                                        mission Only (as permitted by Rule
        [ ] Definitive additional materials                                   14a-6(e)(2))
        [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          HILCOAST DEVELOPMENT CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):
         [ ] No fee required.
         [x] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:
                 Common Stock, $.01 par value per Share
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        (2) Aggregate number of securities to which transaction applies:
                 942,651
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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                 $6.00
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        (4) Proposed maximum aggregate value of transaction:
                 $6,722,906
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        (5) Total fee paid:
                 $1,345.00
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         [X] Fee paid previously with preliminary materials.
         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid:

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        (2) Form, schedule or registration statement no.:

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        (3) Filing party:

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        (4) Date Filed:
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                           HILCOAST DEVELOPMENT CORP.
                                19146 Lyons Road
                           Boca Raton, Florida 33434

                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCK HOLDERS

                         To Be Held on February 11, 1997

                           -------------------------
To the Stockholders
of Hilcoast Development Corp.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Hilcoast Development Corp., a Delaware corporation (the "Company"), will be held at 11:00 a.m., local time, on Tuesday, February 11, 1997, at the Omni Hotel, 1601 Belvedere Road, West Palm Beach, Florida 33406, for the following purposes:

        1. To consider and vote upon the approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger (the "Merger") with and into the Company of FLA Acquisition Corp. ("Mergerco"), a Delaware corporation formed by the Company's Chairman of the Board and certain other stockholders for the purpose of consummating the Merger, with the Company being the surviving corporation. In the Merger, each outstanding share of the Company's Common Stock, $.01 par value (other than shares held by Mergerco, any of its subsidiaries or any dissenting stockholders who perfect their statutory appraisal rights under Delaware law), will be converted into the right to receive $6.00 in cash, without interest. The Merger Agreement is more fully described in the accompanying Proxy Statement and is attached as Exhibit A to the Proxy Statement.

        2. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on Friday, January 10, 1997 as the record date for the determination of stockholders entitled to vote at the meeting and, accordingly, only stockholders of record at the close of business on such date are entitled to notice of and to vote at the meeting and any adjournment thereof. The stock transfer books of the Company will not be closed prior to the meeting.

        Stockholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the provisions of Section 262 of the Delaware General Corporation Law will have the right if the Merger is consummated to dissent and to seek appraisal of the fair market value of their shares. See "Rights of Dissenting Stockholders" in the accompanying Proxy Statement, and Exhibit C thereto, for a description of the procedures required to be followed in order to exercise properly dissenters' rights.

        In order to assure that your vote will be counted, please complete, date, sign and return the enclosed proxy promptly in the enclosed prepaid envelope whether or not you plan to attend the meeting. Your proxy may be revoked at any time before it is voted, by filing with the Secretary of the Company a written revocation, by submitting a proxy bearing a later date, or by attending and voting in person at the meeting.

        THE BOARD OF DIRECTORS OF THE COMPANY (OTHER THAN THE CHAIRMAN, WHO ABSTAINED FROM SUCH VOTE) HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                       By Order of the Board of Directors

                                       Orilla F. Floyd
                                       Secretary

Boca Raton, Florida
January 21, 1997


YOUR VOTE IS IMPORTANT.  PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY,
       WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.
                    PLEASE DO NOT SEND IN ANY CERTIFICATES
                        FOR YOUR SHARES AT THIS TIME.

                           HILCOAST DEVELOPMENT CORP.
                                19146 Lyons Road
                           Boca Raton, Florida 33434

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

                        SPECIAL MEETING OF STOCKHOLDERS

                        To Be Held on February 11, 1997


        This Proxy Statement (this "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors of Hilcoast Development Corp., a Delaware corporation (the "Company"), of proxies from the holders of shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at a Special Meeting of Stockholders of the Company to be held at 11:00 a.m. local time, on Tuesday, February 11, 1997, at the Omni Hotel, 1601 Belvedere Road, West Palm Beach, Florida 33406, or at any adjournment(s) or postponement(s) thereof (the "Meeting"), pursuant to the enclosed Notice of Special Meeting of Stockholders. Only holders of record of Shares at the close of business on Friday, January 10, 1997 (the "Record
Date") are entitled to notice of and to vote at the Meeting. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to stockholders is January 21, 1997. Stockholders should review the information provided herein in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, as amended, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1996, as amended, copies of which are attached as Exhibits D and E, respectively, to this Proxy Statement, and other information incorporated herein by reference. See "Documents Incorporated by Reference." The Company's principal executive offices are located at 19146 Lyons Road, Boca Raton, Florida 33434, and its telephone number is (561) 487-9630.

        At the Meeting, the stockholders of the Company will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 21, 1996 between the Company and FLA Acquisition Corp. ("Mergerco"), a Delaware corporation, a copy of which is attached to this Proxy Statement as Exhibit A. The Merger Agreement provides for the merger (the "Merger") of Mergerco, with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement, each outstanding Share (other than Shares held by Mergerco or any subsidiary of Mergerco, all of which will be cancelled, and other than shares held by dissenting stockholders who perfect their statutory appraisal rights under Delaware law), will be converted into the right to receive $6.00 in cash, without interest (the "Merger Consideration"). Mergerco has been formed by the Company's Chairman of the Board, Chief Executive Officer and largest stockholder, H. Irwin Levy, and the Company's next largest stockholders, Maurice A. Halperin and Barry S. Halperin (together, "Messrs. Halperin"). The effect of the Merger will be to convert the Company from a publicly held to a privately held corporation wholly owned by Mr. Levy and Messrs. Halperin, while providing to the public stockholders a cash price for their Shares representing a premium over market prices prevailing prior to the announcement of the Merger. See "Special Factors - Background of the Merger" and "Market for the Company's Common Stock and Related Stockholder Matters."

                              --------------------

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

        Consummation of the Merger is subject to certain conditions, including approval by the holders of a majority of the outstanding Shares and the exercise of rights to appraisal under the Delaware General Corporation Law by holders of no more than 5% of the outstanding Shares. As of the Record Date, Mr. Levy and Messrs. Halperin collectively held 60.1% of the outstanding
Common Stock. This voting interest will enable them to cast a sufficient number of votes to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder. It is contemplated that Mergerco will finance its obligations pursuant to the Merger with loans from Mr. Levy and Messrs. Halperin, who will use their personal funds and obtain additional funds through borrowings from an institutional lender to make such loans. See "Financing of the Merger." For a discussion of the interests of certain officers, directors and employees of the Company and its subsidiaries in this transaction, see "Special Factors - Interests of Certain Persons in the
Merger."

        A Special Committee (the "Special Committee") was appointed by the Board of Directors, consisting of one director who is neither an employee of, nor holds a substantial stock interest in, the Company, to review the terms of the Merger Agreement and to report to the Board regarding the fairness of the Merger to the Company's stockholders. Subsequent to its receipt of the fairness opinion described below, the Special Committee concluded that the Merger is fair to and in the best interest of the Company's public stockholders and recommended that the Board approve the Merger Agreement. At a meeting held on November 12, 1996, the Board (other than Mr. Levy, who abstained from such vote) unanimously approved the Merger Agreement, concluded that the Merger is fair to and in the best interest of the Company's public stockholders and recommended that the Company's stockholders approve and adopt the Merger Agreement. The Special Committee and the Board, in reaching their respective decisions, considered a number of factors, including the opinion of Patricof & Co. Capital Corp. ("Patricof"), an investment banking firm engaged by the Special Committee as its exclusive financial advisor, that the Merger Consideration is fair to the Company's public stockholders from a financial point of view. See "Special Factors - Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" and "- Opinion of Financial Advisor."

        Mr. Levy, the Chairman of the Board and Chief Executive Officer of the Company, is the organizer of Mergerco and immediately prior to the effectiveness of the Merger will acquire approximately 58.8% of the equity of Mergerco. Mr. Levy beneficially owns 834,637 Shares of the Company's Common Stock (approximately 35.3% of the outstanding Shares). Immediately prior to the effectiveness of the Merger, Messrs. Halperin will collectively acquire approximately 41.2% of the equity of Mergerco. Maurice A. Halperin and Barry S. Halperin share voting and dispositive power with respect to the Shares owned by each other. Together, Messrs. Halperin beneficially own 585,032 Shares of the Company's Common Stock (approximately 24.8% of the outstanding Shares). Following the effectiveness of the Merger, Mr. Levy will own 58.8% of the common stock of the Surviving Corporation, and Messrs. Halperin will collectively own 41.2%. Such ownership will arise from the conversion, upon the consummation of the Merger, of all of the outstanding common stock of Mergerco into all of the outstanding common stock of the Surviving Corporation. See "Information Concerning Mergerco," "Information Concerning Mr. Levy" and "Information Concerning Messrs. Halperin."

        The Merger Agreement provides that, other than Mr. Levy, none of the current members of the Company's Board of Directors will be the initial directors of the Surviving Corporation. The Merger Agreement also provides that, with the exception of Mr. Levy who will serve as president, none of the current officers of the Company will be the initial officers of the Surviving Corporation.

        If the Merger is not consummated for any reason, the Company expects that the business of the Company will be conducted generally in the same manner as it has been conducted heretofore (see "Special Factors-Reasons for the Merger"), and the Board of Directors elected at the Company's December 18, 1995 Annual Meeting of Stockholders will remain in office.

        All information contained in this Proxy Statement concerning Mergerco, Mr. Levy and Messrs. Halperin, the financing to be obtained for the Merger and plans for the Surviving Corporation has been supplied by Mergerco. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

        Stockholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal financial and tax advisors.
                           -------------------------

             The date of this Proxy Statement is January 21, 1997.

                                    (ii)

                              TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
General Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
      Voting at the Meeting; Required Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
      Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Special Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
      Background of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
      Recommendation of the Special Committee and Board of Directors; Fairness of the Merger  . . . . . . . . . . . .  12
      Position of Mr. Levy and Messrs. Halperin Regarding Fairness of the Merger  . . . . . . . . . . . . . . . . . .  14
      Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
      Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      Mergerco's Reasons for the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      Plans for the Company after the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      Certain Effects of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
The Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      Payment for Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      The Exchange Fund   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      Conditions, Representations and Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      Stock Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      Directors and Officers of the Company Following the Merger; Certificate of Incorporation  . . . . . . . . . . .  27
      Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      Termination; Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
      Indemnification and Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Certain Projections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Federal Income Tax Consequences of the Merger to the Company's Stockholders . . . . . . . . . . . . . . . . . . . . .  32
Rights of Dissenting Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Financing of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Information Concerning Mergerco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Information Concerning Mr. Levy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Information Concerning Messrs. Halperin . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Market for the Company's Common Stock and Related Stockholder Matters . . . . . . . . . . . . . . . . . . . . . . . .  39
Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Information as to Stock Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Other Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Information Concerning Stockholder Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Documents Incorporated by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

EXHIBIT A - Agreement And Plan Of Merger
EXHIBIT B - Opinion Of Patricof & Co. Capital Corp.
EXHIBIT C - Section 262 Of The Delaware General Corporation Law
EXHIBIT D - Annual Report on Form 10-K for the Fiscal Year ended July 31, 1996, as amended
EXHIBIT E - Quarterly Report on Form 10-Q for the Fiscal Quarter ended October 31, 1996, as amended

                                    (iii)

                                    SUMMARY

       The following summary is intended to highlight certain information contained in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement, the Exhibits hereto and the other documents referred to herein. Unless defined herein, capitalized terms used in this summary have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement, the Exhibits hereto and the documents referred to herein in their entirety.

Entity Soliciting Proxies . . . . . . . . .     The Company

Merger Agreement  . . . . . . . . . . . . .     The Company and Mergerco have entered into a Merger Agreement, dated as of November 21, 1996, providing for the Merger of Mergerco with and into the Company, with the Company being the Surviving Corporation.
                                                   Under the terms of the Merger Agreement, each Share of the Company's
                                                   Common Stock outstanding immediately prior to the effective time of the Merger (other than Shares held by Mergerco or any subsidiary of
                                                   Mergerco, all of which will be cancelled, and other than Shares held by dissenting stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into the right to receive
                                                   $6.00 in cash, without interest. Immediately prior to the effective time of the Merger, Mr. Levy and Messrs. Halperin will contribute all of their respective Shares of the Company's Common Stock to Mergerco in exchange for shares of the common stock of Mergerco. Upon consummation of the Merger, the shares of the Company's Common Stock held by Mergerco will be cancelled and the common stock of Mergerco owned by Mr. Levy and Messrs. Halperin will be converted into all of the outstanding common stock of the Surviving Corporation.  Thus, as a result of the Merger, the Surviving Corporation will become wholly-
                                                   owned by Mr. Levy and Messrs. Halperin.  See "Special Factors-
                                                   Interests of Certain Persons in the Merger" and "Information as to
                                                   Stock Ownership."

Date, Time and Place of Special
  Meeting of Stockholders . . . . . . . . .     The Meeting will be held on Tuesday, February 11, 1997, at the Omni
                                                   Hotel, 1601 Belvedere Road, West Palm Beach, Florida 33406, at
                                                   11:00 a.m. local time.

Record Date . . . . . . . . . . . . . . . .     Only stockholders of record at the close of business on Friday,
                                                   January 10, 1997 are entitled to notice of and to vote at the
                                                   Meeting.  On that date there were 2,362,320 shares of the Company's
                                                   Common Stock outstanding.

Purposes of the Meeting . . . . . . . . . .     (1) To consider and vote upon the approval and adoption of the Merger
                                                   Agreement (attached as Exhibit A); and (2) to transact such other business as may properly come before the Meeting or any adjournment thereof.

Vote Required . . . . . . . . . . . . . . .     Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's
                                                   Common Stock. Each Share is entitled to one vote.  As of the Record
                                                   Date, Mr. Levy and Messrs. Halperin collectively held 60.1% of the outstanding Common Stock.  This voting interest will enable them to cast a sufficient number of votes to approve and adopt the Merger
                                                   Agreement without the affirmative vote of any other stockholder.  All
                                                   Shares represented at the Meeting by properly executed proxies, unless previously revoked, will be voted at the Meeting in accordance with the instructions on the proxies. UNLESS CONTRARY INSTRUCTIONS ARE INDICATED,
                                                   PROXIES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.
                                                   See "General Information - Voting at the Meeting; Required Vote" and
                                                   "- Proxies."

Recommendation of the Special
   Committee and Board of Directors . . . .     The Special Committee has concluded that the Merger is fair to and in the best interest of the Company's public stockholders and recommended that the Board approve the Merger Agreement. At a meeting held on
                                                   November 12, 1996, the Board (other than Mr. Levy, who abstained)
                                                   unanimously approved the Merger Agreement, concluded that the Merger is fair to and in the best interest of the Company's public stockholders and recommended that the Company's stockholders approve and adopt the Merger Agreement. The Special Committee and the Board,
                                                   in reaching their respective decisions, considered a number of factors. See "Special Factors-Recommendation of the Special Committee
                                                   and Board of Directors; Fairness of the Merger." The sole member of the Special Committee is and has at all times been Bernard R. Green, who neither is an employee of the Company nor has a significant stock interest in the Company.

                                                THE BOARD, INCLUDING THE SPECIAL COMMITTEE (AND OTHER THAN MR. LEVY, WHO
                                                   ABSTAINED), HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS VOTE FOR
                                                   APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


Opinion of Financial Advisor  . . . . . . .     The Special Committee retained Patricof to provide financial advice and other assistance to the Special Committee, including performing a market check of companies that may have had an interest in acquiring all or any part of the Company. Patricof has delivered its written opinion to the Special Committee and the Board to the effect that the
                                                   Merger Consideration is fair to the Company's public stockholders from a financial point of view. A copy of Patricof's opinion is attached hereto as Exhibit B.  Stockholders are urged to read this opinion in its entirety for assumptions made, matters considered, procedures followed and scope of review by Patricof in rendering its opinion. See
                                                   "Special Factors-Opinion of Financial Advisor."

Background of the Merger  . . . . . . . . .     For a description of the events leading up to the approval of the Merger
                                                   Agreement by the Board, see "Special Factors - Background of the
                                                   Merger."
Interests of Certain Persons
  in the Merger . . . . . . . . . . . . . .     Mr. Levy, Chairman of the Board of Directors and Chief Executive Officer
                                                   of the Company, owns 834,637 shares of the Company's Common Stock, and
                                                   Maurice A. Halperin and Barry S. Halperin together own 585,032 shares of the Company's Common Stock.  Immediately prior to the effective time of the Merger, Mr. Levy and Messrs. Halperin will each transfer all of their respective Shares to Mergerco. As a result of the Merger, Mr. Levy will own 4,172 shares, or 58.8%, of the common stock of the Surviving
                                                   Corporation, and Messrs. Halperin will own collectively 2,924 shares, or
                                                   41.2%, of the common stock of the Surviving Corporation. See "Special
                                                   Factors - Interest of Certain Persons in the Merger."

                                                The Merger Agreement provides that, (i) other than Mr. Levy, none of the current directors of the Company will be the initial directors of the
                                                   Surviving Corporation, and, (ii) with the exception of Mr. Levy, who will serve as president, none of the current officers of the Company will be the initial officers of the Surviving Corporation.  See "The
                                                   Merger Agreement - Directors and Officers of the Company Following the
                                                   Merger; Certificate of Incorporation."

                                                Mergerco has agreed in the Merger Agreement to cause the Surviving
                                                   Corporation to provide and maintain directors' and officers' liability insurance and to indemnify the current directors and officers of the
                                                   Company subsequent

                                                   to the Merger.  See "The Merger Agreement - Indemnification and
                                                   Insurance."

                                                Certain officers, directors and employees of the Company will benefit from the Merger because of their interests in the Company's stock option plans as described under "Company Stock Option Plan Interests"
                                                   below, and because they currently own Shares of the Company's Common
                                                   Stock.  See "Special Factors-Certain Effects of the Merger," "-Plans
                                                   for the Company after the Merger" and "-Interests of Certain Persons in the Merger."

Company Stock Option Plan Interests . . . .     The Merger Agreement provides that the Company's 1992 Stock Option Plan and the Company's 1995 Stock Option Plan (together, the "Plans") will be terminated and that Mergerco will pay to each holder of an option thereunder cash, less applicable withholding taxes, in an amount equal to the excess, if any, of $6.00 over the per share exercise price for each Share of Common Stock subject to the option. See "Special
                                                   Factors-Interests of Certain Persons in the Merger" and "The Merger
                                                   Agreement - Stock Options."

Effective Time of the Merger  . . . . . . .     The Merger is expected to become effective as of the date and time (the
                                                   "Effective Time") of the filing of an appropriate Certificate of
                                                   Merger with the Secretary of State of the State of Delaware, which is anticipated to occur as soon as practicable after the approval and adoption of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of the other conditions to the Merger stated in the Merger Agreement.

Payment to Stockholders . . . . . . . . . .     Immediately prior to or at the Effective Time, Mergerco will deliver to
                                                   American Stock Transfer & Trust Company, in its capacity as a paying agent (the "Paying Agent"), in trust, all of the cash to be paid to the Company's stockholders.  Notice of completion of the Merger, together with instructions regarding procedures for payment, will be mailed to stockholders as soon as practicable after the Effective
                                                   Time.  See "The Merger Agreement-Payment for Shares" and "The Merger
                                                   Agreement-The Exchange Fund."

                                                STOCKHOLDERS SHOULD NOT SURRENDER CERTIFICATES FOR SHARES OF THE
                                                   COMPANY'S COMMON STOCK UNTIL THEY RECEIVE A TRANSMITTAL LETTER
                                                   CONTAINING SUCH INSTRUCTIONS.


Dissenters' Rights  . . . . . . . . . . . .     Under Delaware law, stockholders who do not vote in favor of the Merger and file demands for appraisal prior to the stockholder vote on the
                                                   Merger Agreement, upon the consummation of the Merger, have the right to obtain a cash payment for the "fair value" of their Shares
                                                   (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a stockholder must comply with all of the procedural requirements of
                                                   Section 262 ("Section 262") of the General Corporation Law of the
                                                   State of Delaware, a description of which is provided in "Rights of
                                                   Dissenting Stockholders" herein and the full text of which is attached to this Proxy Statement as Exhibit C. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 262 may result in a loss of such dissenters' rights.

Federal Income Tax Consequences . . . . . .     If the Merger is consummated, the Company's stockholders (including dissenting stockholders) will recognize taxable gain or loss for federal income tax purposes equal to the difference between the stockholders' adjusted tax bases in their Shares and the amount of cash received therefor. Stockholders should consult their tax advisors with respect to the tax consequences of the transaction.  See "Federal
                                                   Income Tax Consequences of the Merger to the Company's Stockholders."

Conditions to the Merger;
  Termination . . . . . . . . . . . . . . .     The consummation of the Merger is conditioned upon the fulfillment of certain conditions contained in the Merger Agreement, including the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding Shares and the exercise of rights to appraisal under the Delaware General Corporation Law by holders of not more than 5% of the outstanding Shares of Common Stock. See "The
                                                   Merger Agreement-Conditions, Representations and Covenants" and
                                                   Exhibit A.

                                                As of the Record Date, Mr. Levy and Messrs. Halperin collectively held approximately 60.1% of the outstanding Common Stock. This voting interest will enable them to cast a sufficient number of votes to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder.
                                                   See "General Information - Voting at the Meeting; Required Vote."

                                                The Merger Agreement may be terminated upon mutual consent of the Boards of the Company and Mergerco, by either the Company or Mergerco if the
                                                   Merger has not


                                                   been consummated on or before March 31, 1997, and under certain other circumstances.  See "The Merger Agreement - Termination; Amendments"
                                                   and Exhibit A.

Financing of the Merger . . . . . . . . . .     Immediately prior to or at the Effective Time, Mergerco will deliver to the
                                                   Paying Agent cash sufficient to pay the Merger price for each outstanding Share of the Company's Common Stock (other than Shares held by Mergerco).  The total amount of cash required to consummate the Merger will be $7,132,501, consisting of approximately $5,655,906 which will be paid to the stockholders of the Company (other than Mr.
                                                   Levy and Messrs. Halperin), approximately $1,067,000 which will be paid to holders of outstanding options to purchase Common Stock of the
                                                   Company in cancellation of such stock options, and approximately
                                                   $409,595 which will be used to pay estimated transaction fees and expenses. It is contemplated that Mergerco will finance its obligations pursuant to the Merger with loans from Mr. Levy and
                                                   Messrs. Halperin, who will use their personal funds and obtain additional funds through borrowings from an institutional lender to make such loans.  See "Financing of the Merger."

Accounting Treatment  . . . . . . . . . . .     The Merger will be accounted for under the purchase method of accounting.

Fees and Expenses . . . . . . . . . . . . .     The total amount of fees and expenses estimated to be incurred in connection with the Merger is $409,595.  Such amount includes, among other things, the fees due Patricof, the Special Committee and counsel to Mergerco, accounting fees, and commitment and related fees and expenses related to the financing of the Merger.  See "Special
                                                   Factors - Opinion of Financial Advisor," "The Merger Agreement - Fees
                                                   and Expenses" and "Fees and Expenses."

Business of the Company . . . . . . . . . .     The Company is primarily engaged in the design, development, construction, marketing and sale of condominium apartments at the
                                                   Century Village adult condominium project in Pembroke Pines, Florida
                                                   ("Century Village"), and the operation of the recreation facilities located there.  In addition, the Company is engaged in the development of single-family homesites in a golf course community in Volusia
                                                   County, Florida, known as Glen Abbey ("Glen Abbey"), and the sale of those homesites to local builders and retail customers. The Company also derives revenues from a variety of real

                                                   estate related activities, including certain maintenance and community services at Century Village, real estate brokerage, title insurance agency services, and investment advisory and consulting services.

                                                The Company is involved in all phases of planning and building Century
                                                   Village, including site planning and preparation, application for and receipt of regulatory approval, design, construction, marketing and sales, in addition to constructing recreation facilities and other amenities.  The Company is also involved in all phases of the development of Glen Abbey, including site planning and preparation, application for and receipt of regulatory approvals, and sales and marketing to builders and other potential purchasers.

Certain Effects of the Merger . . . . . . .     If the Merger is consummated, the Company's public stockholders will no longer have any interest in, and will not be stockholders of, the
                                                   Company and, therefore, will not participate in its future potential earnings and growth and will not be subject to the risks associated with an investment in the Company.  Instead, each such stockholder will have the right to receive upon consummation of the Merger $6.00 in cash for each Share he or she held (other than shares held by
                                                   Mergerco, any of its subsidiaries or stockholders who perfect their statutory appraisal rights under Delaware law) whether or not the
                                                   Company's future earnings meet the projections on which the determination of the fairness of the price was based. Conversely, if the Merger is consummated, Mr. Levy and Messrs. Halperin will realize all of the Company's profits and losses, as well as any future deterioration or improvement in the Company's earnings.  See "Special
                                                   Factors - Certain Effects of the Merger."

Market Price of the Company's
  Common Stock  . . . . . . . . . . . . . .     Mr. Levy delivered a letter to the Company's Board at a meeting held on
                                                   Friday, August 9, 1996 in which he proposed the Merger.  On the following Monday, August 12, the Company issued a press release revealing Mr. Levy's letter, and the same day, Mr. Levy filed a
                                                   Schedule 13D under the Securities Exchange Act of 1934, as amended
                                                   (the "Exchange Act"), with the Securities and Exchange Commission (the
                                                   "Commission"), to which his letter was attached as an exhibit.  The last sale prices per Share (or, in the absence of trading, the high and low bid and ask prices) of the Company's Common Stock reported by the National Association of Securities Dealers Automated Quotation


                                                   System ("Nasdaq") on August 5, 6, 7, 8 and 9, 1996, were, respectively:
                                                   $4-5/8; $4-5/8 and $5; $4-5/8; $4-5/8 and $4-7/8; and $4-5/8 and $4-7/8.  As
                                                   reported by Nasdaq, on November 12, 1996, the date the Board approved the
                                                   Merger Agreement, the high and low bid and ask prices of the Company's Common
                                                   Stock as reported by Nasdaq were $5-5/16 and $5-13/16 per Share.   As reported
                                                   by Nasdaq, on November 20, 1996, the last full trading day prior to the date of execution of the Merger Agreement, the high and low bid and ask prices were
                                                   $5-5/16 and $5-13/16 per Share, and on January 16, 1997, the second full trading day preceding the date of this Proxy Statement, the last sale price was $5.50 per
                                                   Share.  Stockholders are urged to obtain current quotations for the Shares. See
                                                   "Market for the Company's Common Stock and Related Stockholder Matters" for the
                                                   market price range of the Common Stock for each quarter during the years ended
                                                   July 31, 1996 and 1995 and the quarter ended October 31, 1996, as well as additional related information.


                              GENERAL INFORMATION

VOTING AT THE MEETING; REQUIRED VOTE

        The Board of Directors has fixed the close of business on January 10, 1997 as the Record Date for the Meeting, and only holders of the Company's Common Stock of record at the close of business on that date are entitled to notice of and to vote at the Meeting. As of that date, there were 2,362,320 Shares of the Company's Common Stock outstanding and entitled to vote, held by approximately 350 holders of record. Each Share is entitled to one vote.

        The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Shares of the Company's Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. The affirmative vote of the holders of a majority of the outstanding Shares is required for approval and adoption of the Merger Agreement. As of the Record Date, Mr. Levy and Messrs. Halperin collectively held approximately 60.1% of the outstanding Common Stock. This voting interest will enable them to cast a sufficient number of votes to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder.

PROXIES

        The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Meeting. The proxy committee will vote all proxies in its possession which have not been revoked. Attendance at the Meeting will not, by itself, constitute revocation of a proxy. Any written notice revoking a proxy should be sent to Hilcoast Development Corp., 19146 Lyons Road, Boca Raton, Florida 33434, Attention: Secretary.

        All Shares represented at the Meeting by properly executed proxies received prior to or at the Meeting, unless previously revoked, will be voted at the Meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted FOR the approval and adoption of the Merger Agreement. The Company does not know of any matters, other than as described in the Notice of Special Meeting of Stockholders, which are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

        The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Special Meeting of Stockholders and the enclosed proxy is to be borne by the Company. The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

        No person is authorized to give any information or make any representation not contained in this Proxy Statement, and if given or made, such information or representation should not be relied upon as having been authorized.

                                SPECIAL FACTORS
BACKGROUND OF THE MERGER

        Prior to the Company's Board meeting at which Mr. Levy delivered his letter containing the Merger proposal, Mr. Levy informed Messrs. Halperin of his intention to make the Merger proposal and asked them if they would be interested in participating in the formation and ownership of Mergerco for the purpose of effecting the Merger. Messrs. Halperin informed Mr. Levy that they were interested in such a participation, whereupon Mr. Levy delivered his letter to the Board in a form that reflected his understanding with Messrs. Halperin.

        On August 9, 1996, at a regular meeting of the Company's Board of Directors, attended by H. Irwin Levy, Michael S. Rubin, Jack Jaiven, Joseph D. Weingard and Bernard R. Green, constituting all of the directors, the Board received a letter from Mr. Levy, the Company's Chairman of the Board, Chief Executive Officer and holder of approximately 35.3% of the Company's outstanding Shares, containing an unsolicited proposal on behalf of an acquisition corporation to be formed by Mr. Levy and Messrs. Halperin, holders of approximately 24.8% of the Company's outstanding Shares, contemplating the Merger, including the proposed Merger Consideration of $6.00 per Share. On August 12, 1996, the Company issued a press release to that effect.

        At the meeting held on August 9, 1996, the Board appointed Bernard R. Green to be the sole member of the Special Committee. Mr. Green is not an employee of the Company or an affiliate of Mergerco and holds less than 1% of the outstanding Common Stock of the Company. Mr. Green has been at all times the sole member of the Special Committee. For his services on the Special Committee, the Company has agreed to pay Mr. Green a fee of $100,000 upon the consummation of the Merger.

        On August 19, 1996, the Special Committee retained the law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. ("Greenberg Traurig") as its independent legal counsel and discussed with a member of Greenberg Traurig the Merger proposal and the role of the Special Committee. Greenberg Traurig has, from time to time, provided legal services to the Company, which, in the most recent several years, have consisted primarily of reviewing periodic reports, proxy statements and other documents filed with the Commission. The Special Committee also held a number of telephonic conferences with representatives of Greenberg Traurig concerning the terms of the Merger Agreement and the preparation of this Proxy Statement.

        During August 1996, the Special Committee considered several nationally recognized investment banking firms and interviewed two such firms for possible retention to act as financial advisor to the Special Committee and to furnish an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company's public stockholders in the Merger. On September 3, 1996, the Special Committee retained Patricof to act as its financial advisor (i) to furnish an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company's public stockholders in the proposed Merger, and (ii) to provide such additional assistance to the Special Committee as it may reasonably request (including advice with respect to alternatives available to the Company other than the Merger). On that day, the Special Committee also discussed with a representative of Patricof the work to be performed by Patricof with respect to its analyses of the Merger proposal. The engagement of

Patricof was based on Patricof's position as a nationally recognized investment banking firm and its experience in transactions of this type.

        From the time of its engagement until the delivery of its written opinion to the Special Committee and the Board, Patricof conducted a review of the business, operations and prospects of the Company and in connection therewith had a number of meetings, including telephonic meetings, with members of the Company's management and inspected certain of the Company's facilities.

        As part of its review of the proposed transaction, the Special Committee considered whether to solicit proposals from third parties which might be interested in acquiring the entire Company, including the interests of Mr. Levy and Messrs. Halperin. The Special Committee inquired whether Mr. Levy and Messrs. Halperin would be willing to sell their respective equity interests in the Company. Mr. Levy and Messrs. Halperin confirmed that they had no present intention of selling the Shares they beneficially own to any potential acquiror. Notwithstanding Mr. Levy's and Messrs. Halperin's present intent not to sell their Shares, Patricof performed a market check by transmitting letters to seven potential acquirors selected by Patricof soliciting indications of interest in acquiring all or any part of the Company. Three of such potential acquirors indicated that they were not interested, and Patricof has received no response from the others. In addition to the foregoing, neither the Company, the Board nor the Special Committee has received any offers from other parties to acquire the Company. The Special Committee, however, has been authorized to consider proposals from third parties, if any such proposals are made.

        At a telephonic meeting held on October 30, 1996, in which the Special Committee, representatives of Greenberg Traurig and representatives of Patricof participated, Patricof presented a preliminary analysis of the proposed Merger to the Special Committee and stated that it was prepared to render its opinion with respect to the fairness, from a financial point of view, of the Merger Consideration to be received by the Company's public stockholders in the proposed Merger. At that meeting, the Special Committee obtained clarifications from Patricof with respect to certain portions of its report. Such clarifications pertained generally to the methodologies utilized by Patricof in the preparation of its report and specifically to the market check performed by Patricof. The clarifications regarding the market check related primarily to the bases for Patricof's choice of companies to solicit for such check. Patricof responded that the companies contacted were those that, in Patricof's view, had the industry orientation and financial capacity to make an offer superior to the one put forth by Mr. Levy and Messrs. Halperin.

        Through October and November 1996, representatives of Greenberg Traurig and representatives of the law firm of Proskauer Rose Goetz & Mendelsohn, LLP ("Proskauer"), counsel to Mergerco, negotiated various terms of the Merger Agreement by telephonic conference. The initial drafts of the Merger Agreement contained provisions restricting the Board's right to negotiate on behalf of the Company with third parties with respect to alternative proposals to the Merger. However, at the Special Committee's insistence, the Merger Agreement was revised to remove such restrictions. In addition, at the Special Committee's insistence, the Merger Agreement was revised to provide that it would not be executed until Patricof delivered its written opinion that the consideration to be paid to the Company's public stockholders in the Merger is fair, from a financial point of view.

        Representatives of Greenberg Traurig and Proskauer also held discussions regarding the language of this Proxy Statement.

        In view of the engagement of legal counsel to the Special Committee and of Patricof as its independent financial advisor, the absence of any affiliation on the part of the member of the Special Committee with Mergerco and the negotiations by counsel to the Special Committee with counsel to Mergerco concerning the terms of the Merger Agreement (including provisions protecting the Company's stockholders, such as the right of the Board to negotiate with third parties), neither the Board of Directors nor the Special Committee considered it necessary to retain an unaffiliated representative to act on behalf of the Company's public stockholders for the purpose of negotiating the terms of the Merger Agreement.

        After reviewing Patricof's preliminary analysis and drafts of the Merger Agreement, and discussing the terms of the Merger with its financial advisor and legal counsel, following receipt of Patricof's oral fairness opinion, the Special Committee concluded that the proposed Merger was fair to and in the best interest of the public stockholders of the Company and recommended that the Board of Directors of the Company approve and adopt the Merger Agreement and that the Board of Directors recommend to the stockholders that they approve and adopt the Merger Agreement.

        On November 12, 1996, at a meeting of the Board of Directors, attended by all members of the Board and representatives of Patricof and Greenberg Traurig, Patricof presented its analysis of the proposed Merger to the Board of Directors and rendered its oral opinion that the $6.00 cash per Share constituting the Merger Consideration was fair to the Company's public stockholders from a financial point of view. After discussion regarding the Patricof report, the Special Committee made its recommendation regarding the Merger Agreement to the Board of Directors. After reviewing with representatives of Patricof the basis for its opinion, and reviewing and approving the terms and conditions of the proposed Merger Agreement, the Board (other than Mr. Levy, who abstained because of his interest in the Merger) unanimously approved the Merger Agreement, concluded that the Merger is fair to and in the best interest of the Company's public stockholders and recommended that the stockholders approve and adopt the Merger Agreement.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

        THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS (OTHER THAN MR. LEVY WHO ABSTAINED) HAVE UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND RECOMMENDED THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

        The Special Committee and the Board (other than Mr. Levy who abstained) have unanimously approved the Merger Agreement, concluded that the Merger is fair to and in the best interest of the public stockholders of the Company, and have recommended that the stockholders approve and adopt the Merger Agreement.

        The Special Committee, in making its recommendation to the Board, and the Board, in reaching its decision, considered a number of factors, including without limitation, the following:

                 (i) The opinion of Patricof regarding the fairness, from a financial point of view, of the Merger Consideration to the public stockholders of the Company and the written report and oral presentations regarding such report by Patricof to the Special Committee and the Board, including Patricof's comparative company and discounted cash flow analyses, its comparative transaction analysis, its consideration of breakup value and liquidation value and its market check. See "Opinion of Financial Advisor." The Special Committee expressly accepted the conclusion and analysis of Patricof. In its review of the analyses performed by Patricof, the Special Committee and the Board did not study each of the separate analyses individually but rather relied upon the summary and conclusions of Patricof that the analyses, taken as a whole, supported the conclusion that the Merger is fair to the Company's public stockholders from a financial point of view. Based on Patricof's expertise and experience in the evaluation of businesses in connection with transactions similar to the Merger and Patricof's explanations of its methodology and analyses, the Special Committee and the Board believed that Patricof's opinion as to the fairness of the Merger Consideration to be received by the public stockholders was well supported and sound. The Board and the Special Committee believed that the Patricof written report, oral presentations and opinion supported the Special Committee's and Board's fairness determination.

                 (ii) The premium by which the Merger Consideration of $6.00 per Share exceeds the high and low closing bid and ask prices ($4-5/8 and $4-7/8) of the Shares on the day prior to the Company's announcement of its receipt of the Merger proposal from Mr. Levy, the premium by which the Merger Consideration exceeds the highest price ($5.00) at which the Shares traded in the 52-week period preceding such announcement date, and the fact that the Merger Consideration is substantially in excess of the Company's book value per Share of $0.78 at July 31, 1996, or approximately 7.7 times such book value per Share.

                 (iii) The low level of trading of the Shares on the Nasdaq Small-Cap Market and the small number of stockholders of record (approximately 350 as of January 10, 1997). As a result, a stockholder who currently wants to sell his or her Shares may find it very difficult to do so. The Merger would provide each stockholder other than Mergerco with cash for his or her shares.

                 (iv) The Board's and Special Committee's assessment that Mr. Levy and Messrs. Halperin will be able to consummate the Merger in a timely fashion given the extent of their personal funds, the nature and sources of their financing commitments received with respect to the Merger and the conditions to the obligations of such institutions to fund such commitments.

                 (v) The adequacy of the information regarding the Company which the Special Committee and its financial and legal advisors had been provided. The members of the Board and the Special Committee have knowledge of and a familiarity with the business, financial condition, existing assets, results of operations and prospects of the Company, as well as the industry, the risks associated with achieving its projected operating results, and the impact on the Company of general economic and market conditions. Based on such knowledge and general knowledge about stock market values, the members of the Board and the Special Committee believed that the projections considered by Patricof (see "Certain Projections") were reasonable and supported the Board's and the Special Committee's fairness determination.

                 (vi) The establishment of the Special Committee to make an independent determination as to the fairness of the Merger and to negotiate the terms of the Merger Agreement with representatives of Mergerco, given the potential conflict of interest of Mr. Levy and certain other directors, supported the Board's and the Special Committee's determination of fairness.

                 (vii) The beneficial interest of the Company's principal stockholders, Mr. Levy and Messrs. Halperin, and their present intent not to sell their beneficial interests in the Company. Subsequent to the announcement of the transaction, no other offers to acquire the Company have been made, and no indications of interest in acquiring all or any part of the Company have been received by Patricof in response to its letters to seven potential acquirors soliciting such indications of interest. Given these factors, the Special Committee and the Board believed it was highly unlikely that a third party would offer to purchase only the Shares held by the public stockholders and that it was reasonable to conclude that a higher offer would not be received from a third party.

                 (viii) The opportunity stockholders have to seek appraisal of their Shares in accordance with Delaware law. While the Special Committee and Board believe the Merger is fair to the Company's public stockholders, the availability of dissenters' rights for stockholders who may disagree with this belief supported the decision of the Special Committee and the Board to recommend approval and adoption of the Merger Agreement.

        In view of the wide variety of factors considered in connection with their evaluations of the Merger Agreement, neither the Special Committee nor the Board found it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their respective determinations. As a general matter, the Company determined that each of the factors discussed in (i) through (viii) above were supportive of their conclusion that the Merger is fair to and in the best interest of the Company's public stockholders. In considering each such factor, the Special Committee and the Board specifically took note of the following points:

        With respect to the opinion of Patricof, the Special Committee and the Board considered the fact that Patricof reviewed the cash flow projections prepared by management with respect to the Company's build-out of Century Village and the cash flow and income projections prepared by management with respect to the recreational leases entered into by the owners of condominium apartments of Century Village with one of the Company's subsidiaries for the use of certain recreational facilities. See "Certain Projections." In addition, at the November 12, 1996 meeting of the Board, members of the Board asked representatives of Patricof to elaborate generally upon the methodologies set forth in its report and specifically upon the calculation of the weighted average cost of capital used in the discounted cash flow analysis. Members of the Board also asked representatives of Patricof to discuss the effect on its analysis of the fact that most of the companies used in the comparative company analysis were larger and generally more stable than the Company. In response, Patricof pointed out that while there was no correlation between the size of the comparative company and its multiple, such factor could, as a general proposition, be said to result in a more conservative determination of the fairness of the consideration to be paid to the Company's public stockholders.

        With respect to factors (ii) and (iii) above, although the Special Committee, the Board and Patricof took note of the market price of the Company's Common Stock, none of such persons relied exclusively upon the current or historical market prices of the Company's Common Stock in making its determination with respect to the fairness of the consideration to be received in the Merger, given the fact that the Common Stock has been and continues to be thinly traded. Rather, while Patricof conducted a comparative transaction analysis that considered the premium offered in the Merger, it based its determination primarily on its discounted cash flow analysis and comparative company analysis.

        With respect to factor (v) above, the Special Committee noted that the Company's relatively small market capitalization and the competition that the Company's new condominiums face from cheaper and more plentiful used condominiums not only present risks to the Company from an operational standpoint with respect to the Century Village project, but also have the effect of limiting the Company's opportunities for growth after the build-out of Century Village is complete.

        With respect to factors (vi) and (vii) above, the Special Committee considered the fact that even though the Merger may not be considered to be at "arm's-length" because Mr. Levy and Messrs. Halperin are both (x) affiliates of the Company and (y) parties to the Merger Agreement with different interests than the Company, the terms of the Merger Agreement were determined through arms'-length negotiations between the Special Committee and its legal and financial advisors, on the one hand, and representatives of Mergerco, on the other. Moreover, as a result of the Special Committee's insistence, the Merger Agreement provides that the Board has the right to negotiate on behalf of the Company with third parties with respect to alternatives to the Merger proposal. The fact that the Special Committee is free to negotiate with third parties, coupled with the absence of any indications of interest from potential acquirors contacted by Patricof in its market check or any other alternative proposals, was an important factor in its conclusion that it was reasonable to conclude that a higher offer would not be received from a third party. Furthermore, while the Special Committee and the Board recognize that the Merger is not structured to require the approval of a majority of the unaffiliated stockholders of the Company and that Mr. Levy and Messrs. Halperin have sufficient voting power to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder, the Special Committee and the Board believe that the Merger is fair to the Company's public stockholders in light of the market check performed by Patricof and the conclusions reached by Patricof pursuant to its analyses more particularly set forth under "Opinion of Financial Advisor."

       In conclusion, the Special Committee's arms'-length negotiations with Mergerco through counsel regarding the terms of the Merger Agreement, together with the absence of any third-party offers, the Company's financial condition, results of operations and prospects, and the Special Committee's and the Board's reliance on the analyses and opinion of Patricof were the principal factors upon which the Special Committee and the Board based their conclusion that the Merger and the Merger Consideration are fair to and in the best interests of the public stockholders of the Company. The Special Committee and the Board also believed that the possibility of realizing greater value for stockholders through an alternative transaction with a third party was, and continues to be, protected by the Special Committee's ongoing contractual power to negotiate with any third parties interested in pursuing an alternative transaction.

POSITION OF MR. LEVY AND MESSRS. HALPERIN REGARDING FAIRNESS OF THE MERGER

        Each of Mr. Levy and Messrs. Halperin has concluded that the Merger is fair to the Company's stockholders. In arriving at this conclusion, and in view of the fact that the Merger involves a transaction between the Company and certain of its affiliates and therefore may not be considered at arm's-length, each of Mr. Levy and Messrs. Halperin considered the following factors: (i) that the premium by which the Merger Consideration of $6.00 per Share exceeded the high and low closing bid and ask prices ($4-5/8 and $4-7/8) of the Shares on the trading day prior to the Company's announcement of its receipt of the Merger proposal from Mr. Levy, the premium by which the Merger Consideration exceeds the highest price ($5.00) at which the Shares traded in the 52-week period preceding such announcement day, and the fact that the Merger Consideration is substantially in excess of the Company's book value per Share of $0.78 at July 31, 1996, or approximately 7.7 times such book value per Share; (ii) the Merger Consideration to be paid to stockholders (other than Mergerco and stockholders who perfect their statutory appraisal rights under Delaware law) and other steps taken to insure fairness, such as the appointment of the Special Committee and the terms and conditions of the Merger Agreement which resulted from active negotiations between Mergerco and the Special Committee and their respective counsel; (iii) that the Special Committee and the Board approved the Merger Agreement after the Special Committee had consulted extensively with independent legal and financial advisors; (iv) that neither Mr. Levy nor Messrs. Halperin, the Company's principal stockholders, has any present intention of selling their respective Shares, thereby decreasing the likelihood of a sale of the Company to a third party; (v) that subsequent to the announcement of the transaction, no other offers to acquire the Company have been made and that no indications of interest in acquiring all or any part of the Company have been received by Patricof in response to its letters to seven potential acquirors soliciting such indications of interest; (vi) that the Special Committee at the time it approved the Merger Agreement had received and reviewed the opinion of Patricof to the effect that as of the date of such opinion the Merger Consideration to be received by the Company's public stockholders is fair from a financial point of view; and (vii) that stockholders have the opportunity to demand appraisal of their Shares in accordance with Delaware law.

        In connection with Mr. Levy and Messrs. Halperin's establishment of the price they were willing to offer to acquire the Company, Mr. Levy informally considered the market price of the Company's Shares, the Company's business prospects, revenues and expenses, and the period of time over which such revenues are projected to be realized. See "Certain Projections." Based on such values, Mr. Levy determined the amount of the Merger Consideration to be fair to the Company's public stockholders. Although Mr. Levy and Messrs. Halperin took note of the market price of the Company's Common Stock, none of such persons relied exclusively upon the current or historical market prices of the Company's Common Stock in making its determination with respect to the fairness of the consideration to be received in the Merger, given the fact that the Common Stock has been and continues to be thinly traded.

        Furthermore, while Mr. Levy and Messrs. Halperin recognize that the Merger is not structured to require the approval of a majority of the unaffiliated stockholders of the Company and that they have sufficient voting power to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder, Mr. Levy and Messrs. Halperin believe that the Merger is fair to the Company's public stockholders in light of the market check performed by Patricof and the conclusions reached by Patricof pursuant to its analyses more particularly set forth under "Opinion of Financial Advisor."

        In view of the wide variety of factors considered in connection with their respective evaluations of the Merger, none of Mr. Levy or Messrs. Halperin found it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their respective determinations. Mr. Levy and Messrs. Halperin recognized that their interests in the Merger are not the same as the interests of the other holders of Common Stock in the Merger. See "Interest of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

        Patricof has acted as the sole financial advisor to the Special Committee in connection with the Merger and has assisted the Special Committee in its examination of the fairness, from a financial point of view, to the public stockholders of the Company of the consideration to be received by them in the Merger. As used herein and in the opinion of Patricof, the term "public stockholders" means all stockholders other than Mr. Levy and Messrs. Halperin, or persons or affiliates of such persons joining with Mr. Levy or Messrs. Halperin for purposes of completing the Merger.

        On October 30, 1996, Patricof indicated to the Special Committee that it was prepared to render its opinion as to the fairness of the Merger Consideration to the Company's public stockholders from a financial point of view, subject to Patricof's review of revised drafts of the Merger Agreement and this

Proxy Statement. On November 12, 1996, Patricof delivered its oral opinion to the Special Committee and the Board of Directors to the effect that, as of the date of such opinion, the $6.00 per Share cash consideration to be received in the Merger is fair to the public stockholders of the Company from a financial point of view. The full text of such opinion, which sets forth the assumptions made, procedures followed, matters considered and scope of review by Patricof in rendering its opinion, is attached as Exhibit B to this Proxy Statement and is incorporated herein by reference. Stockholders are urged to read the Patricof opinion in its entirety. In addition, a copy of the written report presented by Patricof to the Special Committee was filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3") under the Exchange Act filed by the Company, Mergerco, Mr. Levy and Messrs. Halperin, with the Commission with respect to the transactions described in this Proxy Statement. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, in the manner specified in "Available Information." The summary set forth below does not purport to be a complete description of such materials or presentations by Patricof.

        In arriving at its opinion, Patricof (i) interviewed members of the Company's management and others; (ii) inspected certain of the Company's facilities; (iii) reviewed a variety of documents, including without limitation, the Merger Agreement, this Proxy Statement, recent years' public filings by the Company with the Commission, certain Company specific documents, including stock option agreements, severance agreements, internal financial statements and projections (see "Certain Projections"), a Century Village Offering Circular, minutes of meetings of the Company's Board of Directors, and data relating to certain litigation to which the Company is a party; (iv) reviewed data on certain market and industry specific economic factors; (v) reviewed publicly available financial information of the Company for recent years and interim periods to date; (vi) compared certain financial and securities trading data of the Company with certain other publicly traded companies deemed comparable; (vii) reviewed historical market prices and trading volumes of the Company's Shares; (viii) performed discounted cash flow analyses; (ix) reviewed prices and premiums offered in other similar transactions; (x) considered the Company's existing and prospective operations; and (xi) conducted such other financial studies, analyses and investigations as Patricof deemed appropriate for purposes of its opinion. In addition, Patricof relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished to it by the Company or Mergerco. Patricof further assumed that financial projections examined by Patricof were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management as to the future performance of the Company. Patricof also performed a market check by transmitting letters to seven potential acquirors selected by Patricof soliciting indications of interest in acquiring all or any part of the Company. Patricof received no such indications of interest. In rendering its opinion, Patricof did not make or obtain appraisals of the Company's assets or liabilities (contingent or otherwise). In addition, in accordance with the Special Committee's instructions regarding Patricof's review of the Merger, Patricof did not advise the Special Committee with respect to alternatives to the Merger, other than the market check described herein. No other limitations were imposed by the Special Committee or the Board upon Patricof with respect to the investigations made or procedures followed by Patricof in rendering its opinion.

        Patricof employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion it has reached. Each analytical technique has inherent strengths and limitations, and the nature of the available information may further affect the value of particular techniques. Its conclusion is based on all the analyses and factors it considered taken as a whole and also on application of its experience. Such conclusions often involve significant elements of judgment and qualitative as well as quantitative analysis. Hence, it expresses no opinion as to the probative force standing alone, of any one or more parts of the material that follows. Its only opinion is the formal written opinion that it has expressed as to the fairness from a financial point of view of the consideration being paid in the transaction. Its opinion, analyses and all conclusions drawn from such analyses are necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date thereof, and on information available to it as of the date thereof.

        In delivering its opinion and making its presentations to the Special Committee and the Board of Directors on October 30, and November 12, 1996, Patricof considered and presented the financial and comparative analyses of various indicators of value of the Company set forth below. The financial and comparative analyses set forth below, including the ranges of share values implied by such analyses, were based in part upon projections prepared by the Company. See "Certain Projections."

                 Patricof's financial analyses employed the following three types of approaches: (i) a comparative company analysis, (ii) a discounted cash flow analysis, and (iii) a comparative transaction analysis. In arriving at its conclusion, Patricof considered, and to some degree utilized, all of the analyses described below. However, given the relatively short period of time before the anticipated completion of the Company's Century Village build-out (approximately two years), and the absence of any direct recreation lease comparative companies, Patricof viewed the comparative company analysis as less probative of value than the discounted cash flow analysis or the comparative transaction analysis. Patricof considered but rejected use of break-up or liquidation value analyses. Finally, Patricof performed a limited market check as described below.

                 COMPARATIVE COMPANY ANALYSIS. In the comparative company analysis, Patricof compared the Company's financial performance against that of an array of publicly traded companies usable for comparative purposes, each of whose primary operations involved home building of single family units including condominiums and whose primary operations were in Florida. The companies chosen for comparative purposes were Engle Homes, Inc., Lennar Corporation, Oriole Homes Corp., and US Home Corporation. In comparing the Company's financial performance over the most recent three years and the most recent twelve month ("LTM") period against that of the comparatives, Patricof observed that: (i) the Company was much smaller than the median of the comparatives in, among other elements, revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"); (ii) the Company had experienced high levels of growth in revenue, EBITDA, EBIT and pre-tax income versus the median over the most recent three years but had recorded substantially lower growth in the LTM period;
(iii) the Company had stronger EBITDA and EBIT margins versus the median but lower pre-tax and net income margins; and (iv) the Company had lower returns on assets and equity and was more leveraged than the median of the comparatives.

                 From the observations of the Company's financial performance described above, Patricof concluded that the Company should be priced at a discount of 5% to the median multiple of the comparatives. Patricof then applied multiples reflecting this discount to the Company's LTM revenues, (0.9x), 3 year average revenues, (1.0x), LTM EBITDA, (8.0x), three year average EBITDA (8.9x), LTM

EBIT (8.8x) and three year average EBIT (10.1x), to arrive at a range of per share values from $1.46 to $5.99 before assuming the exercise of outstanding options to purchase the Company's Common Stock (see "The Merger Agreement - Stock Options") and from $1.38 to $5.67 after assuming such exercise.

                 DISCOUNTED CASH FLOW ANALYSIS. Patricof employed two separate discounted cash flow analyses, in each instance discounting the Company's projected cumulative cash flows to a present value and adding a sum, based on the perpetuity method representing the terminal or residual value of the cash flows, to give recognition to the Company's continuing business (principally the Century Village recreation lease described under "Certain Projections") in the years following the discounting period. Using this analysis as a basis, Patricof performed two separate discounted cash flow analyses. Both analyses assumed the same Century Village build-out and recreation lease cash flow projections. However, the less optimistic analysis (the "A" case) projected no incremental value (net of debt or other expenses) (i) from the sale of Glen Abbey, (ii) from the sale of the Company's Boca Raton Century Village administration building; (iii) from the sale of certain commercial buildings at Century Village; (iv) from the sale of two small tracts of land at Century Village; (v) from the cash flows of certain small ancillary businesses at Century Village; and (vi) from possible proceeds of certain litigation in which the Company is a plaintiff. The more optimistic case (the "B" case) assumed positive values for all of the items enumerated above. Patricof discounted the "A" case at a rate of 12.8% and the "B" case at a rate of 13.3% (to give recognition in the "B" case to the risk of not generating the increased cash flows described therein). The result of these analyses were per Share values of $5.75 and $6.04 for the "A" case and "B" case, respectively, before considering the value resulting from exercise of the stock options mentioned above, and $5.44 and $5.72 per Share, respectively, assuming such exercise.
The Company's projections included under "Certain Projections" did not give effect to the incremental values associated with the "B" case because of management's inability to estimate related cash flows with any degree of certainty as to either amount or timing.

        COMPARATIVE TRANSACTION ANALYSIS. Patricof performed two varieties of comparative transaction analyses. In one, Patricof analyzed the LTM EBITDA multiple and control premium (the premium in excess of the target's stock price 30 days before the announcement of the transaction) paid in certain transactions in 1995 and 1996 involving real estate oriented companies. The median LTM EBITDA multiple and median control premium paid in such transactions were 9.7x and 23.2%, respectively, compared with 9.5x and 29.7% in the Merger.

        In its second form of comparative transactions analysis, Patricof reviewed premiums over unaffected stock prices paid in two types of "going private" transactions which took place during the years 1990 through 1996. One of these, was an "all transactions" array during the years 1995 - 1996 (through the date of Patricof's report). A second array, from 1990 - 1996 (through the date of Patricof's report), involved management's participation in the transaction. Patricof observed that in the case of both the "all transactions" group and the "management participation" group, the most frequent range of control premiums in going private transactions was 20% to 40%, although the medians were 36.1% and 38.5% for the "all transaction" and the "management participation" group, respectively.

        BREAK-UP AND LIQUIDATION ANALYSES. Patricof considered, but rejected use of break-up or liquidation value analyses. The break-up approach was rejected because, after the Company's Century Village build-out is complete, there will be no material asset that can be broken up other than the Company's recreation leases (see "Certain Projections"), whose value is included in the discounted cash flow analysis. The liquidation value analysis was rejected because there is no evidence that individual Company assets such as property, plant and equipment have any material value.

        MARKET CHECK. As part of its analysis, Patricof performed a market check by contacting a group of companies that, in Patricof's view, had the industry orientation and financial capacity to make an offer superior to the one put forth by Mr. Levy and Messrs. Halperin. Patricof contacted a total of seven companies: Engle Homes, Inc., Hovnanian Enterprises, Inc., Lennar Corporation, Pulte Corp., Ryland Group, Inc., Starrett Corp. and US Home Corporation. Patricof sent identical letters to the chief executive officer or chief operating officer of each such company inviting a superior offer accompanied by the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1995, the Company's 1995 Annual Report to Stockholders, the Company's Proxy Statement with respect to its Annual Meeting of Stockholders held on December 18, 1995, the Company's Quarterly Report on Form 10-Q for the fiscal period ending April 30, 1996 and a Company press release announcing the Merger. The mailing was succeeded by two follow-up telephone calls from Patricof to the addressees of the letters. Specific declinations of interest were received from three of the companies solicited, and four failed to respond either to the letters or the phone calls. Thus, no offers from the companies solicited were received by Patricof

        OTHER. Patricof, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. The Special Committee selected Patricof to act as its financial advisor in connection with the Merger on the basis of Patricof's national reputation as an investment banking firm and its experience in transactions of this type.

        In connection with its financial advisory services and the delivery of its opinion, Patricof received a fee of $100,000, which fee was not contingent upon a favorable opinion. Of such fee, $25,000 was payable on the delivery of its preliminary opinion, and $25,000 was payable on the delivery of its written opinion. In addition, the Company has agreed to reimburse Patricof for its reasonable out-of-pocket expenses incurred during its engagement and to indemnify Patricof and certain related persons and hold them harmless against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its rendering of services under its engagement.

        In July 1994, Patricof was retained by Mr. Levy in connection with finding a strategic investor in CV Reit (as hereinafter defined) or other alternatives involving a third-party purchase of equity in CV Reit. Mr. Levy was formerly the chairman of the board of CV Reit and is currently a principal stockholder. See "Information Concerning Mr. Levy." CV Reit has agreed to pay Patricof a fee of $150,000 in connection with such engagement. No such transaction has been consummated yet, and Patricof has been reimbursed for its costs and expenses incurred but has been paid no portion of such fee. Other than as described in this paragraph, no material relationship between Patricof and the Company, or, to the Company's knowledge, its affiliates, has existed in the past five years, and no such relationship is mutually understood to be contemplated.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the recommendation of the Board with respect to the Merger, stockholders should be aware that certain members of the Board and of the Company's management have interests that may present them with actual or potential conflicts of interest.

        Mr. Levy, the Chairman of the Board and Chief Executive Officer of the Company, is the organizer of Mergerco and immediately prior to the Effective Time will acquire approximately 58.8% of the equity of Mergerco. Mr. Levy beneficially owns 834,637 Shares of the Company's Common Stock (approximately 35.3% of the outstanding Shares). Immediately prior to the Effective Time, Messrs. Halperin will collectively acquire approximately 41.2% of the equity of Mergerco. Together, Messrs. Halperin own 585,032 Shares of the Company's Common Stock (approximately 24.8% of the outstanding Shares). Following the Effective Time of the Merger, Mr. Levy will own 58.8% of the outstanding common stock of the Surviving Corporation, and Messrs. Halperin will collectively own 41.2%. Such ownership will arise from the conversion, upon the consummation of the Merger, of all of the shares of common stock of Mergerco into all of the common stock of the Surviving Corporation. Mr. Levy and Messrs. Halperin intend to enter into a stockholders agreement in connection with their ownership of the capital stock of the Surviving Corporation. Immediately prior to the Merger, Mr. Levy and Messrs. Halperin will transfer all of their respective Shares to Mergerco.

        With the exception of Mr. Levy who will serve as president, none of the current officers of the Company will be the initial officers of the Surviving Corporation, and, other than Mr. Levy, none of the current directors of the Company will be the initial directors of the Surviving Corporation. See "The Merger Agreement - Directors and Officers of the Company Following the Merger; Certificate of Incorporation."

        All executive officers and directors of the Company as a group currently own 1,087,548 Shares (including Shares issuable upon exercise of currently exercisable stock options), which amount constitutes 41.8% of the outstanding Shares. Upon consummation of the Merger, the following directors and officers will be entitled to the payments indicated in respect of the Shares they own and options currently exercisable by them to purchase Shares:


                                                                                              TOTAL MERGER
                                                                                           CONSIDERATION TO BE
                                 NUMBER OF SHARES            NUMBER OF SHARES SUBJECT    RECEIVED WITH RESPECT TO
           NAME                 OWNED OF RECORD(1)                 TO OPTIONS(2)           SHARES AND OPTIONS
----------------------          ------------------           ------------------------    ------------------------
Michael S. Rubin                            0                       85,000                    $295,000
Jack Jaiven                               407                       85,000                    $297,442
Michael Rich                           11,147                       45,000                    $211,782
James A. Geddes                             0                       40,000                    $122,400
Bernard Green                           1,256                       10,000                    $ 52,536
Harold Cohen                              102                       10,000                    $ 45,612
Antoinette Gleeson                          0                        5,000                    $ 22,500

--------------------------
(1) Does not include Shares which such person has the right to acquire pursuant to options.

(2) The Merger Agreement provides for payments with respect to all Shares subject to options, whether or not currently exercisable. See "The Merger Agreement - Stock Options."

        The foregoing options constitute all outstanding options to purchase the Company's Shares, whether or not currently exercisable, other than options to purchase 35,000 Shares held by a former employee. Mergerco has agreed in the Merger Agreement to cause the Surviving Corporation to provide and maintain directors' and officers' liability insurance and to indemnify the current directors and officers of the Company subsequent to the Merger. See "The Merger Agreement-Indemnification and Insurance."

MERGERCO'S REASONS FOR THE MERGER

        Mr. Levy and Messrs. Halperin believe that this is an appropriate time for the Company to consider the Merger because its primary business is expected to be concluded in less than two years. Therefore, the Company is at a crossroads and has to determine its future course, which could include considering whether it is economically feasible to commence a new Century Village community, whether to start or acquire a different project or business, whether to pursue some other course or liquidate. Mr. Levy and Messrs. Halperin believe that the Company's continuing business, which, after the completion of the Century Village project, will consist principally of receipt of the cash flow from the Century Village recreation lease described under "Certain Projections," would be an attractive investment for them if the unaffiliated stockholders' interests in the Company can be obtained for the Merger Consideration.

        In addition to the foregoing, neither the Company nor Mr. Levy and Messrs. Halperin believes that the Company's publicly held status provides any particular advantage that is not outweighed by the additional costs and administrative burdens associated with public ownership. If the Company were privately owned, the Company could reduce its legal and accounting expenses, a substantial portion of which are incurred in connection with the federal securities reporting requirements to which publicly held companies are subject, and could eliminate costs associated with stockholder public relations, solicitations of proxies and publication of annual reports to stockholders, as well as transfer agent and other costs. The Company estimates that out-of-pocket costs associated with public ownership were approximately $100,000 for the fiscal year ended July 31, 1996, in addition to a substantial expenditure of management time.

        Mr. Levy and Messrs. Halperin also believe the modest trading volume of the Company's Common Stock in recent years reflects a lack of investor interest in the stock. These factors inhibit the Company's access to the secondary markets to raise capital and also limit the potential for stock appreciation. Under these circumstances, Mr. Levy and Messrs. Halperin believe the Company's stockholders should have the opportunity to convert their equity investment into cash at a fair price.

        Mr. Levy and Messrs. Halperin did not propose to the Company any other transactions as alternatives to the Merger, and the Company did not consider any alternatives, other than the market check performed by Patricof. In addition, the purpose of the Company, Mergerco, Mr. Levy and Messrs. Halperin in proceeding with the Merger is for Mr. Levy and Messrs. Halperin to acquire the entire equity interest of the Company in a transaction providing fair value to the unaffiliated stockholders. In order to provide a prompt and orderly transfer of ownership of the minority interest in the Company from the unaffiliated stockholders to Mr. Levy and Messrs. Halperin (in compliance with relevant financial, legal and tax considerations), the acquisition was structured as a merger.

PLANS FOR THE COMPANY AFTER THE MERGER

        Mr. Levy and Messrs. Halperin expect that the business and operations of the Surviving Corporation will be continued by them substantially as they are currently being conducted by the Company and its subsidiaries. Mr. Levy and Messrs. Halperin do not currently intend to dispose of any assets of the Surviving Corporation, other than in the ordinary course of business. It is anticipated, however, that Mr. Levy and Messrs. Halperin will from time to time evaluate and review their businesses, operations and properties and make such changes as are deemed appropriate.

        Except as described in this Proxy Statement, none of Mr. Levy, Messrs. Halperin or the Company has any present plans or proposals involving the Company or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, or liquidation, or a sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in the Company's corporate structure or business. However,

Mr. Levy and Messrs. Halperin will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interest of the Surviving Corporation and its stockholders.

CERTAIN EFFECTS OF THE MERGER

        If the Merger is consummated, the Company's public stockholders will no longer have any interest in, and will not be stockholders of, the Company and, therefore, will not participate in its future potential earnings and growth and will not be subject to the risks associated with an investment in the Company. Instead, each such stockholder will have the right to receive upon consummation of the Merger $6.00 in cash for each Share held (other than Shares held by Mergerco, any of its subsidiaries or stockholders who perfect their statutory appraisal rights under Delaware law) whether or not the Company's future earnings meet the projections on which the determination of the fairness of the price was based.
        Conversely, if the Merger is consummated, Mr. Levy and Messrs. Halperin will realize all of the Company's profits and losses, as well as any future deterioration or improvement in the Company's earnings. Moreover, the transaction will eliminate potential conflicts of interest between Mr. Levy and the public stockholders of the Company. The Company's business may present opportunities or growth in earnings in the future, and, if any such opportunities or growth are realized, the value of such an equity investment could be greater than the original cost thereof. However, even if such opportunities or growth are not realized, Mr. Levy and Messrs. Halperin may earn an improved return on their investment.

        As a result of the Merger, the registration of the Shares under the Exchange Act will be terminated. In addition, because the Shares would no longer be publicly held, the Company would be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors, and stockholders owning more than 10% of the outstanding shares would be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, the Company will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. The Company will also be de-listed from Nasdaq.

        If the Merger Agreement is not adopted by the required vote of the Company's stockholders, or the Merger is not consummated for any other reason, the Board of Directors expects that the Company's current management will continue to operate the Company's business substantially as presently operated. No other alternatives are presently being considered.

        The payments to the Company's stockholders pursuant to the Merger may be subject to review under state or federal fraudulent transfer or fraudulent conveyance laws. Under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of the Company, such as a trustee in a bankruptcy or the Surviving Corporation as debtor-in-possession, were to find that, at the Effective Time or at the time the Surviving Corporation distributed the Merger Consideration to the holders of Shares, the Company or the Surviving Corporation: (a) made such payment with fraudulent intent, or (b) received less than a reasonably equivalent value or consideration in exchange for the Merger Consideration and (i) was insolvent,
(ii) was rendered insolvent by reason of such transactions or distributions,
(iii) was engaged in a business, transaction or distribution for which the assets remaining with the Surviving Corporation constituted unreasonably small capital, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could (w) find that the Merger, the Merger Consideration and the financing thereof constituted fraudulent transfers or conveyances; (x) void the Merger and require that the Surviving Corporation return the assets of the Company to a fund for the benefit of the Company's creditors (including, under certain circumstances, bank lenders and other holders of debt of the Surviving Corporation); (y) void the distribution of the Merger Consideration to holders of Shares and require that such holders return the same (or equivalent amounts) to the Surviving Corporation or a fund for the benefit of its creditors (including, under certain circumstances, bank lenders and other holders of debt of the Surviving Corporation.); and (z) void or modify the rights and obligations relating to the financing of the Merger.

        The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, the Surviving Corporation would be considered insolvent if the sum of the Surviving Corporation's debts is greater than all of the Surviving Corporation's property at a fair valuation, or if the present fair salable value of the Surviving Corporation's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. No assurance can be given as to what method a court would use in order to determine whether the Surviving Corporation was "insolvent" at the Effective Time or that, regardless of the method of valuation, a court would not determine that the Surviving Corporation was insolvent at the Effective Time. The avoidance of the distribution of Merger Consideration to the holders of the Shares as described above could result in such holders being required to return all or a portion of the Merger Consideration, thereby losing some or the entire value of their equity investment in the Company.

        Management of the Company believe that the payments to be made in connection with the Merger will be made for proper purposes and in good faith and that, based on its present projections and other financial information, the Company is not insolvent and, after giving effect to the Merger and the transactions contemplated thereby, the Surviving Corporation will not (i) be insolvent or rendered insolvent thereby, (ii) be engaged or be about to be engaged in a business or transaction for which its remaining unencumbered assets constitute unreasonably small capital or (iii) incur debts beyond its ability to pay as they mature. See "Certain Projections." In reaching such a conclusion, management have relied upon various cash flow estimates which necessarily involve a number of assumptions, including assumptions as to the nature and amount of contingent liabilities and sales and earnings growth and choices of methodology. However, no assurance can be given that the assumption and methodologies chosen by management would be adopted by a court, or that a court would concur as to the solvency of the Company or the Surviving Corporation.

        See "Federal Income Tax Consequences of the Merger to the Company's Stockholders" for an explanation of the tax consequences of the Merger to certain stockholders.

        The Company believes that the Merger will constitute a redemption, giving rise to no gain, loss or other income to the Company, for Federal income tax purposes. The Company will be entitled to deduct amounts it pays in cancellation of outstanding options to purchase the Company's Common Stock.

                              THE MERGER AGREEMENT

        The following is a summary of certain provisions of the Merger Agreement, a conformed copy of which is attached hereto as Exhibit A and incorporated by reference herein. Such summary is qualified in its entirety by reference to the text of the Merger Agreement.

THE MERGER

        The Merger Agreement provides that, subject to approval of the Merger Agreement by the holders of a majority of the outstanding Shares, the exercise of rights to appraisal under the Delaware General Corporation Law by holders of no more than 5% of the outstanding Common Stock and satisfaction or waiver of certain other conditions, a duly executed copy of the related Certificate of Merger will be filed with the Secretary of State of the State of Delaware.
Upon such filing, Mergerco will be merged with and into the Company, the separate corporate existence of Mergerco will cease, and the Company will continue, under its name, as the Surviving Corporation. As of the Record Date, Mr. Levy and Messrs. Halperin collectively held 60.1% of the outstanding Common Stock. This voting interest will enable them to cast a sufficient number of votes to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder.

        Upon the Effective Time, each Share (other than Shares held by Mergerco or any subsidiary of Mergerco or held in the treasury of the Company and other than Shares held by stockholders who perfect their statutory appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive $6.00 in cash, without interest, will no longer be outstanding and will be cancelled. Each share of common stock of Mergerco issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

        Holders of Shares who do not vote to approve and adopt the Merger Agreement and who otherwise strictly comply with the provisions of Delaware law regarding statutory appraisal rights have the right to seek a determination of the fair value of their Shares and payment in cash therefor in lieu of the Merger Consideration. See "Rights of Dissenting Stockholders."

EFFECTIVE TIME

        The Merger will become effective at the date and time of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, which is anticipated to be as soon as practicable after the Meeting. Such filing will be made, however, only upon satisfaction or waiver of the conditions contained in the Merger Agreement and provided that no party has exercised any right of termination under the Merger Agreement.

PAYMENT FOR SHARES

        Prior to the Effective Time, Mergerco will designate the Paying Agent. Promptly after the Effective Time, the Paying Agent will mail or make available to each stockholder a notice and letter of transmittal containing instructions for surrendering certificates representing Shares of Common Stock ("Certificates") in exchange for payment thereof. No stockholder should surrender any Certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon receipt of any such Certificates together with a duly executed letter of transmittal and other requested documents, the Paying Agent will mail a check, in an amount equal to $6.00 per each Share represented by such Certificates, to the registered owner or, subject to certain conditions more fully described below, his or her transferee.

        Each Certificate which, prior to the Effective Time, represented outstanding Shares (other than Shares held by Mergerco or any subsidiary of Mergerco and stockholders who perfect their statutory appraisal rights under Delaware law), will, after such time, evidence only the right to receive the Merger Consideration into which the Shares represented thereby shall have been converted. No interest will be paid or accrued on the amounts payable upon the surrender of any such Certificate.

        If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or will establish to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

THE EXCHANGE FUND

        Immediately prior to or at the Effective Time, Mergerco will deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the Company's stockholders (other than Mergerco or any subsidiary of Mergerco and stockholders who perfect their statutory appraisal rights under Delaware law), the aggregate Merger Consideration to which such holders of Shares will be entitled at the Effective Time.

        Promptly following the date that is four months after the Effective Time, the Paying Agent will return to the Surviving Corporation all unpaid Merger Consideration, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration.

CONDITIONS, REPRESENTATIONS AND COVENANTS

        The respective obligations of Mergerco, on the one hand, and the Company, on the other, to consummate the Merger are subject to the following conditions, among others: (i) the approval and adoption of the Merger Agreement by the affirmative vote of the holders of outstanding Shares required by and in accordance with applicable law; (ii) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority against Mergerco or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal; and (iii) Patricof's opinion shall have been confirmed in writing as of the Effective Time. The obligations of Mergerco to effect the Merger are subject to the following additional conditions: (i) there shall have occurred no material adverse change in the business or financial condition of the Company or its subsidiaries since the date of the Merger Agreement; (ii) all the covenants in the Merger Agreement to be complied with or performed by the Company at or before the closing of the Merger shall have been complied with and performed and the representations and warranties made by the Company in the Merger Agreement shall be true and correct in all material respects as of the closing of the Merger as if made on and as of the closing; and (iii) the holders of Shares representing more than 5% of the total number of Shares outstanding as of the Record Date shall not have exercised rights to appraisal pursuant to Section 262. The obligations of the Company to effect the Merger are also subject to the additional condition that all the covenants in the Merger Agreement to be complied with or performed by Mergerco shall have been complied with and performed and the representations and warranties of Mergerco shall be true and correct in all material respects as of the closing as if made on and as of the closing.

        The Merger Agreement contains various customary representations and warranties of Mergerco and the Company. The representations of Mergerco relate to due organization, stockholders, corporate authorization, consents and approvals, absence of breach, financing, interim operations, litigation, and absence of brokers. The representations of the Company relate to due organization, capitalization, corporate authorization, absence of certain changes, filing of Exchange Act reports with the Commission, consents and approvals, absence of breach, employee benefit matters, litigation, tax matters, compliance with law, Delaware law relating to takeovers, stockholder approval, the opinion of Patricof and the absence of brokers.

        The Company has agreed to conduct its business in the ordinary and usual course prior to the Effective Time. In this regard, the Company has agreed that it will not, without the prior written consent of Mergerco, engage in certain types of transactions, including, among other things, the issuance of Shares. In addition, Mergerco and the Company have made further agreements regarding the Board's recommendation; access to the Company's records; reasonable efforts to fulfill the conditions to the other party's obligation to consummate the Merger; indemnification of the Company's officers and directors; directors' and officers' liability insurance; state takeover statutes; preparation and filing of this Proxy Statement and the Schedule 13E-3 with the Commission; notices in connection with the Merger; fees and expenses; and public announcements. In addition, the Company may not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Mergerco the approval or recommendation by the Board of the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Acquisition Proposal (as defined below), or (iii) cause the Company to enter into any agreement with respect to an Acquisition Proposal, unless such action relates to an Acquisition Proposal that is more favorable to the stockholders of the Company than the Merger and the Board determines, in good faith, after consultation with, and based upon the advice of, independent legal counsel, that such action is necessary for the Board to comply with its fiduciary duties to the Company's stockholders under applicable law. The term "Acquisition Proposal" means any inquiry, offer or proposal regarding (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions, (iii) any tender offer or exchange offer for 20 percent or more of the outstanding Shares of the Company or the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in connection therewith, or (iv) any public announcement or a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

STOCK OPTIONS

        Promptly after the Effective Time, Mergerco shall pay each holder of then outstanding options to purchase Shares, whether or not then exercisable (the "Options"), which have been granted under the Company's Plans, a cash payment in settlement of the Options (subject to any withholding taxes) in an amount equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option, multiplied by the number of shares subject to such Option (the "Option Consideration"). Upon receipt of the Option Consideration, the relevant Option shall be cancelled. No payment will be made by the Company in respect of any Option having an exercise price equal to or greater than the Merger Consideration. At the Effective Time, any such Option that the holder thereof has not consented to cancellation will be converted into, and shall only represent the right to receive, the Option Consideration.

        Prior to the Effective Time, the Company shall use all reasonable efforts to obtain all necessary consents or releases from holders of Options under the Plans and take all other action necessary to give effect to the transactions described above. Except as otherwise agreed by the parties, both Plans shall terminate as of the Effective Time, and the Company shall take all reasonable action to ensure that, after the Effective Time, no person shall have any right under any Plan (or any Option granted under any Plan) or other plan, program or arrangement with respect to equity securities of the Company, the Surviving Corporation or any direct or indirect subsidiary or either. Without the prior written consent of Mergerco, the Company will not make any additional grants of stock options, stock bonuses or stock awards under any of such plans prior to the Effective Time.

DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER; CERTIFICATE OF INCORPORATION

        The Merger Agreement provides that Mr. Levy, his son, Mark Levy, his daughter, Lynn Peseckis, Maurice A. Halperin and Barry S. Halperin will serve as the five initial directors of the Surviving Corporation. In addition, the Merger Agreement provides that the initial officers of the Surviving
Corporation will consist of Mr. Levy - President, Mark Levy - Secretary and Barry S. Halperin - Senior Vice President. Such initial directors and officers will serve until their respective successors are duly elected and qualified.
See "Special Factors - Interests of Certain Persons in the Merger." Mr. Levy and Messrs. Halperin intend that the personnel currently managing the day-to-day operations of the Company will continue in their respective positions with the Surviving Corporation.

        The Certificate of Incorporation of Mergerco will be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended, except that Section 1 of Mergerco's Certificate of Incorporation will be amended to provide that the name of the Surviving Corporation will be "Hilcoast Development Corp."

FEES AND EXPENSES

        Whether or not the Merger is consummated and except as otherwise provided in the following sentence, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring the expense. The Company will pay Mergerco a fee in immediately available funds equal to $200,000 upon the termination of the Merger Agreement (i) by Mergerco if the Company's Board of Directors withdraws, modifies or changes its recommendation or approval in respect of the Merger

Agreement or the Merger in a manner adverse to Mergerco or the Board approves or recommends any proposal other than by Mergerco in respect of an Acquisition Proposal or (ii) by the Company in order to enter into an agreement in respect of an Acquisition Proposal. See "-Conditions, Representations and Covenants."

TERMINATION; AMENDMENTS

        The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of the Special Committee and the respective Boards of Directors of Mergerco and the Company, or by either of the Company or Mergerco if (i) the Merger has not been consummated by March 31, 1997, (ii) any court of competent jurisdiction shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Merger, provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling or (iii) if the opinion of Patricof as to the fairness of the Merger to the Company's stockholders from a financial point of view is withdrawn or modified. The Merger Agreement may also be terminated at any time prior to the Effective Time by the Company if (i) to allow the Company to enter into an agreement in respect of an Acquisition Proposal, assuming the Company's Board of Directors has not breached its covenant against withdrawing or modifying, or proposing to withdraw or modify in a manner adverse to Mergerco, its approval or recommendation of the Merger Agreement or the Merger, approving or recommending, or proposing to approve or recommend, any Acquisition Proposal or causing the Company to enter into any agreement with respect to any Acquisition Proposal (as described above under "-Conditions, Representations and Covenants", or (ii) any event or circumstance occurs that renders the conditions to the Company's performance not able to be satisfied. Mergerco may terminate the Merger Agreement at any time prior to the Effective Time if (i) the Company's Board of Directors withdraws, modifies or changes in a manner adverse to Mergerco its approval or recommendation of the Merger Agreement or the Merger or approves or recommends any proposal other than by Mergerco in respect of an Acquisition Proposal or (ii) any event or circumstance occurs that renders the conditions to Mergerco's performance not able to be satisfied.

        The Merger Agreement may be amended by the mutual written agreement by the parties thereto, evidenced by action taken by the Boards of Directors of each of Mergerco and the Company, whether before or after stockholder approval; provided, however, that after any such stockholder approval, no amendment may be made without the further approval of the stockholders which would reduce the amount of the Merger Consideration or effect any other change to the Merger Agreement which would adversely affect the rights of the stockholders of the Company thereunder.

INDEMNIFICATION AND INSURANCE

        The Merger Agreement provides that all rights to indemnification or exculpation existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or bylaws or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by Delaware law, such indemnification will be mandatory rather than permissive, and the Surviving Corporation will advance expenses in connection with such indemnification. In addition to the foregoing rights, and not in limitation of those rights, the Merger Agreement also provides that Mergerco will cause the Surviving Corporation to indemnify, defend and hold harmless each present and former director and officer, employee and agent of the Company and its subsidiaries to the fullest extent permitted by law for all claims, losses, damages, liabilities, costs, judgments and amounts paid in settlement, including advancement of expenses (including attorneys' fees) as incurred in respect of any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, including, without limitation, any action by or on behalf of any or all security holders of the Company or by or in the right of the Company or the Surviving Corporation, or investigation relating to any action or omission by such party in its capacity as such (including service to any other entity, plan, trust or the like at the Company's request) occurring on or prior to the Effective Time (including, without limitation, any that arise out of or relate to the transactions contemplated by the Merger Agreement).

        The Merger Agreement provides that the Surviving Corporation will maintain in effect, for not fewer than six years from the Effective Time, the policies of directors' and officers' liability insurance most recently maintained by the Company with respect to claims arising from or related to matters occurring prior to the Effective Time.

                              CERTAIN PROJECTIONS

        The Company has prepared and provided to the Special Committee and Patricof certain projected cash flows, principally from the Century Village build-out and the recreation leases (as described below) and other ancillary operations, a summary of which is set forth below. Scenario 1 assumes completion of construction, sale and delivery of the remaining Century Village condominium apartments by July 31, 1998. Scenario 2 extends the time for completion for an additional six months until January 31, 1999.

        The Company is in the final stages of completing its Century Village project. After the build-out is complete, the Company's primary asset will be the recreational leases related to that project. The Company owns all of the recreation facilities located at Century Village. Each purchaser of a condominium apartment at Century Village has the option to enter into a 50 year lease for such facilities, which provides for monthly payments, currently ranging from $63 to $82, and for specified increases after three years based on increases in operating costs and fixed contractual increases after five years. As of October 31, 1996, virtually all of the purchasers of the 7,018 condominium apartments delivered had exercised that option. As indicated in "Special Factors-Opinion of Financial Advisor-Discounted Cash Flow Analysis," the Company's projections did not reflect the potential cash flows from certain items included in Patricof's "B" case analysis because of uncertainties related to amount and time.

        The Company does not, as a matter of course, make public forecasts or projections as to future revenues, income or cash flow. These projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines by the American Institute of Certified Public Accountants regarding projections or generally accepted accounting principles and are included in this Proxy Statement only because such projections were included in the information submitted to and reviewed by the Special Committee of the Board and by Patricof. The Company's independent public accountants have not examined, reviewed or compiled such projections and, accordingly, do not express any opinion or other form of assurance thereon. None of Mergerco, the Company, nor any party to whom these projections were provided assumes any responsibility for the accuracy of such information. In addition, because the estimates and assumptions underlying these projections are inherently subject to significant economic and competitive uncertainties and contingencies that are beyond the control of such persons, there can be no assurance that such projections will be realized, and actual results may be higher or lower than those shown.

                                                                  Fiscal Year Ended July 31,
                                     -------------------------------------------------------------------------------------------
                                      1997      1998    1999     2000     2001      2002     2003      2004     2005      2006
                                     ------    ------  ------   ------   ------    ------   ------    ------   ------    -------
                                                                         (In thousands)
 Scenario 1
 ----------
 Projected cash flow from
 operations before debt service
 and income taxes                    $13,396    $22,213   $4,174   $4,285    $4,418    $4,559   $4,669    $4,774   $4,872    $4,961
                                     =======    =======   ======   ======    ======    ======   ======    ======   ======    ======
 Projected cash flow after debt
 service and income taxes                  0      8,108    1,059    1,075     1,106     1,181    1,224     1,275    1,321     1,360
                                     =======    =======   ======   ======    ======    ======   ======    ======   ======    ======

 Scenario 2
 ----------
 Projected cash flow from
 operations before debt service       10,466     18,899    8,198    4,285     4,418     4,559    4,669     4,774    4,872     4,961
 and income taxes                    =======    =======   ======   ======    ======    ======   ======    ======   ======    ======


 Projected cash flow after debt
 service and income taxes                  0      2,279    5,083    1,075     1,106     1,181    1,224     1,275    1,321     1,360
                                     =======    =======   ======   ======    ======    ======   ======    ======   ======    ======

                       FEDERAL INCOME TAX CONSEQUENCES OF
                    THE MERGER TO THE COMPANY'S STOCKHOLDERS

        Set forth below is a description of certain federal income tax consequences to stockholders who receive cash for their Shares in the Merger or upon the exercise of appraisal rights. The discussion is based upon the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"). The Company will not seek any rulings from the Internal Revenue Service (the "Service") with respect to the transactions contemplated hereby. The following discussion is limited to the material federal income tax aspects of the Merger for a holder of Shares who is a citizen or resident of the United States and who holds the Shares as capital assets. This summary does not discuss tax consequences that may be applicable to stockholders who acquired their Shares of the Company's Common Stock through the exercise of employee stock options or otherwise as compensation. This discussion also does not purport to deal with all aspects of taxation that may be relevant to a particular investor in light of his or her personal circumstances, to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions, broker- dealers and foreign corporations) subject to special treatment under the federal income tax laws or to any stockholder who is treated as constructively owning any stock of the Company outstanding after the Merger.

         In general, the receipt of cash by a stockholder pursuant to the Merger or the exercise of appraisal rights will be a taxable event for the stockholder for federal income tax purposes and may also be a taxable event under applicable state, local and foreign tax laws. A stockholder will recognize gain or loss for federal income tax purposes on each Share surrendered equal to the difference between (i) the amount of cash that he or she receives for that Share and (ii) his or her tax basis in that Share. That gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder has held that Share for more than one year as of the Effective Time. The preceding sentence may not apply to a stockholder that owns, actually and constructively, more than five percent of the Company's stock. Those stockholders are urged to consult their own tax advisers.

        A stockholder may be subject to backup withholding of federal income tax at a rate of 31 percent on payments made to the stockholder with respect to Shares converted pursuant to the Merger, unless the stockholder is exempt from backup withholding or provides the Paying Agent with his or her correct taxpayer identification number by completing the Substitute Form W-9 to be included with the letter of transmittal, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Paying Agent with his or her correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The Company will report to each stockholder and the Service the amount of any "reportable payments" made to the stockholder and the amount of tax withheld, if any.

        Consummation of the Merger is not conditioned upon the receipt by any person of an opinion of counsel with respect to the tax consequences of the Merger. The preceding summary was prepared by the Company after consultation with tax counsel, but no opinion of tax counsel or other tax expert has been obtained.

        THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH IN THIS PROXY STATEMENT ARE BASED ON CURRENT LAW AND ARE FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES FOR A PARTICULAR STOCKHOLDER WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES APPLICABLE TO SUCH STOCKHOLDER. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER TO DETERMINE THE TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THOSE LAWS. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

                       RIGHTS OF DISSENTING STOCKHOLDERS

        The following summary does not purport to be a complete statement of the provisions of Delaware law relating to the appraisal rights of stockholders and is qualified in its entirety by reference to the provisions of Section 262 of the Delaware General Corporation Law set forth in full as Exhibit C to this Proxy Statement.

        Holders of record of Shares who comply with the applicable procedures summarized herein will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF SHARES AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.

        Stockholders who follow the procedures set forth in Section 262 may receive, in lieu of the $6.00 cash per Share to be paid in the Merger, a cash payment equal to the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Merger Consideration. The statutory right of appraisal granted by Section 262 is subject to strict compliance with the procedures set forth below. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under Section 262.

        It is a condition to the obligations of Mergerco to consummate the Merger that holders of more than 5% of the outstanding Shares shall not have exercised rights to appraisal. See "The Merger Agreement-Conditions, Representations and Covenants."

        To be entitled to receive payment of the fair value of the Shares, a stockholder (i) must file a written demand for appraisal of his or her Shares with the Company prior to the voting by stockholders on the Merger Agreement at the Meeting (such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her Shares); (ii) must not vote his or her Shares in favor of approval and adoption of the Merger Agreement; and (iii) must have his or her Shares valued in an appraisal proceeding, as described below. A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a stockholder file a written demand for appraisal as set forth above. The requirement of a written demand is separate from, and should not be confused with, the requirement that a stockholder not vote in favor of approval and adoption of the Merger Agreement. A failure to vote on the Merger Agreement will not be construed as a vote in favor of approval and adoption of the Merger Agreement and will not constitute a waiver of a stockholder's rights of appraisal. A stockholder who returns a signed proxy indicating that he or she abstains from voting will similarly not waive his or her rights of appraisal. However, because a proxy signed and left blank will, unless properly revoked, be voted in favor of approval and adoption of the Merger Agreement, a stockholder who returns a signed proxy left blank will waive his or her rights of appraisal. Therefore, a stockholder electing to exercise appraisal rights who votes by proxy must not leave his or her proxy blank, but must either vote against approval and adoption of the Merger Agreement or abstain from voting.

        A holder of Shares wishing to exercise such holder's appraisal rights must be the record holder of such Shares on the date the written demand for appraisal is made and must continue to hold such Shares of record until the Effective Time of the Merger. Accordingly, a holder of Shares who is the record holder of Shares on the date the written demand for appraisal is made, but who thereafter transfers such Shares prior to the Effective Time of the Merger, will lose any right to appraisal in respect of such Shares.

        Only a holder of record of Shares is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought , and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner. Stockholders who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        If the Merger Agreement is approved and adopted by the stockholders, the Company or the Surviving Corporation, as the case may be, will send a notice, either before the Effective Time or within ten days thereafter, stating that appraisal rights are available to each stockholder who has filed an adequate written demand for appraisal with the Company and who has not voted in favor of approval and adoption of the Merger Agreement. Within 120 days after the Effective Time, the Company or any stockholder seeking appraisal rights may file a petition in the Court of Chancery demanding a determination of the value of the Shares of all stockholders seeking appraisal rights. The Company is under no obligation, and has no present intention, to file such a petition, and all stockholders seeking to exercise appraisal rights should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262, upon written request, shall be entitled to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of approval and adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such written statement must be mailed to any such stockholder within ten days after his or her written request for such a statement is received by the Company or within ten days after expiration of the period for delivery of demands for appraisal under Section 262(d), whichever is later.

        If a petition for appraisal is timely filed, the Court of Chancery will conduct a hearing on such petition to determine whether the stockholders seeking appraisal rights have complied with Section 262 and have thereby become entitled to appraisal rights. The Court of Chancery will then determine the fair value of the Shares exclusive of any element of value arising from the expectation or accomplishment of the Merger, but including a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining fair value, the Court of Chancery is to take into account all relevant factors. Stockholders considering appraisal should bear in mind that the fair market value of their Shares determined under Section 262 could be more than, the same as, or less than, the consideration they will receive pursuant to the Merger Agreement if they do not seek appraisal of their Shares, and that the written opinion of Patricof set forth as Annex B hereto is not necessarily an opinion regarding fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

        The Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the appraisal proceeding may be assessed against one or more parties to the proceeding as the Court of Chancery may consider equitable. Upon application by a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged pro rata against the value of all of the Shares entitled to an appraisal.

        A stockholder will fail to perfect his or her right of appraisal if he or she (i) does not deliver a written demand for appraisal to the Company prior to the vote for approval and adoption of the Merger Agreement, (ii) votes his or her Shares in favor of approval and adoption of the Merger Agreement, (iii) does not file a petition for appraisal within 120 days after the Effective Time, or (iv) delivers to the Company both a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger Agreement, except that any such attempt to withdraw such demand not made within 60 days after the Effective Time requires the written approval of the Company. If any stockholder who properly demands appraisal of such stockholder's Shares under
Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal as provided in (iii) or (iv) above, the Shares of such stockholder will be converted into the right to receive the Merger Consideration receivable with respect to such Shares in accordance with the Merger Agreement.

        If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder who has perfected his or her right of appraisal without the approval of the Court of Chancery, and any such approval may be conditioned on such terms as the Court of Chancery deems just.

        After the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote his or her Shares for any purpose or to receive dividends on, or other distributions in respect of, such Shares (except dividends or distributions payable to stockholders as of a record date prior to the Effective Time).

        Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. Several decisions by the Delaware courts have held that a controlling stockholder of a company involved in a merger has a fiduciary duty to the other stockholders which requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., 457 A.2d 701, 714 (1983), that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Chancery Court would be free to fashion any form of appropriate relief.

        FAILURE BY A STOCKHOLDER TO FOLLOW THE STEPS REQUIRED BY DELAWARE LAW FOR PERFECTING RIGHTS OF APPRAISAL MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT THEIR LEGAL ADVISORS.

        All written communications from stockholders with respect to the exercise of appraisal rights should be mailed to Hilcoast Development Corp., 19146 Lyons Road, Boca Raton, Florida 33434, Attention: Secretary.

                            FINANCING OF THE MERGER

        Mergerco has represented and warranted to the Company in the Merger Agreement that it has or prior to the Effective Time will have sufficient funds to enable it to satisfy its obligations to purchase the Shares under the Merger.

        Mergerco has entered into subscription agreements with each of Mr. Levy and Messrs. Halperin. The subscription agreement with Mr. Levy provides that immediately prior to the Effective Time, Mr. Levy will receive 4,172 shares of the common stock of Mergerco and, in consideration therefor, will (i) transfer to Mergerco all of the 834,637 Shares of the Company's Common Stock owned by Mr. Levy and (ii) loan to Mergerco up to $4,000,000, which amount shall accrue interest at the rate of 7.5% per annum and be due and payable 18 months from the Effective Time. The subscription agreement with Messrs. Halperin provides that immediately prior to the Effective Time, Messrs. Halperin will receive 2,924 shares of the common stock of Mergerco and, in consideration therefor, will (i) transfer to Mergerco all of the 585,032 Shares of the Company's Common Stock owned by Messrs. Halperin and (ii) loan to Mergerco up to $2,800,000, which amount shall accrue interest at the rate of 7.5% per annum and be due and payable 18 months from the Effective Time.

        In connection with his loan to Mergerco, Mr. Levy has obtained a commitment from Island National Bank and Trust Company to loan him up to $3,500,000, which amount, together with accrued and unpaid interest, will be due two years from the date of such loan; interest will accrue on unpaid principal at a rate of 8.5% and be payable monthly. Mr. Levy's obligations under the loan will be secured by certain of the shares of CV Reit common stock owned by Mr. Levy and held by an affiliate of the bank. In connection with such loan, Mr. Levy will be required to pay Island National Bank and Trust Company a fee of $8,750. Mr. Levy does not have any plans or arrangements to refinance or repay such loan.

        In connection with their loan to Mergerco, Messrs. Halperin will utilize their own funds.
                        INFORMATION CONCERNING MERGERCO

        Mergerco is a newly formed Delaware corporation organized for the sole purpose of effecting the Merger. It was incorporated on November 15, 1996.
Mr. Levy will contribute 834,637 Shares and Messrs. Halperin will contribute 585,032 Shares, respectively, to Mergerco prior to the Merger. Mergerco will not receive any payment for such Shares pursuant to the Merger, in each case constituting all of the Shares owned by Mr. Levy or Messrs. Halperin, as the case may be. Mergerco does not have, and will not have, any significant assets or liabilities nor has it engaged, and it will not engage, in any activities other than those incident to the Merger. Mergerco is wholly-owned by Mr. Levy and Messrs. Halperin and has its principal office at: c/o The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805. Mergerco's telephone number is (561) 640-3100. Mr. Levy and Messrs. Halperin, Mergerco's sole stockholders, have approved and adopted the Merger Agreement.

                        INFORMATION CONCERNING MR. LEVY

        Mr. Levy is, and since the formation of the Company in July 1992 has been, Chairman of the Board of Directors and Chief Executive Officer of the Company. In addition, he is a principal stockholder and, until his resignation on July 31, 1992, was Chairman of the Board of CV Reit, Inc., a real estate investment trust ("CV Reit"). For further discussion concerning Mr. Levy, CV Reit and the Company, see "Item 1. Business - Certain Transactions and Relationships" in the Company's Annual Report on Form 10-K for its fiscal year ended July 31, 1996, as amended, attached hereto as Exhibit B. As of October 31, 1996, Mr. Levy beneficially owned 834,637 Shares (35.3% of outstanding Shares). Mr. Levy is a United States citizen.

        Mr. Levy purchased 600,000 Shares upon the initial capitalization of the Company in July 1992. Mr. Levy acquired an additional 187,787 Shares from CV Reit in a spin-off transaction in October 1992 as a stock dividend for no additional consideration. 24,323 of such Shares were owned by a corporation controlled by Mr. Levy. On January 19, 1994, Mr. Levy purchased 13,059 Shares at a price of $5.50 per Share, paid in cash in a private transaction, and on March 1, 1995, Mr. Levy purchased 1,000 Shares at a price of $4.25 per Share paid in cash in an open-market transaction. On August 6, 1996, Mr. Levy purchased from members of Mr. Levy's family and corporations controlled by them an aggregate of 32,791 Shares at a price of $5.75 per Share, paid in cash in private transactions. On August 6, 1996, Mr. Levy also purchased from a corporation controlled by him, in a private transaction, 24,323 Shares at a price of $5.00 per Share, paid in cash and forgiveness of indebtedness. All of the 57,114 Shares purchased by Mr. Levy on August 6, 1996 were purchased by him using his personal funds.
        In September 1994, the Company and Mr. Levy entered into an unsecured revolving credit agreement allowing the Company to borrow up to $750,000 from Mr. Levy through May 1, 1997, as extended. For a one week period in July 1995, the outstanding balance under this agreement was increased to $1,030,000, which amount was reduced to $390,000 by July 31, 1995 and repaid in September 1995. Since that repayment, the Company has not made any further borrowings under this agreement.

                    INFORMATION CONCERNING MESSRS. HALPERIN

        Maurice A. Halperin, a United States citizen, is retired and is the former chairman of the board and chief executive officer of Empire of Carolina, Inc. ("Empire"), a Delaware corporation engaged in the manufacture, marketing and distribution of various consumer and food products. Barry S. Halperin, a United States citizen, is a former director and president of Empire and is currently the president of a private Massachusetts corporation which he controls, Halco Industries, Inc. ("Halco"). Barry S. Halperin is the son of Maurice A. Halperin, and other than as described herein, Messrs. Halperin have no express agreement, arrangement or understanding regarding the Common Stock or the Company. The business address of each of Messrs. Halperin is 2500 North Military Trail, Boca Raton, Florida 33431.

        Maurice A. Halperin and Barry S. Halperin initially acquired 40,525 and 22,625 Shares of the Company's Common Stock, respectively, in a spin-off distribution paid to the stockholders of CV Reit on or about October 26, 1992. Subsequent to such spin-off and prior to December 2, 1992, Maurice A. Halperin acquired an additional 119,102 Shares with personal funds in open-market purchases at an aggregate purchase price of $298,590.01, excluding commissions. On December 1, 1992, Messrs. Halperin, as a group, beneficially owned 182,252 Shares, or approximately 7.7 % of the outstanding Common Stock on such date. Messrs. Halperin indicated in the Schedule 13D that they filed with respect of such initial acquisition of Shares on December 1, 1992 that they shared voting and dispositive power with respect to the Shares owned by each other and that they intended to act together to further their mutual interests in the Company. Messrs. Halperin have indicated in all subsequent amendments to such Schedules 13D that they have filed that they so share voting and dispositive power and have indicated to the Company for purposes of the preparation of this Proxy Statement that they so share voting and dispositive power with respect to the Shares of the Company's Common Stock owned by them.

        From December 10, 1992 through July 25, 1994, Maurice A. Halperin acquired an additional 162,804 Shares with personal funds in open-market purchases at an aggregate purchase price of $783,320.15. From December 9, 1992 through July 25, 1994, Barry S. Halperin acquired an additional 161,818 Shares with personal funds in open-market purchases at an aggregate purchase price of $772,367.04 and an additional 30,758 Shares with personal funds in a private transaction at an aggregate purchase price of $161,479.50, or $5.25 per Share.
        During the fiscal quarter of the Company ended October 31, 1994, Maurice A. Halperin acquired 10,150 Shares in three open-market purchases at prices of $4.6875, $4.875 and $5.00 per Share, or an average of $4.83 per Share. During the same fiscal quarter, Barry S. Halperin acquired 4,750 Shares in two open-market purchases at $5.00 and $4.6875 per Share, or an average of $4.79 per Share. During the fiscal quarter of the Company ended April 30, 1995, Maurice A. Halperin acquired 2,000 Shares in on open-market purchase at $4.75 per Share. During the fiscal quarter of the Company ended July 31, 1995, Maurice A. Halperin acquired 28,000 Shares in eight open-market purchases at prices ranging from $4.625 to $5.125 per Share, or an average of $4.88 per Share. During the same fiscal quarter, Barry S. Halperin acquired 2,500 Shares in one open-market purchase at $4.625 per Share. As of August 21, 1996, Messrs. Halperin beneficially owned 585,032 Shares (24.8% of outstanding Shares).

        In October 1991, the Commission filed a complaint in the United States District Court for the District of Columbia alleging certain violations of the federal securities laws by Messrs. Halperin and Halco in connection with transactions in the common stock of HMG Courtland Properties, Inc. ("HMG"), a real estate investment trust. Without admitting or denying the complaint's allegations, and simultaneously with the filing of the complaint, Messrs. Halperin and Halco consented to the entry of permanent injunctions against future violations of Section 13(d) of the Exchange Act and Rules 12b-20 and 13d-2 promulgated thereunder. Barry S. Halperin consented to the entry of a permanent injunction against future violations of Section 16(a) of the Exchange Act and Rule 16a-3 promulgated thereunder. Maurice A. Halperin, Barry S. Halperin and Halco consented to entries of orders requiring them to pay civil monetary fines of $50,000, $50,000 and $100,000, respectively. Maurice A. Halperin also consented to an entry of a permanent injunction against future violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. Other than as disclosed above, during the last five years, neither Maurice A. Halperin nor Barry S. Halperin has been convicted in a criminal proceeding (excluding traffic violations or misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which either of them was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


                     MARKET FOR THE COMPANY'S COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

        The Company's Common Stock is traded on the Nasdaq Small-Cap Market under the symbol HCDV. The following tables set forth the market price range of the Common Stock for each quarter during the years ended July 31, 1996 and 1995 and the quarter ended October 31, 1996, based on the high and low closing sale prices as reported on the Nasdaq Small-Cap Market. Such high and low sale prices reflect interdealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. No cash dividends have ever been declared by the Company on the Common Stock.

                                                MARKET PRICE RANGE
                                            --------------------------
                                             HIGH                 LOW
                                            ------              ------
            Fiscal 1995
            -----------
            First Quarter                    4-7/8               4-1/2
            Second Quarter                   4-7/8               4-1/2
            Third Quarter                    4-7/8               4-1/2
            Fourth Quarter                   4-7/8               4-3/8

            Fiscal 1996
            -----------
            First Quarter                    4-7/8               4-1/8
            Second Quarter                   4-3/4               4-1/4
            Third Quarter                    4-3/4               4-1/4
            Fourth Quarter                   5                   4-1/4

            Fiscal 1997
            -----------
            First Quarter                    5-3/8               4-5/8
            Second Quarter (through
                January 16, 1997)            5-7/16              5-1/2

        As of the Record Date, the Company had 2,362,320 shares of Common Stock outstanding and approximately 350 holders of record of such stock.

        The Company has never paid any dividends on the Common Stock. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future based on its expected operating cash flow requirements (see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in each of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, as amended, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1996, as amended, attached hereto as Exhibits D and E, respectively, and incorporated herein by reference). The Delaware General Corporation Law prohibits the Company from paying dividends or otherwise distributing funds to its stockholders, except out of legally available funds. The declaration and payment of dividends on the Company's Common Stock and the amount thereof will be dependent upon the Company's results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors. No assurance can be given that the Company will pay any dividends on the Common Stock. The Merger Agreement provides that, prior to the Effective Time, the Board may not declare dividends on the Shares without the prior consent of Mergerco.

        Mr. Levy delivered a letter to the Company's Board at a meeting held on Friday, August 9, 1996 in which he proposed the Merger. On the following Monday, August 12, the Company issued a press release revealing Mr. Levy's letter, and on the same day, Mr. Levy filed a Schedule 13D under the Exchange Act with the Commission, to which his letter was attached as an exhibit. The last sale prices (or, in the absence of trading, the high and low bid and ask prices) of the Company's Common Stock as reported by Nasdaq on August 5, 6, 7, 8 and 9, 1996, were, respectively: $4- 5/8; $4-5/8 and 5; $4-5/8; $4-5/8 and
4-7/8; and $4-5/8 and 4-7/8. As reported by Nasdaq, on November 12, 1996, the date the Board approved the Merger Agreement, the high and low bid and ask prices of the Company's Common Stock as reported by Nasdaq were $5-5/16 and $5-

13/16 per Share. As reported by Nasdaq, on November 20, 1996, the last full trading day prior to the date of execution of the Merger Agreement, the high and low bid and ask prices were $5-5/16 and $5-13/16 per Share, and on January 16, 1997, the second full trading day preceding the date of this Proxy Statement, the last sale price was $5.50 per Share. Stockholders are urged to obtain current quotations for the Shares.

        The following table sets forth the sale price and trading volume of the Company's Common Stock, as reported by Nasdaq, for the month prior to the announcement of the proposed Merger on August 12. No sales were effected on the dates for which no sale price is provided.

                                     VOLUME                                  VOLUME
            DATE         PRICE       TRADED         DATE         PRICE       TRADED
            ----         -----       ------         ----         -----       ------
          08/09/96                                07/26/96
          08/08/96                                07/25/96
          08/07/96       $4.625      1,000        07/24/96
          08/06/96                                07/23/96
          08/05/96       $4.625        262        07/22/96
          08/02/96                                07/19/96       $4.625        115
          08/01/96                                07/18/96       $4.625        210
          07/31/96       $5.000        500        07/17/96       $4.625        183
          07/30/96       $4.625        259        07/16/96
          07/29/96                                07/15/96
                                                  07/12/96


                            SELECTED FINANCIAL DATA

        The following table sets forth selected consolidated financial data for
(i) the Company and its subsidiaries for the three months ended October 31, 1995 and 1996 and for each of the four fiscal years in the period ended July 31, 1996 and (ii) the Company's predecessor (the "Predecessor") for the year ended October 31, 1991 and the seven months ended May 31, 1992. The Predecessor reported on an October 31 fiscal year. The Company's operations commenced in connection with the purchase by the Company of certain assets on July 31, 1992 from the Predecessor (the "Acquisition"). Allocations were made by the Company on July 31, 1992 to reflect the fair value of the assets acquired resulting in asset bases which differ from those of the Predecessor. In addition, certain of the Company's operating policies and accounting procedures may be different from those of the Predecessor. Accordingly, financial data for the periods prior to the Acquisition may not be comparable to that of the Company. Per share information has not been provided for the periods prior to the Acquisition since the assets acquired never operated as a separate, stand-alone company.

        The financial information for each of the four fiscal years in the period ended July 31, 1996 has been derived from audited consolidated financial statements of the Company. The financial information for the three months ended October 31, 1995 and 1996 has been derived from unaudited consolidated financial statements of the Company and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for such unaudited interim periods should not be considered indicative of results to be expected for the entire year. The financial information for the Predecessor for the year ended October 31, 1991 has been derived from audited combined financial statements of the Predecessor, and the financial information for the Predecessor for the seven months ended May 31, 1992 has been derived from unaudited combined financial statements of the Predecessor.

        The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, accompanying notes and other financial information included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, as amended, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended
October 31, 1996, as amended, attached hereto as Exhibits D and E, respectively, and incorporated herein by reference.

                                                 THREE MONTHS ENDED
                                                    OCTOBER 31,                              YEAR ENDED JULY 31,
                                             ----------------------------    ------------------------------------------------------
                                               1996                1995        1996               1995          1994          1993
                                             ---------          ---------    --------           -------      ---------      -------
                                                     (Unaudited)                   (dollars in thousands, except per share data)
 OPERATING STATEMENT DATA:
   Sales of condominium apartments              $8,529             $7,705      $30,917          $37,340        $35,992      $24,809
                                             =========          =========      =======          =======      =========      =======
   Total revenues                              $11,411            $10,446      $43,030          $51,313        $47,236      $35,317
                                             =========          =========      =======          =======      =========      =======
   Income (loss) before
     extraordinary loss                            $76              ($226)       ($438)            $605           $289         $209
   Extraordinary loss on
     modification of debt                          --                 --           --               --             --           --
                                             ---------          ---------       ------          -------       --------      -------
   Net income (loss)                                76               (226)        (438)             605            289          209
   Preferred stock dividends                       --                 --           --               333            500          502
                                             ---------          ---------       ------          -------       --------      -------
   Net income (loss) applicable to
     Common Stock                                  $76              ($226)       ($438)            $272          ($211)       ($293)
                                             =========          =========       ======          =======       ========       ======
   Net income (loss) per Share                    $.03              ($.09)       ($.19)            $.11          ($.09)       ($.12)
                                             =========          =========       ======          =======       ========       ======
   Net income (loss) per Share on a
     fully diluted basis                          $.03              ($.09)       ($.19)            $.11          ($.09)       ($.12)
                                             =========          =========        =====          =======       ========       ======
   Average Shares considered
     outstanding                             2,362,320          2,362,320    2,362,320        2,506,562      2,352,320    2,363,286
                                             =========          =========    =========        =========      =========    =========
 BALANCE SHEET DATA:
   Inventories and properties held
     for development and sale                  $29,428            $34,418      $30,234          $35,383        $40,227      $40,088
                                             =========          =========    =========        =========      =========    =========
   Total assets                                $52,452            $57,302      $53,595          $58,137        $64,743      $66,402
                                             =========          =========    =========        =========      =========    =========
   Borrowings                                  $43,344            $47,797      $45,348          $48,611        $49,637      $53,229
                                             =========          =========    =========        =========      =========    =========
   Stockholders' equity                         $1,911             $2,047      $ 1,835          $ 2,273(b)     $ 6,986      $ 7,197
                                             =========          =========    =========        =========      =========    =========
   Book Value per Share                           $.81               $.87      $   .78          $   .96       $    .84      $   .93
                                             =========          =========    =========        =========      =========    =========

                                                      PREDECESSOR
                                            ------------------------------
                                            Seven Months       Year Ended
                                            Ended May 31,      October 31,
                                              1992(a)              1991
                                            -------------      -----------
                                            (Unaudited)
 OPERATING STATEMENT DATA:
   Sales of condominium apartments             $10,579           $ 18,784
                                             =========          =========
   Total revenues                              $15,832           $ 26,808
                                             =========          =========
   Income (loss) before
     extraordinary loss                        $(1,935)          $ (7,546)
   Extraordinary loss on
     modification of debt                          --              (2,792)
                                             ---------          ---------
   Net income (loss)                            (1,935)           (10,338)
   Preferred stock dividends                       --                 --
                                             ---------          ---------
   Net income (loss) applicable to
     Common Stock                              $(1,935)          $(10,338)
                                             =========          =========
   Net income (loss) per Share                   N/A                N/A
                                             =========          =========
   Net income (loss) per Share on a
     fully diluted basis                         N/A                N/A
                                             =========          =========
   Average Shares considered
     outstanding                                 N/A                N/A
                                             =========          =========
 BALANCE SHEET DATA:
   Inventories and properties held
     for development and sale                  $33,720           $ 32,547
                                             =========          =========
   Total assets                                $62,837           $ 62,448
                                             =========          =========
   Borrowings                                  $56,116           $ 54,777
                                             =========          =========
   Stockholders' equity                        $ 2,810           $  3,389
                                             =========          =========
   Book Value per Share                          N/A                N/A
                                             =========          =========

----------------

(a) Comparative financial data for the two months ended July 31, 1992 has not been presented since the information for that period is not available; however, management does not believe that the operations during that period would have caused the operating results which would have been reported for the nine months ended July 31, 1992 to be materially different.
(b) On March 31, 1995, the Company redeemed its $5 million of 10% Cumulative Preferred Stock in exchange for a $5 million note payable.

                       INFORMATION AS TO STOCK OWNERSHIP

                 The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company,
(iii) each of the five most highly compensated executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

                                                               AMOUNT AND NATURE OF                PERCENT OF
                     NAME AND ADDRESS OF                            BENEFICIAL                    OUTSTANDING
                     BENEFICIAL OWNER(1)                           OWNERSHIP(2)                      SHARES
       -----------------------------------------------         --------------------               ------------
       H. IRWIN LEVY                                                   834,637                       35.3%
       100 Century Blvd.
       West Palm Beach, FL 33417

       MAURICE A. HALPERIN                                             585,032(3)                    24.8%
       BARRY S. HALPERIN
       2500 North Military Trail
       Boca Raton, FL 33431

       ALAN J. EVANS                                                   155,424(4)                    6.6%
       P.O. Box 727
       Palm Beach, FL  33480

       ROBERT J. CARTAGENA                                             133,866(5)                    5.7%
       P.O. Box 727
       Palm Beach, FL  33480

       ALAN J. EVANS AND ROBERT J. CARTAGENA,                          128,000(6)                    5.4%
        AS TRUSTEES
       P.O. Box 727
       Palm Beach, FL 33480

       MICHAEL S. RUBIN                                                 85,000(2)                    3.5%


       JACK JAIVEN                                                      85,407(2)                    3.5%


       MICHAEL A. RICH                                                  36,147(2)                    1.5%


       JAMES A. GEDDES                                                  20,000(2)                     (7)


       BERNARD R. GREEN                                                 11,256(2)                     (7)
       583 North Lake Way
       Palm Beach, FL  33480

                                                        AMOUNT AND NATURE OF                PERCENT OF
              NAME AND ADDRESS OF                            BENEFICIAL                    OUTSTANDING
              BENEFICIAL OWNER(1)                           OWNERSHIP(2)                      SHARES
-----------------------------------------------         --------------------               -----------
JOSEPH D. WEINGARD                                               --                             --
185 N.W. Spanish River Blvd.
Boca Raton, FL 33431

All  executive  officers  and  directors  as  a             1,087,548(2)                      41.8%
group (9 persons)

__________________________

(1) Unless otherwise indicated, the address of each beneficial owner listed is 19146 Lyons Road, Boca Raton, FL 33434.
(2) Unless otherwise indicated, each stockholder listed has the sole power to vote and direct disposition of the shares of Common Stock shown as beneficially owned by such stockholder. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of the following Shares which such person or group has the right to acquire pursuant to options exercisable within 60 days: Mr. Rubin - 85,000 shares; Mr. Jaiven - 85,000 shares; Mr. Rich - 25,000 shares; Mr. Geddes - 20,000 shares; Mr. Green - 10,000 shares; and all executive officers and directors as a group -240,000 shares.
(3) Maurice A. Halperin owns 362,581 of such shares and Barry S. Halperin, his son, owns 222,451 of such shares. Messrs. Halperin share voting and dispositive power with respect to the shares of Common Stock owned by each other. The information with respect to this group is based solely on Schedule 13D, as amended, as of August 13, 1996, and on Statements of Changes in Beneficial Ownership on Form 4 filed for May and June, 1995.
(4) Includes 128,000 shares held by The Claudia Morse Evans Family Trust for which Mr. Evans is a Trustee and 27,424 shares held by Alan J. Evans, individually.
(5) Includes 128,000 shares held by The Claudia Morse Evans Family Trust for which Mr. Cartagena is a Trustee and 5,866 shares held by Robert J. Cartagena, individually.
(6) Consists of shares held by The Claudia Morse Evans Family Trust for which Alan J. Evans and Robert J. Cartagena, as Trustees, share voting and dispositive power. The information with respect to such trust is based upon Schedule 13D, dated March 7, 1994.
(7)     Less than 1%.

                               FEES AND EXPENSES

        Estimated fees and expenses to be incurred by the Company or Mergerco in connection with the Merger and the financing assuming the completion thereof and omitting interest with respect to the financing, are as follows (in thousands):

          Financing Fees(1) . . . . . . . . .           $    8,750
          Financial Advisors Fees . . . . . .              100,000
          Commission Filing Fees  . . . . . .                1,345
          Legal Fees(2) . . . . . . . . . . .              175,000
          Accounting Fees . . . . . . . . . .                2,000
          Printing and Mailing Expenses . . .               15,000
          Paying Agent Fees . . . . . . . . .                7,500
          Special Committee Fee . . . . . . .              100,000
                                                        ----------
          Total(3)  . . . . . . . . . . . . .           $  409,595
--------------

(1)     See "Financing of the Merger."
(2) Includes legal fees, charges and disbursements of the legal advisors for Mergerco and the Special Committee.
(3) Fees and expenses in the approximate amount of $200,000 and $85,000 have been incurred by the Company and Mergerco, respectively, through the date of this Proxy Statement.


        Whether or not the Merger is consummated, and except as otherwise provided in the following sentence, all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring the expense. The Company will pay Mergerco a fee in immediately available funds equal to $200,000 upon the termination of the Merger Agreement
(i) by Mergerco if the Company's Board of Directors withdraws, modifies or changes its recommendation or approval in respect of the Merger Agreement or the Merger in a manner adverse to Mergerco or the Board approves or recommends any proposal other than by Mergerco in respect of an Acquisition Proposal or
(ii) by the Company in order to enter into an agreement in respect of an Acquisition Proposal. See "The Merger Agreement - Fees and Expenses" and "-Termination; Amendments."

                         INDEPENDENT PUBLIC ACCOUNTANTS

        BDO Seidman, LLP, certified public accountants, served as the Company's independent auditors for the fiscal year ended July 31, 1996 and, if the Merger is not consummated, is expected to so serve for the fiscal year ending July 31, 1997. A representative of BDO Seidman, LLP is expected to be present at the Meeting. The representative will be afforded an opportunity to make any statement which he or she may deem appropriate and is expected to be available to respond to appropriate questions from stockholders, to the extent questions are permitted.
                                 OTHER BUSINESS

        The Board knows of no business to be brought before the Meeting other than the matters set forth in the attached Notice of Special Meeting of Stockholders and this Proxy Statement. If, however, any other business should properly come before the Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 promulgated by the Commission, a stockholder intending to present a proposal to be included in the Company's proxy statement for the Company's 1996 Annual Meeting of Stockholders (in the event the Merger is not consummated prior to such date) must deliver a proposal in writing to the Company's principal executive offices no later than July 23, 1996.

                      DOCUMENTS INCORPORATED BY REFERENCE

        The following documents are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, as amended by Amendment No. 1, filed on November 15, 1996, to the Company's Annual Report on Form 10-K/A for such fiscal year, and by Amendment No. 2, filed on January 17, 1997 to the Company's Annual Report on Form 10-K/A for such fiscal year;

        (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1996, as amended by Amendment
                 No. 1, filed on January 17, 1997 to the Company's Quarterly Report on Form 10-Q/A for such fiscal quarter; and

        (3) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since July 31, 1996.

        Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement. Copies of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, as amended, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1996, as amended, are attached to this Proxy Statement as Exhibits D and E, respectively.

        The Company undertakes to provide by first class mail, without charge, to any person to whom a copy of this Proxy Statement has been delivered, within one business day of the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Proxy Statement by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein).The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, as amended, attached hereto is accompanied by a list briefly describing all the exhibits not contained therein. The Company will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to the Company's reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Secretary, Hilcoast Development Corp., 19146 Lyons Road, Boca Raton, Florida 33434, telephone number (561) 487-9630.

                             AVAILABLE INFORMATION

        The Company, Mergerco, Mr. Levy and Messrs. Halperin, have filed a
Schedule 13E-3 under the Exchange Act with the Commission with respect to the transactions described in this Proxy Statement. A copy of the written report presented by Patricof to the Special Committee, including Patricof's opinion as to the fairness of the consideration to be received in the Merger, was filed as an exhibit to such Schedule 13E-3. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail by written request directed to Secretary, Hilcoast Development Corp., 19146 Lyons Road, Boca Raton, Florida 33434, telephone number (561) 487-9630.

        The Company is currently subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial and other matters. Such reports, proxy statements and other information, as well as the Schedule 13E-3, may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Commission maintains a Web site with the address, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                             By Order Of The Board of Directors

                                             Orilla F. Floyd
                                             Secretary
Boca Raton, Florida
January 21, 1997

                                                                      APPENDIX A


                           HILCOAST DEVELOPMENT CORP.
                                19146 LYONS ROAD
                           BOCA RATON, FLORIDA 33434

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

       The undersigned holder of Common Stock of Hilcoast Development Corp., a Delaware corporation (the "Company"), hereby appoints Orilla F. Floyd and Jack Jaiven, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held on Tuesday, February 11, 1997, at 11:00 a.m., local time, at the Omni Hotel, 1601 Belvedere Road, West Palm Beach, Florida 33406, and at any adjournment(s) or postponement(s) thereof.

       The Board of Directors unanimously recommends a vote FOR the Proposal to approve and adopt the Merger Agreement (as described in the Company's Proxy Statement dated January 21, 1997).

(1) Proposal to approve and adopt the Merger Agreement (as described in the Company's Proxy Statement dated January 21, 1997).

          [ ]  FOR                [ ]  AGAINST              [ ]  ABSTAIN

(2) Upon such other matters as may properly come before the Special Meeting and any adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting, and any adjournment(s) or postponement(s) thereof.

                               (SEE REVERSE SIDE)



--------------------------------------------------------------------------------

       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT (AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT DATED JANUARY 21, 1997). The undersigned hereby acknowledges receipt of (i) the Notice of Special Meeting,
(ii) the Proxy Statement, (iii) the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, as amended, and (iv) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1996, as amended.

                               Dated                                     , 1997
                                     ------------------------------------

                               -------------------------------------------------
                                                   (Signature)

                               -------------------------------------------------
                                          (Signature if held jointly)

                               IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                        PLEASE MARK, SIGN AND DATE THIS
          PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

                                                                       EXHIBIT A



                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                             FLA ACQUISITION CORP.

                                      AND

                           HILCOAST DEVELOPMENT CORP.





                            Dated November 21, 1996

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
1.       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2  Consummation of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.4  Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.5  Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.6  Conversion of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.7  Conversion of Common Stock of Mergerco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.8  Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.9  Withholding Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.       Dissenting Shares; Payment For Shares; Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.1  Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2  Payment for Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.3  Closing of the Company's Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.4  Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

3.       Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1  Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.3  Authority for this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.4  Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.5  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.6  Consents and Approvals; No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.7  Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.8  Litigation, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.9  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.10  Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.11  Delaware Takeover Statute Inapplicable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.12  Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.13  Required Vote of the Company's Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.14  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

4.       Representations and Warranties of Mergerco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.1  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.2  Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.3  Authority for this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.4  Consents and Approvals; No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.5  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.6  Interim Operations of Mergerco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.7  Litigation, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.8  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

5.       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.1  Conduct of Business of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.2  Recommendation by the Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.3  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.4  Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.5  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         5.6  Directors' and Officers' Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.7  State Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.8  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.9  Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.10  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

6.       Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.1  Conditions to Both Parties' Obligation to Consummate the Merger . . . . . . . . . . . . . . . . . . . .  18
         6.2  Conditions to Mergerco's Obligation to Consummate the Merger  . . . . . . . . . . . . . . . . . . . . .  19
         6.3  Condition to the Company's Obligation to Consummate the Merger  . . . . . . . . . . . . . . . . . . . .  19

7.       Termination; Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.4  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

8.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.1  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.2  Enforcement of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.3  Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.5  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.6  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.7  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.8  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.9  Press Releases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8.10  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         Schedule 1.5             --       Directors and Officers of the
                                               Surviving Corporation
         Schedule 3.2(a)          --       Capitalization
         Schedule 3.2(b)          --       Subsidiary Securities
         Schedule 3.4             --       Absence of Certain Change
         Schedule 3.6             --       Consents
         Schedule 3.7             --       Employee Benefit Matters
         Schedule 3.8             --       Litigation
         Schedule 3.9             --       Tax Matters
         Schedule 4.2             --       Stockholders of Mergerco

                          AGREEMENT AND PLAN OF MERGER

                            Dated November 21, 1996

                 The parties to this agreement and plan of merger are FLA Acquisition Corp., a Delaware corporation ("Mergerco"), and Hilcoast Development Corp., a Delaware corporation (the "Company").

                 The board of directors of each of Mergerco and the Company has determined it is in the best interests of its stockholders for Mergerco to acquire the Company upon the terms and subject to the conditions set forth in this agreement.

                 Accordingly, the parties agree as follows:

1.       The Merger

         1.1 The Merger. Upon the terms of this agreement and subject to the provisions of the Delaware General Corporation Law (the "DGCL"), Mergerco shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in section 6. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") under the name "Hilcoast Development Corp." and shall continue its existence under the law of Delaware. At the Effective Time (as defined in section 1.2), the separate corporate existence of Mergerco shall cease.

         1.2 Consummation of the Merger. Subject to the provisions of this agreement, the parties shall cause the Merger to be consummated by filing with the secretary of state of the state of Delaware a duly executed and verified certificate of merger, and shall take all other action required by law to effect the Merger. Prior to the filing referred to in this section, a closing (the "Closing") shall be held at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York (or such other place as the parties may agree) for the purpose of completing the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time".

         1.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and this agreement.

         1.4 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Mergerco, as in effect on the date of this agreement, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation; provided, however, that section 1 of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "Section 1. The name of the Corporation is Hilcoast Development Corp."

         1.5 Directors and Officers. The persons listed on schedule 1.5 shall be the directors and officers, respectively, of the Surviving Corporation, each of whom shall serve until his or her respective successor is duly elected and qualified.

         1.6 Conversion of Shares. Each share of common stock, par value $.01 per share, of the Company (each, a "Share"), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Mergerco or any subsidiary of Mergerco or held in the treasury of the Company, all of which shall be cancelled, and other than Dissenting Shares (as defined in section 2.1)) shall, by virtue of the Merger and without any action on the part of the holder, be converted into the right to receive in cash $6.00 (subject to any applicable withholding tax, as specified in section 1.9), without interest (the "Merger Consideration"), upon the surrender of the certificate representing the Share in accordance with section 2.2.

         1.7 Conversion of Common Stock of Mergerco. Each share of common stock, par value $.01, of Mergerco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder, be converted into and become one share of common stock of the Surviving Corporation.

         1.8 Stockholders' Meeting. As soon as practicable after the date of this agreement, the Company, acting through its board of directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders at the earliest practicable date for the purpose of considering and taking action upon the agreement of merger (within the meaning of section 251 of the DGCL) set forth in this agreement. Subject to applicable law, the Company shall include in its proxy statement (together with any schedules required to be filed with the SEC (as defined in section 3.5) therewith and as amended or supplemented, the "Proxy Statement") the recommendation of its board of directors that stockholders of the Company vote in favor of the approval and adoption of the agreement of merger set forth in this agreement.

         1.9 Withholding Taxes. Mergerco shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Options (as defined in section 2.4) pursuant to the Merger such amounts as are required under section 3406 of the Internal Revenue Code of 1986 (the "Code"). To the extent amounts are so withheld by Mergerco, the withheld amounts shall be treated for all purposes of this agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made by Mergerco.


2.       Dissenting Shares; Payment For Shares; Options

         2.1 Dissenting Shares. Notwithstanding anything in this agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by any stockholder who did not vote in favor of the Merger and complies with section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but, instead, shall be converted into the right to receive such consideration as may be determined to be due such holder pursuant to the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost his rights to appraisal under the DGCL, that holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest. The Company shall give Mergerco (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Mergerco, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

         2.2  Payment for Shares

              (a) Immediately prior to the Effective Time, Mergerco shall deposit or cause to be deposited with a bank or trust company to be selected by Mergerco as paying agent (the "Paying Agent") sufficient funds to make the payments pursuant to section 1.6 on a timely basis to holders of Shares issued and outstanding immediately prior to the Effective Time (such funds, the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any purpose, except as provided in this agreement.

              (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of Shares, as of the Effective Time, a form of letter of transmittal, the form and content of which shall be reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent), and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration. Upon surrender to the Paying Agent of a Certificate, together with the letter of transmittal duly executed, the holder of the Certificate shall be paid cash in an amount (subject to any applicable withholding tax, as specified in section 1.9) equal to the product of the number of Shares represented by the

Certificate and the Merger Consideration, and the Certificate shall be cancelled. No interest shall be paid or accrued on the cash payable upon the surrender of a Certificate. If payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with this section 2.2, each Certificate (other than Certificates representing Shares owned by Mergerco or any of its subsidiaries, and Dissenting Shares) shall represent for all purposes solely the right to receive in cash an amount equal to the product of the Merger Consideration and the number of Shares evidenced by the Certificate, without interest.

              (c) Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by the former stockholders of the Company for four months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholder of the Company who has not theretofore complied with section 2.1 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of his claim for the Merger Consideration per Share, without interest. Neither Mergerco nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.3 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this section 2, subject to applicable law in the case of Dissenting Shares.

         2.4  Options.

              (a) Promptly after the Effective Time, Mergerco shall pay each holder of a then outstanding Option (as defined below), in settlement of the Options, for each Share subject to an Option, an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of that Option (that amount, the "Option Consideration"). Upon receipt of the Option Consideration, the Option shall be cancelled. The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of all rights the holder had or may have had in respect of that Option. For purposes of this agreement, "Option" means any option, whether or not then exercisable, to purchase Shares under the Company's 1992 Stock Option Plan or 1995 Stock Option Plan (collectively, the "Stock Option Plans").

              (b) Prior to the Effective Time, the Company shall use all reasonable efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all other action necessary to give effect to the transactions contemplated by this section 2.4. Except as otherwise agreed by the parties, (a) both Stock Option Plans shall terminate as of the Effective Time and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary of the Company shall be cancelled as of the Effective Time, and (b) the Company shall take all reasonable action to ensure that, after the Effective Time, no person shall have any right under any Stock Option Plan (or any option granted under any Stock Option Plan) or other plan, program or arrangement with respect to equity securities of the Company, the Surviving Corporation or any direct or indirect subsidiary of either.


3. Representations and Warranties of the Company. The Company represents and warrants to Mergerco as follows:

         3.1 Organization and Qualification. Each of the Company and its subsidiaries is a duly organized and validly existing corporation in good standing under the law of its jurisdiction of incorporation, with the corporate power and authority to own its properties and conduct its business as now being conducted, and is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect (as defined below). The Company has made available to Mergerco accurate and complete copies of the certificates of incorporation and bylaws as currently in effect of the Company and each of its subsidiaries.

         For purposes of this agreement, "Material Adverse Effect" means any adverse change in the business or financial condition of the Company or its subsidiaries that is material to the Company and its subsidiaries taken as a whole.

         3.2  Capitalization

              (a) The authorized capital stock of the Company consists of 6,000,000 Shares and 10,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). As of the close of business on November 21, 1996, 2,362,320 Shares were issued and outstanding; no shares of Preferred Stock were issued or outstanding; no Shares were held in the Company's treasury; and there were outstanding Options to purchase an aggregate of 315,000 Shares under the Company's Stock Option Plans (copies of which have previously been furnished to Mergerco). Since September 1, 1996, the Company
(i) has not issued any Shares, other than upon the exercise of Options then outstanding, (ii) has not granted any options or rights to purchase Shares (under the Company's Stock Option Plans or otherwise) and (iii) has not split, combined or reclassified any of its shares of capital stock. All the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except as set forth in this section 3.2 or on schedule 3.2(a) to this agreement, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i), (ii) and (iii), collectively, the "Company Securities"). Except as set forth on schedule 3.2(a), there are no outstanding obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any Company Securities and there are no other outstanding stock related awards. Except as set forth on schedule 3.2(a), there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company or any of its subsidiaries.

              (b) Except as set forth on schedule 3.2(b), the Company is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of each of its subsidiaries, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance, and there are no irrevocable proxies with respect to any such shares. Except as set forth on schedule 3.2(b), there are no outstanding (i) securities of the Company or any subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any subsidiary, or (ii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its subsidiaries, or other obligations of the Company or any of its subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (the items in clauses (i) and (ii), collectively, the "Subsidiary Securities"). Except as set forth on schedule 3.2(b), there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         3.3 Authority for this Agreement. The Company has the requisite corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated by this agreement. The execution and delivery of this agreement by the Company and the consummation by the Company of the transactions contemplated by this agreement have been duly and validly authorized by the board of directors of the Company and no other corporate proceeding on the part of the Company is necessary to authorize this agreement or to consummate the transactions so contemplated (other than the approval and adoption of the agreement of merger (within the meaning of section 251 of the DGCL) in this agreement by the holders of a majority of the Shares prior to the consummation of the Merger). This agreement has been duly and validly executed and delivered by the Company and, assuming this agreement constitutes the valid and binding obligation of Mergerco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject to general principles of equity (whether considered in a proceeding in equity or at law).

         3.4 Absence of Certain Changes. Except as disclosed in the SEC Reports (as defined in section 3.5) or on schedule 3.4, since June 30, 1996:
(a) the Company and its subsidiaries have not suffered any Material Adverse Effect, (b) the Company and its subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, except in connection with the negotiation and execution and delivery of this agreement and the exploration of other alternative transactions, and (c) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, the Company or any of its subsidiaries; (ii) any entry into any written employment agreement with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its subsidiaries to, their respective directors or officers; (iii) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, except increases occurring in the ordinary course of business or as required by law or as necessary to maintain tax-qualified status; or (iv) any action by the Company that, if taken after the date of this agreement, would constitute a breach of section 5.1.

         3.5  Reports

              (a) The Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports and documents required to be filed by it pursuant to applicable law since January 1, 1994 (the "SEC Reports"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules under the Securities Exchange Act of 1934 (the "Exchange Act"). None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference in the SEC Reports, at the time filed, contained an untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except to the extent set forth in those financial statements, including the notes, if any) and present fairly in all material respects the consolidated financial position of the Company as of their respective dates, and the consolidated results of operations and changes in financial condition and cash flows for the periods presented, subject, in the case of the unaudited interim financial statements, to normal, recurring, year-end adjustments and the absence of such footnotes as may be omitted in unaudited interim financial statements prepared in accordance with United States generally accepted accounting principles.

         3.6 Consents and Approvals; No Violation. Neither the execution and delivery of this agreement by the Company nor the consummation of the transactions contemplated by this agreement will, except as disclosed on schedule 3.6, (a) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the Exchange Act, (ii) the filing of a certificate of merger pursuant to the DGCL, or (iii) any applicable filings under state securities, or "Blue Sky", laws or state anti-takeover laws; (c) result in a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets or subsidiaries may be bound; or (d) violate in any material respect any material order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or by which any material portion of their respective assets are bound.

         3.7  Employee Benefit Matters

              (a) Schedule 3.7 sets forth a true and complete list of all employee benefit plans, arrangements and agreements maintained, or that have been maintained, by the Company, any of its subsidiaries, or by any trade or business, whether or not incorporated that, together with the Company, would be deemed a "single employer" within the meaning of section 414(b), (c), (m) or
(o) of the Code or section 4001 of the Employee Retirement Income Security Act of 1974 ("ERISA") (a "ERISA Affiliate") (collectively, the "Plans").

              (b) Each Plan is and has been operated and administered in all material respects in accordance with the terms of the Plan and in accordance with the requirements prescribed by all applicable statutes, orders and governmental rules and regulations, including ERISA and the Code. Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified.

              (c) Neither the Company nor any ERISA Affiliate nor any of their respective predecessors has contributed to or contributes to, or otherwise participated in or participates in, a plan subject to section 412 of the Code or Title IV of ERISA. No Plan is a multiemployer plan (within the meaning of sections 3(37) or 4001(a)(3) of ERISA or section 413 of the Code ("Multiemployer Plan") and no Plan is a multiple employer plan as defined in section 413 of the Code ("Multiple Employer Plan"); and all material contributions or other amounts payable by the Company or any of its subsidiaries as of June 30, 1996 with respect to each Plan in respect of current or prior plan years have been either paid or accrued on the balance sheet of the Company. Neither the Company nor any ERISA Affiliate is or was obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.
To the knowledge of the Company, there are no material pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Plan or any related trust.

         3.8 Litigation, etc. Except as set forth on schedule 3.8 or as disclosed in the SEC Reports, there is no claim, action, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company, any of its subsidiaries or in respect of any Plan before any court or governmental or regulatory authority that, individually or in the aggregate, (a) could reasonably be expected to have a Material Adverse Effect or (b) has had or could reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this agreement or in any manner challenges or seeks to prevent, enjoin or delay the Merger.

         3.9  Tax Matters

              (a)      Except as set forth on schedule 3.9 or in the SEC
Reports:

              (i) All returns and reports relating to income, franchise and all material other taxes required to be filed with respect to each of the Company and its subsidiaries or any of their income, properties or operations have been duly filed in a timely manner (taking into account all extensions of due dates), and, to the knowledge of the Company, all information in such returns and reports is true, correct and complete in all material respects. All taxes attributable to each of the Company and its subsidiaries that were shown to be due and payable on such returns and reports have been paid.

              (ii) Adequate provisions in accordance with United States generally accepted accounting principles consistently applied have been made in the consolidated financial statements included in the SEC Reports for the payment of all material taxes for which any of the Company or its subsidiaries may be liable for the periods covered by those financial statements that were not yet due and payable as of the dates of those financial statements, regardless of whether the liability for those taxes is disputed.

              (iii) The Company has not received any notice of deficiency or assessment from any federal, state or local taxing authority with respect to liabilities for taxes of the Company or any of its subsidiaries that have not been fully paid or finally settled. There is presently no tax audit, administrative proceeding being conducted with respect to the Company or any of its subsidiaries.

              (iv) There is no contract, agreement or intercompany account system under which the Company or any of its subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a tax (or pay any amount calculated with reference to any portion of a tax) of any group of corporations of which the Company or its subsidiaries is or was a part.

              (b) There are no agreements in effect to extend the period of limitations for the assessment or collection of any income, franchise or material other tax for which the Company or any of its subsidiaries may be liable.

         3.10 Compliance with Law. Except as set forth in the SEC Reports, to the knowledge of the Company, the business of the Company and its subsidiaries is being conducted in compliance with all applicable laws, orders, rules or regulations of any governmental authority, except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

         3.11 Delaware Takeover Statute Inapplicable. The board of directors of the Company has approved the transactions contemplated by this agreement upon the terms specified in this agreement, which will result in Mergerco becoming an "interested stockholder", within the meaning of section 203(a)(1) of the DGCL.

         3.12 Fairness Opinion. Patricof & Co. Capital Corp. ("Patricof"), the independent financial advisor to the independent committee of the Company's board of directors, has delivered to the Company its opinion that the consideration to be paid to the Company's stockholders in the Merger is fair, from a financial point of view, to those stockholders, and, as of the date of this agreement, that opinion has not been withdrawn or modified. The Company has delivered to Mergerco a true and complete copy of such opinion.

         3.13 Required Vote of the Company's Stockholders. The only vote of the stockholders of the Company required to approve and adopt the plan of merger in this agreement and approve the Merger is the affirmative vote of holders of not less than the majority of the outstanding Shares.

         3.14 Brokers. No broker, finder or other investment banker is entitled to receive any brokerage, finder's or other fee or commission in connection with this agreement or the transactions contemplated by this agreement based upon agreements made by or on behalf of the Company.


4. Representations and Warranties of Mergerco. Mergerco represents and warrants to the Company as follows:

         4.1 Organization. Mergerco is a duly organized and validly existing corporation in good standing under the law of the state of Delaware, with all requisite corporate power and authority to own its properties and conduct its business.

         4.2 Stockholders. Schedule 4.2 lists all the stockholders of Mergerco. Each such stockholder is the record and beneficial owner of the number of shares of common stock, par value $.01 per share, of Mergerco set forth opposite his name on schedule 4.2.

         4.3 Authority for this Agreement. Mergerco has full corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated by this agreement. The execution and delivery of this agreement by Mergerco and the consummation by Mergerco of the transactions contemplated by this agreement have been duly and validly authorized by the board of directors and stockholders of Mergerco and no other corporate proceeding on the part of Mergerco is necessary to authorize this agreement or to consummate the transactions contemplated by this agreement. This agreement has been duly and validly executed and delivered by Mergerco and, assuming this agreement constitutes a valid and binding obligation of the Company, this agreement constitutes the valid and binding agreement of Mergerco, enforceable against Mergerco in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors rights generally and subject to general principles of equity (whether considered in a proceeding in equity or at law).

         4.4 Consents and Approvals; No Violation. Neither the execution and delivery of this agreement by Mergerco nor the consummation of the transactions contemplated by this agreement will (a) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Mergerco; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the Exchange Act, (ii) the filing of a certificate of merger pursuant to the DGCL, (iii) any applicable filings under state securities, or "Blue Sky", laws or state anti-takeover laws; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Mergerco is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not materially and adversely affect the ability of Mergerco to consummate the transactions contemplated by this agreement; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Mergerco or any of its assets, except for violations that would not materially adversely affect the ability of Mergerco to consummate the transactions contemplated by this agreement.

         4.5 Financing. Mergerco has or, prior to the Effective Time, shall have, sufficient funds to enable it to satisfy its obligations to purchase the Shares under the Merger.

         4.6 Interim Operations of Mergerco. Mergerco was formed solely for the purpose of engaging in the transactions contemplated by this agreement, and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this agreement.

         4.7 Litigation, etc. There is no claim, action, proceeding or governmental investigation pending or, to Mergerco's knowledge, threatened against Mergerco that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the ability of Mergerco to consummate the transactions contemplated by this agreement or in any manner challenges or seeks to prevent, enjoin or delay the Merger.

         4.8 Brokers. No broker, finder or other investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with this agreement or the transactions contemplated by this agreement based upon agreements made by or on behalf of Mergerco or its affiliates.


5.       Covenants

         5.1 Conduct of Business of the Company. Except as contemplated by this agreement, from the date of this agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, conduct its and their operations in all material respects in the ordinary course and consistent with past practice and use all reasonable efforts to preserve intact their business organizations and to maintain existing relationships with those having significant business relationships with them. Without limiting the foregoing and except as contemplated by this agreement, during the period specified in the preceding sentence, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Mergerco (which consent shall not be unreasonably withheld), (a) except for issuances of capital stock of the Company's subsidiaries to the Company or to a wholly-owned subsidiary of the Company, issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class (including the Shares) or any other ownership interest in any of its subsidiaries, or securities convertible into or exchangeable for any such shares or ownership interest or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or other convertible or exchangeable securities, or grant or accelerate any right to convert or exchange any securities for any such shares (including the Shares) or ownership interest, other than Shares issuable upon exercise of the Options, or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date of this agreement; (b) otherwise acquire or redeem, directly or indirectly, any of its outstanding securities (including the Shares); (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of capital stock of the Company or any of its subsidiaries (other than cash dividends paid to the Company by its wholly-owned subsidiaries); (d) make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case other than in the ordinary course of business and in circumstances not requiring approval of its board of directors; (e) incur or assume any debt for borrowed money, except in the ordinary course of business consistent with past practice, including borrowings under the Company's existing lines of credit with CV Reit, Inc. and H. Irwin Levy; (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (except wholly-owned subsidiaries of the Company), except in the ordinary course of business; (g) make any loans, advances or capital contributions to, or investments in, any other person (except wholly-owned subsidiaries of the Company), in each case other than in the ordinary course of business; (h) change any of the accounting principles or practices used by it or any of its subsidiaries, except as required by the SEC or by United States generally accepted accounting principles; (i) make any tax election not required by law or settle or compromise any federal, state or local income tax liability, in each case that is material to the Company and its subsidiaries taken as a whole; (j) adopt any amendments to its certificate of incorporation or bylaws; (k) grant any stock related or performance awards;
(l) forgive any loans to employees, officers or directors of more than $10,000 with respect to any particular individual; (m) enter into any new employment, severance, consulting or salary continuation agreements with any officer, director or employee other than as contemplated by this agreement; (n) adopt, amend or terminate any material employee benefit plan, except in the ordinary course of business or as required by law or as necessary to maintain tax qualified status; or (o) agree in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this agreement untrue or incorrect in any material respect as of the date when made or as of a future date or otherwise would result in any of the conditions to the Merger not being satisfied.

         5.2 Recommendation by the Board of Directors. Except as set forth in this section 5.2, the board of directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Mergerco, the approval or recommendation by the board of directors of this agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (as defined below) or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. The Company shall use reasonable efforts to keep Mergerco informed of the status of any Acquisition Proposal (unless the board of directors of the Company determines in good faith after consultation with and based upon the advice of independent legal counsel that keeping Mergerco so informed would breach the fiduciary duties of the board in connection with a Superior Proposal (as defined below)). Notwithstanding the foregoing, in the event that prior to the Effective Time the board of directors of the Company determines in good faith, after consultation with and based upon the advice of independent legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the board of directors of the Company may withdraw or modify its approval or recommendation of this agreement and the Merger, approve or recommend an Acquisition Proposal that is more favorable to the stockholders of the Company than the Offer and the Merger (a "Superior Proposal") or cause the Company to enter into an agreement with respect to a Superior Proposal. The Company shall provide reasonable notice to Mergerco to the effect that it is taking such action. If the Company proposes to enter into an agreement with respect to any Superior Proposal, it shall concurrently with proposing such an agreement pay, or cause to be paid, to Mergerco the fee provided for in section 5.10.

              For purposes of this agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this agreement with Mergerco) involving the
Company: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20 percent or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         5.3  Access to Information

              (a) Subject to any limitations imposed by applicable law, between the date of this agreement and the Effective Time, the Company shall
(i) give Mergerco and its authorized representatives all reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books and records (including, without limitation, tax returns) of the Company and its subsidiaries and cause the Company's and its subsidiaries' independent accountants to provide access to their work papers and such other information as Mergerco may reasonably request, (ii) permit Mergerco to make such inspections as it may reasonably require and (iii) cause its officers and those of its subsidiaries to furnish Mergerco with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Mergerco may from time to time reasonably request.

              (b) Prior to the Effective Time, Mergerco shall keep confidential, and shall use its best efforts to cause its affiliates, associates and representatives to keep confidential, all proprietary and confidential information obtained by Mergerco pursuant to this section 5.3 that does not become publicly available through other means (the "Confidential Information"). Mergerco shall use the Confidential Information only in connection with the transactions contemplated by this agreement.

         5.4 Reasonable Efforts. Each party shall agree to use all reasonable efforts to cause the fulfillment, in the most expeditious manner practicable, of all the conditions to the other party's obligation to consummate the Merger.

         5.5  Indemnification

              (a) Mergerco agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or bylaws or otherwise in effect as of the date of this agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive, and, pursuant to Section 145(e) of the DGCL, the Surviving Corporation shall advance expenses in connection with such indemnification.

              (b) In addition to the rights provided for in section 5.5(a), and not in limitation of those rights, Mergerco shall cause the Surviving Corporation to indemnify, defend and hold harmless each present and former director and officer, employee and agent of the Company and its subsidiaries ("Indemnified Parties") to the fullest extent permitted by law for all claims, losses, damages, liabilities, costs, judgments and amounts paid in settlement, including advancement of expenses (including attorneys' fees) as incurred in respect of any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, including, without limitation, any action by or on behalf of any or all securityholders of the Company or by or in the right of the Company or the Surviving Corporation, or investigation relating to any action or omission by such party in its capacity as such (including service to any other entity, plan, trust or the like at the Company's request) occurring on or prior to the Effective Time (including, without limitation, any that arise out of or relate to the transactions contemplated by this agreement).

              (c) The provisions of this section 5.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives.

         5.6 Directors' and Officers' Insurance. The Surviving Corporation shall maintain in effect for not fewer than six years from the Effective Time the policies of directors' and officers' liability insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and containing terms and conditions no less advantageous, as long as such substitution does not result in gaps or lapses in coverage) with respect to claims arising from or related to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant to this section 5.6; and further provided that, if the Surviving Corporation is unable to obtain the insurance called for by this section 5.6, the Surviving Corporation shall obtain as much comparable insurance as is available for the Premium Amount per year.

         5.7 State Takeover Statutes. The Company shall, upon the request and at the expense of Mergerco, take all reasonable steps to assist in any challenge by Mergerco to the validity, or applicability to the Merger, of any state takeover law.

         5.8 Proxy Statement. The Company shall prepare and file with the SEC, and in consultation with Mergerco, as soon as practicable after the date of this agreement, a preliminary proxy or information statement (the "Preliminary Proxy Statement") and a transaction statement on schedule 13E-3 (as amended or supplemented, the "Schedule 13E-3") relating to the Merger in accordance with the Exchange Act and the rules and regulations under the Exchange Act, with respect to the transactions contemplated by this agreement. The Company and Mergerco shall cooperate with each other in the preparation of the Preliminary Proxy Statement. Each of the Company and Mergerco agrees that none of the information supplied or to be supplied by it or any of its affiliates specifically for inclusion in the Proxy Statement and/or the
Schedule 13E-3 shall, on the date the Proxy Statement is mailed and at the time of the Special Meeting or the Schedule 13E-3 is filed with the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Preliminary Proxy Statement, and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

         5.9 Notification of Certain Matters. The Company shall give prompt notice to Mergerco, and Mergerco shall give prompt notice to the Company, of
(a) the occurrence or non-occurrence of any event the occurrence, or non-occurrence of which is likely to cause any representation or warranty of that party in this agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this agreement; provided, however, that the delivery of any notice pursuant to this section 5.9 shall not limit or otherwise affect the remedies available under this agreement to any of the parties receiving such notice.

         5.10  Fees and Expenses

              (a) Whether or not the Merger is consummated and except as otherwise provided in this section 5.10, all costs and expenses incurred in connection with this agreement and the transactions contemplated by this agreement shall be paid by the party incurring the expense.

              (b) The Company agrees to pay Mergerco a fee in immediately available funds equal to $200,000 upon the termination of this agreement by Mergerco pursuant to section 7.1(d) or by the Company pursuant to section 7.1(e).


6.       Conditions to Consummation of the Merger.

         6.1 Conditions to Both Parties' Obligation to Consummate the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

              (a) the agreement of merger in this agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company required by and in accordance with applicable law;

              (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority against Mergerco or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use all reasonable efforts to have such prohibition lifted); and

              (c) The opinion referred to in section 3.12 shall have been confirmed in writing as of the Effective Time.

         6.2 Conditions to Mergerco's Obligation to Consummate the Merger. The obligation of Mergerco to effect the Merger is subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

              (a) since the date of this agreement, there shall not have occurred any adverse change in the business or financial condition of the Company or its subsidiaries that has resulted in a Material Adverse Effect;

              (b) the representations and warranties of the Company shall be true and correct in all material respects as of the Closing as if made again on and as of the Closing, and all the covenants in this agreement to be complied with or performed by the Company at or before the Closing shall have been complied with and performed, and Mergerco shall have received a certificate of the Company dated as of the date of the Closing and signed by an officer of the Company, certifying as to the fulfillment of the condition set forth in this section 6.2(b); and

              (c) the holders of no more than 5% of the Shares shall have exercised rights to appraisal under the DGCL.

         6.3 Condition to the Company's Obligation to Consummate the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following condition: The representations and warranties of Mergerco shall be true and correct in all material respects as of the Closing as if made again on and as of the Closing, and all the covenants in this agreement to be complied with or performed by Mergerco shall have been complied with and performed, and the Company shall have received a certificate of Mergerco, dated as of the date of the Closing and signed by an officer of Mergerco, certifying as to the fulfillment of the condition set forth in this section 6.3.


7.       Termination; Amendment; Waiver

         7.1 Termination. This agreement may be terminated and the Merger abandoned at any time, notwithstanding approval of the Merger by the stockholders of the Company, but prior to the Effective Time:

              (a) by written consent of the boards of directors of each of the Company and Mergerco and the Special Committee of the Company's board of directors;

              (b) by Mergerco or the Company, if, without any material breach by such terminating party of its obligations under this agreement, at any time after March 31, 1997;

              (c) by Mergerco or the Company, if any court of competent jurisdiction shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger; provided, however, that the party seeking to terminate this agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling;

              (d) by Mergerco, if the board of directors of the Company shall withdraw, modify or change its recommendation or approval in respect of this agreement or the Merger in a manner adverse to Mergerco or the board of directors of the Company shall have approved or recommended any proposal other than by Mergerco in respect of an Acquisition Proposal;

              (e)      assuming the Company shall not have contravened
section 5.2, by the Company, to allow the Company to enter into an agreement in respect of an Acquisition Proposal;

              (f) by the Company, if any event or circumstance occurs that renders the conditions set forth in section 6.3 not able to be satisfied, or by Mergerco, if any event or circumstance occurs that renders the conditions set forth in section 6.2 not able to be satisfied; and

              (g) by the Company or Mergerco; if the opinion from Patricof to the effect that the Merger Consideration is fair to the Company's stockholders from a financial point of view is withdrawn or modified.

         7.2 Effect of Termination. If this agreement is terminated and the Merger abandoned pursuant to section 7.1, this agreement, except for sections 5.3(b) and 5.9 and (to the extent applicable to the foregoing sections), section 8, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this section 7.2 shall relieve any party of liability for breach of this agreement.

         7.3 Amendment. To the extent permitted by applicable law, this agreement may be amended by action by or on behalf of the boards of directors of the Company and Mergerco, at any time before or after adoption of this agreement by the stockholders of the Company, but, after any such stockholder approval, no amendment shall be made that decreases the Merger Consideration or adversely affects the rights of the Company's stockholders under this agreement, except with the approval of the stockholders of the Company. This agreement may not be amended, except by an instrument in writing signed on behalf of all the parties.

         7.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action by or on behalf of the boards of directors of the Company and Mergerco, may (a) extend the time for the performance of any of the obligations or other acts of the other parties in this agreement, (b) waive any inaccuracies in the representations and warranties by any other party or in any document, certificate or writing delivered pursuant to this agreement by any other party or (c) waive compliance with any of the agreements or conditions in this agreement. Any agreement by any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of that party.


8.       Miscellaneous

         8.1 Representations and Warranties. The representations and warranties in sections 3 and 4 shall not survive beyond the Effective Time.

         8.2 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of this agreement and to enforce specifically the terms and provisions of this agreement in any federal or state court located in the state of Delaware (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

         8.3 Validity. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

         8.4 Notices. All notices, requests, claims, demands and other communications under this agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                 if to Mergerco:

                 100 Century Boulevard
                 West Palm Beach, Florida 33487
                 Telecopier: (561) 640-3160
                 Attention:  H. Irwin Levy

                 with a copy to:

                 Proskauer Rose Goetz & Mendelsohn LLP
                 1585 Broadway
                 New York, New York 10036
                 Telecopier: (212) 969-2900
                 Attention:  Klaus Eppler, Esq.

                 if to the Company:

                 c/o Bernard Green
                 583 North Lake Way
                 Palm Beach, Florida  33488
                 Telecopier: (407) 848-6793

                 with a copy to:

                 Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel,
                   P.A.
                 1221 Brickell Avenue
                 Miami, Florida  33131
                 Telecopier: (305) 579-0717
                 Attention:  Bruce E. Macdonough, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt of notice of the change).

         8.5 Governing Law. This agreement shall be governed by and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under principles of conflicts of laws applicable thereto.

         8.6 Headings. The headings in this agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this agreement.

         8.7 Parties in Interest. This agreement shall be binding upon and inure solely to the benefit of each party to this agreement, and nothing in this agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this agreement, except for sections 5.5 and 5.6 (which are intended to be for the benefit of the persons referred to in those sections, and may be enforced by such persons) and the first sentence of section 2.4 (which is intended to be for the benefit of holders of Options and may be enforced by such persons).

         8.8 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement.

         8.9 Press Releases. Mergerco and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         8.10 Entire Agreement. This agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to that subject matter.

                                  FLA ACQUISITION CORP.


                                  By: /s/ H. Irwin Levy
                                     -------------------------------
                                     H. IRWIN LEVY
                                     PRESIDENT

                                  HILCOAST DEVELOPMENT CORP.


                                  By: /s/ Jack Jaiven
                                     -------------------------------
                                     JACK JAIVEN
                                     Executive Vice President,
                                     Chief Financial Officer
                                     and Treasurer

                                                                    Schedule 1.5
                                                          Directors and Officers
                                                    of the Surviving Corporation


Directors

H. Irwin Levy
Mark Levy
Lynn Peseckis
Maurice Halperin
Barry Halperin


Officers

H. Irwin Levy       --    President
Mark Levy           --    Secretary
Barry Halperin      --    Senior Vice President

                                                                 Schedule 3.2(a)


None.

                                                                 Schedule 3.2(b)


None.

                                                                    Schedule 3.4


None.

                                                                    Schedule 3.6


None.

                                                                    Schedule 3.7


1992 Stock Option Plan

1995 Stock Option Plan

Employment Agreements between the Company and each of Michael S. Rubin, Jack Jaiven, Michael A. Rich, James A. Geddes, Harold Cohen and Antoinette Gleeson

HDC Group Health Plan

HDC Flexible Benefit Plan

                                                                    Schedule 3.8


None.

                                                                    Schedule 3.9


None.

                                                                    Schedule 4.2
                                                        Stockholders of Mergerco


Name(s)                                                     Number of Shares

H. Irwin Levy                                               4,172

Maurice and Barry Halperin                                  2,924

                                                                      EXHIBIT B


                                                                  PATRICOF & CO





November 12, 1996



Independent Directors Committee
Hilcoast Development Corp.
c/o Bernard Green, Chairman
19146 Lyons Road
Boca Raton, FL 33434

Patricof & Co.
Capital Corp.
445 Park Avenue
New York, NY 10022
Tel 212-935-5151
Fax 212-832-6946

Gentlemen:

In September 1996, Patricof & Co. Capital Corp. ("Patricof") was engaged by your committee to determine the fairness from a financial point of view of a transaction (the "Proposed Transaction") to the "Public Shareholders" (all of the shareholders other than Mr. H. Irwin Levy or persons or affiliates of such persons joining with Mr. Levy) of Hilcoast Development Corp. ("Hilcoast" or "the Company"). The Proposed Transaction contemplates a merger of Hilcoast and a newly formed corporation in which each of Hilcoast's outstanding shares of common stock would be converted into $6.00 in cash. As part of its engagement, Patricof undertook to provide such additional assistance to your committee as the committee might reasonably request including advice respecting alternatives available to the Company other than the Proposed Transaction.


I.    Procedures Followed

In connection with our analysis and as a basis for forming our opinion, we have reviewed and analyzed such information as we considered relevant. No limitations were placed upon the scope of our inquiry which included but was not limited to the following:

                                                                  PATRICOF & CO
Independent Directors Committee
Hilcoast Development Corporation
c/o Bernard Green, Chairman
November 12, 1996
Page 2



      A.   Documents Consulted and Data Reviewed

      1. Filings made or to be made with the Securities and Exchange Commission, including Hilcoast's Annual Report on Form 10-K for the fiscal years 1993-1996, the Company's fiscal year 1995 Annual Meeting Proxy Statement, its 1992 Spin-off Prospectus, and a draft Merger Agreement, and draft Proxy Statement both prepared for the purpose of completing the Proposed Transaction.

      2. Securities and Exchange Commission filings of companies used for comparative purposes.

      3. A variety of agreements to which Hilcoast and its affiliates are parties, including the Company's 1992 and 1995 stock option plans, its Restated Loan Agreement dated July 31, 1992, its $3.0 million Promissory Note dated September 30, 1993; its $2.5 million Future Advance Promissory Note dated September 15, 1994 and extension letters thereto; its $4.0 million Promissory Note dated August 11, 1995 and extension letters thereto; its $2.1 million Promissory Note dated August 18, 1992 and related documents; its $750,000 Note to H. Irwin Levy dated September 15, 1994 and extension letters thereto; and officers severance agreements dated September 18, 1992.

      4. Other Company related documents including historic, current and projected financial statements, the Century Village Offering Circular for Plymouth Condominium III, Hilcoast's board of directors minutes, September 26, 1994 to August 9, 1996, and a Lawyers Representation Letter from Cobb, Cole & Bell.

      5. Data on stock market, industry and region specific economic factors relevant to Patricof's engagement hereunder.

      B.   Facilities Visited

      We visited Hilcoast's headquarters in Pembroke Pines, Florida and inspected a variety of condominium units and facilities there, and visited its Glen Abbey project in Volusia County, Florida.

      C.   Persons Contacted

      1. Hilcoast Personnel: We interviewed the Company's Chairman/chief executive officer, its President/chief operating officer; its Executive Vice President/Treasurer/chief

                                                                  PATRICOF & CO

Independent Directors Committee
Hilcoast Development Corporation
c/o Bernard Green, Chairman
November 12, 1996
Page 3


      financial officer, its Vice President/marketing, Vice
      President/construction, and the Manager of the Glen Abbey project.

      2. Non-Hilcoast Personnel: We spent time with the Company's independent director, and members of the law firm involved in preparing the documentation for the Proposed Transaction.

      3. Other Persons: We had telephone conversations with executives of certain of the companies that were included in our market check.


II.   Factors Considered and Alternative Approaches

      A. In arriving at our conclusion we considered, among other elements, the Company's history, its current and prospective business operations, litigation affecting the Company, its historic, current and projected financial condition, public trading in its common stock and stock market, industry and region specific factors. We made numerous financial and operating comparisons between Hilcoast, and a group of public companies that could be used for comparative purposes, determined the investor appraisal ratios accorded the common stocks of those comparative companies, considered publicly available comparative transactions and performed discounted cash flow analyses based upon alternative sets of assumptions.

      B. In arriving at our conclusion, we utilized a variety of analytical approaches, including comparative company analysis, comparative transaction analysis and discounted cash flow analysis.


III.  Market Check

      We solicited a variety of residential home builders with operations in Florida for the purpose of eliciting proposals alternative to the Proposed Transaction.


IV.   Assumptions and Limitations

      A. We have relied on, and assumed without independent verification, the accuracy and completeness of the financial and other information contained in publicly available sources or provided to us orally or in writing by the Company, its officers, directors, employees, agents, counsel, and others.

                                                                   PATRICOF & CO

Independent Directors Committee
Hilcoast Development Corporation
c/o Bernard Green, Chairman
November 12, 1996
Page 4


      B. We have assumed that the information supplied to us by the persons described in paragraph A hereof represented good faith efforts to describe the operations and financial condition of Hilcoast and its affiliates.

      C. We have not undertaken any independent appraisal of the assets or liabilities of the Company or its affiliates, nor, other than stated herein, reviewed such companies' books, or made inquiries of its suppliers, competitors, creditors, or of the residents at Century Village-Pembroke Pines.

      D. We express no opinion as to any tax consequences of the Proposed Transaction.

      E. We have assumed that the final documents in the Proposed Transaction will contain data substantially similar to that previously supplied to us.

      F. This letter is furnished to you solely in connection with the engagement described in the engagement letter, and its use is limited to the purposes set forth in paragraph 4 of that letter.


V.    Conclusion

Based upon the foregoing, and subject to the assumptions and limitations set forth in Section IV hereof, and effective only as of the date of this letter, we are of the opinion that the terms to be offered in the Proposed Transaction are fair to the Company's Public Shareholders from a financial point of view.

Very truly yours,



PATRICOF & CO. CAPITAL CORP.

                                                                       EXHIBIT C




                          SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATION LAW

         262 APPRAISAL RIGHTS.- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

                 (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections
(f) or (g) of Section 251 of this title.

                 (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                          a.      Shares of stock of the corporation surviving
or resulting from such merger or consolidation, or depository receipts in respect thereof;

                          b.      Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Or held of record by more than 2,000 holders;

                          c.      Cash in lieu of fractional shares or
fractional depository receipts described in the foregoing subparagraphs a. and
b. of this paragraph; or

                          d.      Any combination of the shares of stock,
depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                 (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)     Appraisal rights shall be perfected as follows:

                 (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                 (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the far rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       EXHIBIT D


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                  FORM 10-K/A

                                 AMENDMENT # 2

(Mark One)
 X   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
---  SECURITIES EXCHANGE ACT OF 1934

     FOR THE FISCAL YEAR ENDED JULY 31, 1996

                                       OR

     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
---  SECURITIES EXCHANGE ACT OF 1934

     For the transition period from __________ to ___________


                        Commission File Number: 0-20530


                           HILCOAST DEVELOPMENT CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Delaware                                                  65-0346040
   -------------                                              ------------
     (State of                                              (I.R.S. Employer
   Incorporation)                                          Identification No.)

      19146 Lyons Road, Boca Raton, Florida                        33434
----------------------------------------------            ----------------------
    (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code: 407-487-9630
                                                   --------------

Securities registered pursuant to Section 12(b) of the Act:


                                      Name of each exchange on
        Title of each class               which registered
        -------------------               ----------------

              None                              None


          Securities registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                                (Title of class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such
filing requirements for the past 90 days.       Yes  X    No
                                                    ---      ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]


                   AGGREGATE MARKET VALUE OF THE VOTING STOCK
                    HELD BY NONAFFILIATES OF THE REGISTRANT

Common Stock, par value $.01 per share ("Common Stock"), was the only class of voting stock of the Registrant outstanding on July 31, 1996. Based on the last sale price of the Common Stock on the NASDAQ Small-Cap Market on August 28, 1996 ($5.31), the aggregate market value of the 768,450 shares of the Common Stock held by persons other than officers, directors and persons known to the Registrant to be the beneficial owner (as that term is defined under the rules of the Securities and Exchange Commission) of more than five percent of the Common Stock on that date was approximately $4.1 million. By the foregoing statements, the Registrant does not intend to imply that any of these officers, directors or beneficial owners are affiliates of the Registrant or that the aggregate market value, as computed pursuant to rules of the Securities and Exchange Commission, is in any way indicative of the amount which could be obtained for such shares of Common Stock.


             APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Section 12, 13, or 14(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

                              Yes ____     No ____


                   (APPLICABLE ONLY TO CORPORATE REGISTRANTS)

Indicate the number of shares outstanding of each of the Registrant's classes of common stock, as of the latest practicable date:

               2,362,320 shares of Common Stock, par value $.01
              per share, were outstanding as of August 31, 1996.


                      DOCUMENTS INCORPORATED BY REFERENCE

            Definitive Proxy Statement of Hilcoast Development Corp.
                  for the 1996 Annual Meeting of Stockholders
                           (incorporated in Part III)

                                     PART I



ITEM 1. BUSINESS


GENERAL

Hilcoast Development Corp. (the "Company" or "Registrant") was incorporated in Delaware on July 6, 1992 for the purpose of acquiring certain real property located at the Century Village adult condominium project in Pembroke Pines, Florida ("Century Village"), including the recreation facilities located at that project ("Recreation Facilities"), and certain other assets. The acquisition was completed on July 31, 1992 (see Business - Certain Transactions and Relationships - Acquisitions) whereupon the Company commenced its business activities. For information with respect to the Company's results of operations and financial condition for fiscal years ended July 31, 1996, 1995 and 1994, see Selected Financial Data and the Company's Consolidated Financial Statements.

The Company is primarily engaged in the design, development, construction, marketing and sale of condominium apartments at Century Village and the operation of the Recreation Facilities. In addition, the Company is engaged in the development of single-family homesites in a golf course community in Volusia County, Florida, known as Glen Abbey ("Glen Abbey"), and the sale of those homesites to local builders and retail customers. The Company also derives revenues from a variety of real estate related activities, including certain maintenance and community services at Century Village, real estate brokerage, title insurance agency services, and investment advisory and consulting services.

The Company is involved in all phases of planning and building Century Village, including site planning and preparation, application for and receipt of regulatory approval, design, construction, marketing and sales, in addition to constructing recreation facilities and other amenities. The Company is also involved in all phases of the development of Glen Abbey, including site planning and preparation, application for and receipt of regulatory approvals, and sales and marketing to builders and other potential purchasers.

The Company currently maintains its executive offices at 19146 Lyons Road, Boca Raton, Florida 33434 and its telephone number is (407) 487-9630.

RECENT DEVELOPMENT - PROPOSED MERGER

On August 12, 1996, the Company's Board of Directors received an unsolicited proposal from H. Irwin Levy, the Company's Chairman of the Board and Chief Executive Officer, contemplating a merger of the Company and a newly formed acquisition company to be organized by Mr. Levy, pursuant to which each of the Company's outstanding shares of Common Stock would be converted into $6.00 cash. A special independent committee of the Board has been appointed to consider the proposal and in connection therewith, has engaged financial and legal advisors.

The proposed merger is subject to approval of the Company's Board of Directors and shareholders and a number of other material conditions, including negotiation of a definitive agreement and compliance with all applicable regulatory and governmental requirements. Accordingly, there can be no assurance that the proposed merger will be consummated.


OPERATING POLICIES

The Company attempts to reduce certain of the risks inherent in real estate development and to maximize its financial resources by: (i) utilizing subcontractors in many of the construction and site improvement activities; (ii) obtaining favorable contract prices from subcontractors based on the volume of the Company's construction activity; and (iii) creating additional sources of revenues through development related activities including long-term recreation leases, real estate brokerage and title insurance agency services.


FLORIDA MARKET

Century Village is located in the southwestern portion of Broward County, which the Company believes is one of the fastest growing areas in Florida. The Company believes that certain fundamental aspects of the southeast Florida area, including an attractive climate and quality of life, have contributed and will continue to stimulate population and economic growth.


RESIDENTIAL DEVELOPMENT

     CENTURY VILLAGE

Century Village is a planned 7,780 unit active adult condominium community located on approximately 680 acres of land in Pembroke

Pines, Florida. The Company is constructing four story condominium buildings containing one and two-bedroom apartments currently ranging in price from $58,000 to $129,000. Century Village is located west of Hollywood, approximately one-half mile from Interstate 75, midway between Miami and Fort Lauderdale. The community features more than 200 acres devoted exclusively to recreation, social and entertainment facilities, including a 135,000 square foot clubhouse which contains a 1,042 seat auditorium/theatre, a 962 person capacity party room, card rooms, pool and billiards rooms, exercise and sauna facilities, indoor and outdoor swimming pools and other hobby and athletic areas. A recently completed 12,000 square foot health club facility, known as Club Health, contains a wave-walking exercise pool and the latest fitness equipment. The community also features an 18 hole, semi private, par 71 golf course, tennis facilities and additional pools and poolhouse facilities dispersed throughout the community. The Company provides recreation activities and amenities, security services, transportation within the community and to surrounding businesses and shopping areas, as well as maintenance, community management and other services under separate agreements providing for monthly per unit charges. In addition, each apartment contains a built-in, medical-security alert communications system which provides residents with continuous access to security and emergency medical services.

As of July 31, 1996, 6,911 condominium apartments, or 89% of the total planned community, had been delivered (closed under sales contracts) to purchasers since September 1984, including 409 and 479 delivered by the Company in fiscal 1996 and 1995, respectively. At July 31, 1996 and 1995, there were 227 and 219 condominium apartments, respectively, in the Company's backlog of units sold but not yet delivered. See Management's Discussion and Analysis of Financial Condition and Results of Operations for a more detailed discussion of the Company's backlog and condominium inventories.

     GLEN ABBEY

Glen Abbey and an adjacent parcel consists of approximately 135 acres of unimproved land in Volusia County, Florida, planned for approximately 250 improved single family homesites which the Company is developing in stages. Through July 31, 1996, the Company had completed development of the first two phases, consisting of 59 lots, of which 57 had been delivered to purchasers, including 10 and 22 delivered during fiscal 1996 and 1995, respectively. The Company is currently developing the third phase, which is planned for 33 lots. At July 31, 1996, there were four lots in backlog or under reservation. See Business - Certain Transactions and Relationships - CV Reit.

RECREATION FACILITIES

The Company owns all of the Recreation Facilities at Century Village (See Business - Residential Development - Century Village). Each purchaser of a condominium apartment has the option to enter into a 50 year lease for such facilities, which provides for monthly payments, currently ranging from $63 to $82, and for specified increases after three years based on increases in operating costs and fixed contractual increases after five years. As of July 31, 1996, virtually all of the purchasers of the 6,911 condominium apartments delivered had exercised that option.


CONSTRUCTION

The Company acts as the general contractor for the construction of the condominium apartments it sells. Company employees monitor construction, participate in all material design and building decisions and coordinate construction with local and state regulatory authorities. Subcontractors are retained for specified projects pursuant to contracts which obligate the subcontractor to complete construction for a fixed price. The Company does not have any long-term contractual commitments with any of its subcontractors.

The Company manufactures and erects pre-cast and pre-stressed concrete walls, floors and other building components for the condominium buildings at Century Village. Management believes that this strategy allows the Company's construction operations to achieve efficiencies in time, cost and inventory management.

The Company does not maintain significant inventories of construction materials except for work-in-process materials for property under construction and a limited amount of other construction materials. Generally, the construction materials used in the Company's operations are readily available from numerous sources. The Company cannot predict, however, if shortages of necessary materials or labor will occur in the future.

The Company finances its construction operations with cash flow from operations, principally sales of condominium apartments, and with borrowings principally under lines of credit with CV Reit. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources and Note 4 to Consolidated Financial Statements.


MARKETING AND SALES

The Company conducts a comprehensive multimedia marketing program, including regional radio, television and print advertising, highway signs, illustrated brochures, out-of-town seminars followed by Company-sponsored on-site tours, on-and off-site displays, direct mail advertising and special promotional events. Purchasers of Century Village condominium apartments are generally retirees primarily from the southeast Florida area as well as the major northeast metropolitan areas, such as the New York City and New Jersey area. During fiscal 1996, new sales at Century Village were identical to fiscal 1995, with 417 new sales contracts during each year.

The Company believes that one of the principal factors in the success of Century Village has been its ability to establish and market the lifestyle available within its communities as a "way of life". The Company engages Red Buttons at Century Village to provide name recognition and an identity symbolic of its central theme, and to emphasize the range and quality of the Recreation Facilities and the diversity of available activities.

Condominium apartments at Century Village are sold on a commission basis by the Company's sales personnel. The Company maintains on-site sales offices and furnished model apartments at Century Village. Condominium apartments are sold pursuant to contracts which require the purchaser to make a cash down payment that may be forfeited if the purchase is not completed unless in accordance with Florida law, the purchaser elects to rescind the contract for any reason within 15 days following the execution of the sales contract. The sales contracts also contain mortgage contingencies which allow the purchaser to cancel the contract without penalty if the purchaser is unable to obtain financing. The State of Florida requires purchasers' deposits to be held in segregated escrow accounts unless such deposits are guaranteed by bank letters of credit (see Note 4 to Consolidated Financial Statements).

The Company assists purchasers in obtaining mortgage financing from financial institutions; however, the Company does not offer seller financing. Historically and during fiscal 1996, a majority of purchasers acquired Century Village apartments for cash.

Company personnel handle sales of homesites at Glen Abbey primarily to builders and retail customers.


OTHER ACTIVITIES

The Company operates four offices which provide real estate brokerage services, consisting of resales and rentals at the four Century Villages in southeast Florida. The Company also operates a title insurance agency which provides title insurance services principally to purchasers at Century Village. The Company acts as the investment advisor to CV Reit on a fee basis (see Business
- Certain Transactions and Relationships - Consulting and Advisory

Agreement with CV Reit).


GOVERNMENT REGULATION

Real estate development, particularly condominium development, is subject to increasing environmental, building, zoning, real estate sales and securities regulation by various federal, state and local authorities. New projects require the approval of numerous governmental authorities regulating such matters as permitted land uses and levels of density, the installation of utility services such as water and wastewater disposal, and the dedication of acreage for open space, parks, schools and other community purposes. Several authorities in Florida have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas, and the amount of these fees has increased significantly during recent years. In addition, certain governmental agencies have attempted to impose restrictive zoning and density requirements in order to limit the number of persons who live and work within their boundaries. Finally, the State of Florida has at times declared moratoriums on issuance of building permits and imposed other restrictions in areas where sewage treatment facilities and other public facilities do not reach minimum standards. The Company has no reason to believe that any of the foregoing will occur at Century Village or would have a material adverse effect on operations at that project.

In connection with the development of Century Village and Glen Abbey, the Company is required to obtain the approval of various governmental authorities, many of which it has already obtained. Drainage, water and sewer permits must be obtained prior to commencement of certain land development activity. Building permits and certificates of occupancy must be obtained in connection with the construction and delivery of condominium apartments at Century Village. The Company believes that to the extent that appropriate governmental approvals have not previously been obtained for the completion of Century Village and Glen Abbey, it will be able to obtain such approvals in the future. If such approvals cannot be obtained, the Company's business may be adversely affected. In addition, during 1995, certain governmental authorities imposed significant additional construction requirements regarding hurricane protection and other items. These requirements will increase the Company's construction costs in fiscal 1997 and 1998.

In recent years, regulation by federal and state authorities relating to the sale and advertising of condominium interests and residential real estate has become more restrictive. In order to advertise and sell condominiums and residential real estate in many jurisdictions, the Company is required to prepare registration statements or other disclosure documents and, in some cases, to file such materials with designated regulatory agencies.

The Company is required to comply with the Americans with Disabilities Act, which requires residential buildings to have certain additional facilities available for handicapped persons. The Company anticipates that compliance with the Act will not have a material adverse effect on its construction costs in the future.


COMPETITION AND OTHER FACTORS

The development and sale of residential properties is highly competitive. The Company competes on the basis of a number of interrelated factors, including location, reputation, amenities, design, quality and price, with numerous larger and smaller builders, including some builders with nationwide operations and greater experience and financial resources. The Company also competes for residential sales with individual resales of existing homes and homesites, including condominium apartments in the three previously completed Century Village communities in southeast Florida as well as those in Century Village at Pembroke Pines. The Company may also compete with sales by financial institutions of properties obtained in foreclosure proceedings.

The Company believes that its principal competition for its Century Village project is other condominium developments in the low to medium price range with substantial recreation facilities in Dade, Broward and Palm Beach counties.
The Company believes that the establishment of a "way of life" community concept has been a significant factor in making Century Village competitive in the market place.

Historically, the housing industry has been cyclical and is affected by prevailing economic conditions, in general, and by interest rates, in particular. A variety of other factors affect the housing industry and demand for new homes, including the availability of labor and materials and increases in the costs thereof, changes in costs associated with home ownership such as increases in property taxes and energy costs, changes in consumer preferences, demographic trends and the availability of and changes in federally-sponsored mortgage financing programs.


WARRANTIES, BONDS AND OTHER OBLIGATIONS

In the ordinary course of its business, the Company may incur or undertake certain contingent or future liabilities, including obligations: (a) under performance and maintenance bonds (or letters of credit, in lieu thereof), (b) to complete recreation or other community facilities, (c) to subsidize condominium associations, and (d) under homeowner warranties. The amount of such obligations outstanding at any time varies in accordance with the Company's pending construction activities. At July 31, 1996, there was aproximately $289,000 outstanding in letters of credit issued by CV Reit to municipalities principally in connection with performance and maintenance bond obligations at Century Village.

The Company is required by law to grant limited warranties covering workmanship and materials with respect to condominium apartments. The Company employs subcontractors who perform a significant portion of the actual construction process and who, in turn, provide warranties of workmanship to the Company.


CERTAIN TRANSACTIONS AND RELATIONSHIPS

     CAPITALIZATION AND SPIN-OFF

The Company was capitalized in July 1992 by issuing: (a) 5,000 shares of 10% Cumulative Preferred Stock to CV Reit for $5 million; and (b) 1.8 million shares of non-voting Class A Common Stock representing 75% of its outstanding common stock to CV Reit for $1.8 million in cash and 600,000 shares of voting Common Stock representing 25% of its outstanding common stock to H. Irwin Levy for $738,000 in cash. Mr. Levy is Chairman of the Board and Chief Executive Officer of the Company. In addition, he is a principal stockholder and, until his resignation on July 31, 1992, was Chairman of the Board of CV Reit.

On October 23, 1992, CV Reit distributed the shares of the Class A Common Stock to its stockholders in the form of a taxable dividend (the "Spin-off"), at which time the Class A Common Stock was automatically converted into voting Common Stock. As a result of the Spin-off, the Company became independent of CV Reit and its Common Stock is currently listed for trading on the NASDAQ Small-Cap Market. On March 31, 1995, the Company redeemed the Preferred Stock in exchange for a $5 million note payable July 31, 1998.

     ACQUISITIONS

On July 31, 1992, the Company acquired certain assets from affiliates of Cenvill Development Corp. ("Development") for a purchase price of approximately $63.3 million, subject to $56.2 million of mortgage indebtedness (including $48.2 million to CV Reit - see Note 4 to Consolidated Financial Statements) and $4.3 million of accounts payable, customer deposits and other liabilities, and issued a $2.8 million promissory note to Development, guaranteed by CV Reit (which note was repaid in 1994). The acquisition occurred pursuant to approval by the Bankruptcy Court of the Southern District of Florida of a Proposal for the Acquisition of Certain Assets, dated June 19, 1992, between Development and CV Reit, in connection with Chapter 11 proceedings filed by Development on that date. The assets acquired principally consisted of real property located in Century Village, including land for the then remaining approximately 2,200 condominium apartments, construction in progress and the Recreation Facilities.

Effective August 18, 1992, the Company purchased unimproved land in Glen Abbey, an existing golf course community in Volusia County, Florida, from CV Reit for approximately $2.5 million. The Company paid approximately $400,000 in cash, and $2.1 million in the form of a mortgage note (see Note 4 to Consolidated Financial Statements). The purchase price for the Glen Abbey land represented CV Reit's book value on the date of sale.

     CONSULTING AND ADVISORY AGREEMENT WITH CV REIT

On July 31, 1992, the Company entered into a consulting and advisory agreement under which the Company provides certain investment advisory, consulting and administrative services to CV Reit including: investigating and evaluating investment opportunities; conducting negotiations with existing and potential borrowers and lenders; negotiating with investment bankers in connection with the sale of securities of CV Reit; administering compliance by CV Reit with the provisions of its loan agreements; consulting with respect to the preparation of required reports to the New York Stock Exchange and the Securities and Exchange Commission; supervising the prosecution of claims by CV Reit against third parties and supervising the defense of claims made against CV Reit; and attending CV Reit's board meetings. The agreement specifically excludes matters related to the Company's loans from CV Reit. The agreement, which originally expired on July 31, 1994, was recently extended to July 31, 1997, provides for the payment of $10,000 per month to the Company, plus reimbursement for all out of pocket expenses, and may be terminated by the Company upon 180 days notice and by CV Reit upon 30 days notice. Certain officers of the Company, including Mr. Levy, perform services for CV Reit under the agreement. To the extent that such services interfere with their duties to the Company, the Company will provide alternative personnel to fulfill its contractual obligations to CV Reit.

     OTHER TRANSACTIONS WITH CV REIT

In March 1995, CV Reit acquired from a financial institution a note due from the Company with a then outstanding balance of $2.7 million, collateralized by a mortgage on the Recreation Facilities. The Company repaid that note during fiscal 1996.

The Company leases approximately 1,300 square feet of office space in West Palm Beach from CV Reit for a monthly rental of approximately $1,100.

The Company intends to resolve any conflicts which may arise between the Company and CV Reit by referring such conflicts to an independent committee of its Board of Directors. Since Mr. Levy is both a director of the Company and a principal stockholder of CV Reit, Mr. Levy would not serve on any such committee.


Certain officers and/or directors of the Company were previously officers and/or directors of CV Reit.

     CENVILL RECREATION

Cenvill Recreation consists of a group of companies owned, in various percentages, by Mr. Levy and his family. During fiscal 1996, Cenvill Recreation occupied approximately 1,600 square feet of office space at the Company's Administration Building at the Century Village at Boca Raton and paid the Company approximately $500 per month on a month-to-month basis.

     H. IRWIN LEVY

In September 1994, the Company and Mr. Levy entered into an unsecured revolving credit agreement allowing the Company to borrow up to $750,000 from Mr. Levy through May 1, 1997, as extended (see Note 4 to Consolidated Financial Statements). For a one week period in July 1995, the outstanding balance under this agreement was increased to $1,030,000, which amount was reduced to $390,000 by July 31, 1995 and repaid in September 1995. Since that repayment, the Company has not made any further borrowings under this agreement.


EMPLOYEES

At July 31, 1996, the Company employed 221 persons including 99 in construction related activities (54 covered by a collective bargaining agreement), 58 in recreation and maintenance activities, and 64 in sales, administration and other activities. The Company believes that its relations with its employees and subcontractors are satisfactory.


ITEM 2.  PROPERTIES

In addition to the Company's residential development property described in Item 1, at July 31, 1996, the Company's properties included: (i) several buildings within Century Village, aggregating approximately 37,000 square feet, used for commercial purposes, including administration, sales, models and health care services; and (ii) the approximately 23,000 square foot Administration
Building at the Century Village in Boca Raton, of which the Company occupies approximately 2,000 square feet as executive and administrative offices. The aggregate book value of the foregoing properties was approximately $1 million at July 31, 1996.

During fiscal 1995, the Company sold approximately 29 acres of unimproved land in Coconut Creek, Florida for $1,975,000, an amount which approximated book value.

See Note 4 to Consolidated Financial Statements for a description of the mortgages to which the Company's properties are subject.



ITEM 3.  LEGAL PROCEEDINGS

On September 16, 1993, the Company filed a Complaint in the Circuit Court, Seventh Judicial Circuit, in and for Volusia County, Florida, seeking unspecified damages against a utility company, claiming inverse condemnation and trespass at the Company's Glen Abbey project. On March 18, 1994, the Court granted a Motion for Summary Judgment holding the defendant liable for trespass and inverse condemnation. On April 5, 1995, the Court vacated the Summary Judgment and in February 1996, the Court ruled that the Company is not entitled to recovery under the theory of inverse condemnation. The trespass claims, which include a claim for damages caused by flooding, have not been tried and no trial date has been set. The Company has appealed the Court's decision. If the Appellate Court reverses the order, the inverse condemnation damages claim would be remanded to the Circuit Court. The Company also expects to pursue its trespass claims.

The Company is unable to predict the outcome of an appeal or the amount of damages, if any, which may be awarded to the Company on either the trespass or inverse condemnation claims. In addition, any award of damages to the Company will be subject to appeal by the defendant and, accordingly, there can be no assurance that the Company will ultimately recover any damages.

The Company is not presently a party to any other material pending litigation. However, the Company is involved from time to time in litigation arising in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company's financial condition.



ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of the Company's 1996 fiscal year.

                                    PART II



ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY
         AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") Small-Cap Market under the symbol HCDV. The following tables set forth the market price range of the Common Stock for each quarter during the years ended July 31, 1996 and 1995, based on the high and low closing bid prices as reported on the NASDAQ Small-Cap Market. Such high and low bid prices reflect interdealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. No cash dividends were declared by the Company on the Common Stock during those periods.


                                        Market
                                      Price Range
                                   -----------------
                                   High         Low
         1996                      -----       -----
         ----
     First Quarter                 4-7/8       4-1/8
     Second Quarter                4-3/4       4-1/4
     Third Quarter                 4-3/4       4-1/4
     Fourth Quarter                5           4-1/4

         1995
         ----
     First Quarter                 4-7/8       4-1/2
     Second Quarter                4-7/8       4-1/2
     Third Quarter                 4-7/8       4-1/2
     Fourth Quarter                4-7/8       4-3/8



As of July 31, 1996, the Company had 2,362,320 shares of Common Stock outstanding and 365 holders of record of such stock.

The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future based on its expected operating cash flow requirements (see Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources). The Delaware General Corporation Law prohibits the Company from paying dividends or otherwise distributing funds to its stockholders, except out of legally available funds. The declaration and payment of dividends on the Company's Common Stock and the amount thereof will be dependent upon the Company's results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors. No assurance can be given that the Company will pay any dividends on the Common Stock.



ITEM 6.  SELECTED FINANCIAL DATA
         (dollars in thousands, except per share data)

The Company's operations commenced in connection with the purchase of certain assets on July 31, 1992. Allocations have been made to reflect the fair value of the assets acquired resulting in asset bases which differ from those of the previous owner. In addition, certain of the Company's operating policies and accounting procedures may be different from those of the previous owner. Accordingly, comparative financial data for the year ended July 31, 1992 is not presented since it would be neither comparable nor informative. The following should be read in conjunction with the Company's Consolidated Financial Statements, accompanying notes and other financial information included herein:


                                                    Year Ended July 31,
                                      ---------------------------------------------
                                         1996        1995        1994       1993
                                      ----------  ----------  ---------- ----------
Operating Statement Data:
  Sales of condominium apartments     $   30,917  $   37,340  $   35,992  $   24,809
                                      ==========  ==========  ==========  ==========

  Total revenues                      $   43,030  $   51,313  $   47,236  $   35,317
                                      ==========  ==========  ==========  ==========
  Income (loss) before
    income tax expense (benefit)      $     (675) $      983  $      512  $      343

  Income tax expense (benefit)              (237)        378         223         134
                                      ----------  ----------  ----------  ----------
  Net income (loss)                         (438)        605         289         209

  Preferred stock dividends                    -         333         500         502
                                      ----------  ----------  ----------  ----------
  Net income (loss) applicable
    to common stock                   $     (438) $      272  $     (211) $     (293)
                                      ==========  ==========  ==========  ==========
  Net income (loss) per common share  $     (.19) $      .11  $     (.09) $     (.12)
                                      ==========  ==========  ==========  ==========
  Average common shares
    considered outstanding             2,362,320   2,506,562   2,352,320   2,363,286
                                      ==========  ==========  ==========  ==========

                                       15

                                                 July 31,
                                   -------------------------------------
                                    1996     1995        1994     1993
                                   -------  -------     -------  -------
Balance Sheet Data:
  Inventories and
    properties held for
    development and sale           $30,234   $35,383     $40,227  $40,088
                                   ========  =======     =======  =======

     Total assets                  $53,595   $58,137     $64,743  $66,402
                                   =======   =======     =======  =======

     Borrowings                    $45,348   $48,611     $49,637  $53,229
                                   =======   =======     =======  =======

     Stockholders' equity          $ 1,835   $ 2,273(a)  $ 6,986  $ 7,197
                                   =======   =======     =======  =======

---------------
(a) On March 31, 1995, the Company redeemed its $5 million of 10% Cumulative Preferred Stock in exchange for a $5 million note payable.



ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

                             1996 COMPARED TO 1995


During the year ended July 31, 1996, the Company reported a net loss attributable to common stock of $438,000 on total revenues of $43 million, as compared to net income attributable to common stock of $272,000 on revenues of $51.3 million in the year ended July 31, 1995.

The Company's primary sources of revenues are the design, development, construction, marketing and sale of condominium apartments at the Century Village at Pembroke Pines adult condominium community ("Century Village") and the operation of the recreation facilities (the "Recreation Facilities") located at that project. For the year ended July 31, 1996, revenues from sales of condominium apartments at Century Village represented approximately 72% of total revenues while producing an average gross margin (sales revenues less cost of sales, as a percentage of sales revenues) of 14% as compared to 73% of total revenues at an average gross margin of 18% for the corresponding period ended July 31, 1995. The following table presents pertinent information related to deliveries of condominium apartments at Century Village.


                        Deliveries - Year Ended July 31,
              ----------------------------------------------------
                    1996                                1995
     ---------------------------------    ----------------------------------
      Number            Average            Number             Average
     of Units  Revenues  Sales   Gross    of Units   Revenues  Sales   Gross
     Delivered  (000's)  Price  Margin    Delivered   (000's)  Price  Margin
     --------- -------- ------- ------    ---------  -------- ------- ------
        409    $30,917  $75,600   14%        479     $37,340  $78,000  18%

Revenues from sales of condominium apartments are recognized only upon the closing (delivery) of the sales contract. Fluctuations in average sales prices at Century Village are generally a function of the location of condominium buildings (e.g. lakefront) and to a lesser extent, the mix of condominium apartments within the building. The 4% decrease in gross margin principally reflects the $2,400 decrease in the average sales price of units delivered in 1996, primarily attributable to the commencement of deliveries in November 1995 in a section where there are no lakefront buildings. Gross margins also declined due to higher per unit cost of sales on all units delivered in fiscal 1996, primarily attributable to an overall rise in construction costs (spurred by normal cost increases and by additional requirements imposed by governmental agencies) and site improvement costs, which were partially offset by lower per unit land costs associated with units delivered in the aforementioned section.

A comparison of the Company's inventories and backlog (under contract for sale but not yet delivered) at Century Village follows:

                                  July 31, 1996          July 31, 1995
                              ---------------------  ---------------------
                                    Number of              Number of
                                   Condominium            Condominium
                                    Apartments             Apartments
                              ---------------------  ---------------------
                              Completed              Completed
                              or Under               or Under
                              Construction  Backlog  Construction  Backlog
                              ------------  -------  ------------  -------
Completed but not
  yet delivered                   53          30         50          29
Under construction               708         197        620         190
                                 ---         ---        ---         ---
                                 761         227        670         219
                                 ===         ===        ===         ===
Aggregate sales
     value (000's)                         $18,256                $16,694

Average sales price                        $80,400                $76,200


Based upon the 227 sales contracts in backlog for Century Village at July 31, 1996, a significant portion of which are expected to be delivered within the next nine months, the Company anticipates an increase in average sales prices for fiscal 1997 deliveries. The Company also anticipates an increase in the average per unit cost of sales, although to a lesser extent, primarily attributable to higher construction costs. As a result, the gross margin for fiscal 1997 is expected to increase accordingly.

For each of the years ended July 31, 1996 and 1995, the Company entered into 417 new sales contracts (net of cancellations) at Century Village with an aggregate sales value of $32.1 million and $32.2 million, respectively, and an average sales price of $76,900 and $77,200, respectively.

For the years ended July 31, 1996 and 1995, recreation and maintenance fees were $8.3 million and $7.5 million, respectively, consisting of $5.9 million and $5.3 million, respectively, of revenues pursuant to long-term leases ("Recreation Leases") of the Recreation Facilities with unit owners occupying approximately 6,900 Century Village condominium apartments delivered through July 31, 1996 and $2.4 million and $2.2 million, respectively, of revenues from master management agreements, under which the Company provides certain maintenance and community services. These revenues will continue to increase annually principally due to future deliveries of condominium apartments and specified contractual increases in monthly fees in accordance with the Recreation Leases. The Recreation Leases and the master management agreements provide that increases and decreases in operating costs are passed through to the unit owners, subject to a guaranteed rate generally for three years.

For both years ended July 31, 1996 and 1995, other revenues amounted to $3.5 million and principally consisted of revenues from the golf course operations at Century Village, real estate brokerage commissions at the four Century Village communities in southeast Florida, social program activities at the Recreation Facilities and title insurance agency services provided on sales at Century Village (see Note 6 to Consolidated Financial Statements). Other revenues are not expected to fluctuate significantly during fiscal 1997.

Operating costs amounted to $7.6 million for the year ended July 31, 1996, as compared to $7.3 million for the previous fiscal year, and consisted principally of costs incurred for the operation of the Recreation Facilities, the master management agreements, four real estate brokerage offices and the Company's title insurance agency. The $.3 million increase in operating costs is primarily attributable to normal increases of certain expenses associated with the Recreation Facilities and master management operations. Operating cost increases related to these operations are generally passed through to unit owners at Century Village in the form of increased recreation and maintenance fees, subject to the aforementioned three year guarantee.

Interest incurred for the year ended July 31, 1996 amounted to $5.3 million as compared to $5.2 for the year ended July 31, 1995. Interest capitalized to inventories at Century Village and Glen Abbey approximated $2.9 million in 1996, as compared to $3.4 in the previous fiscal year, resulting in net interest expense of $2.4 million and $1.8 million, respectively. The decreased capitalized interest principally resulted from lower average inventories on which to capitalize interest. The Company expects interest incurred to decline during fiscal 1997 due to anticipated reductions in its borrowings.

During each of the fiscal years ended July 31, 1996 and 1995, selling and marketing costs expensed amounted to $3.8 million and $4.2 million, respectively, primarily attributable to 70 less deliveries of condominium apartments in fiscal 1996. Selling and marketing costs are capitalized and amortized to expense as condominium apartments are delivered at Century Village, based on the average capitalized cost per apartment sold. Selling and marketing expenses are expected to fluctuate during fiscal 1997 based on fluctuations in the number of units delivered.

General and administrative expenses for the years ended July 31, 1996 and 1995 were $1.7 million and $2.3 million, respectively. Generally these expenses consist of corporate overhead and administration of Century Village. However, during fiscal 1996 and 1995, general and administrative expenses included $.2 million and $.7 million, respectively, of non-recurring items consisting of:
(i) professional fees incurred during 1996 and 1995 in a lawsuit brought by the Company against a utility company for damages and reimbursement of professional fees at the Company's Glen Abbey project (see Item 3, Legal Proceedings); (ii) costs incurred during 1995 to explore the potential acquisition of a tract of land for a future project, which was determined not to be feasible; and, (iii) costs related to a change in health insurance programs during 1995. Excluding these non-recurring costs, general and administrative expenses for fiscal 1996 decreased by approximately $.1 million as compared to the preceding year, primarily due to reductions in administrative salaries.

                             1995 COMPARED TO 1994

During the year ended July 31, 1995, the Company reported net income of $605,000 on total revenues of $51.3 million, as compared to net income of $289,000 on revenues of $47.2 million in the year ended July 31, 1994. After giving effect to preferred stock dividends, the net income attributable to common stock was $272,000 as compared to a net loss of $211,000, respectively.

For the year ended July 31, 1995, revenues from sales of condominium apartments at Century Village represented approximately 73% of total revenues while producing an average gross margin of 18% as compared to 76% of total revenues at an average gross margin of 15% for the corresponding period ended July 31, 1994. The following table presents pertinent information related to deliveries of condominium apartments at Century Village:


                        Deliveries - Year Ended July 31,
              ---------------------------------------------------
                   1995                               1994
     ---------------------------------   ----------------------------------
      Number            Average           Number             Average
     of Units  Revenues  Sales   Gross   of Units   Revenues  Sales   Gross
     Delivered  (000's)  Price  Margin   Delivered   (000's)  Price  Margin
     --------- -------- ------- ------   ---------  -------- ------- ------
        479    $37,340  $78,000   18%       491     $35,992  $73,300  15%

Revenues from sales of condominium apartments are recognized only upon the closing (delivery) of the sales contract. Fluctuations in average sales prices at Century Village are generally a function of the location of condominium buildings (e.g. lakefront) and to a lesser extent, the mix of condominium apartments within the building. The 3% increase in gross margin is principally attributable to the $4,700 increase in the average sales price of units delivered in 1995. This increase was partially offset by an increase in cost of sales caused by higher interest cost on the Company's variable rate borrowings, brought about by increases in the prime rate, and normal increases in per unit construction and site improvement costs.

A comparison of the Company's inventories and backlog (under contract for sale but not yet delivered) at Century Village follows:

                                 July 31, 1995          July 31, 1994
                             ---------------------  ---------------------
                                   Number of              Number of
                                  Condominium            Condominium
                                   Apartments             Apartments
                             ---------------------  ---------------------
                             Completed              Completed
                             or Under               or Under
                             Construction  Backlog  Construction  Backlog
                             ------------  -------  ------------  -------
Completed but not
  yet delivered                    50          29         33          25
Under construction                620         190        496         256
                                  ---         ---        ---         ---
                                  670         219        529         281
                                  ===         ===        ===         ===
Aggregate sales
  value (000's)                            $16,694                $21,361

Average sales price                        $76,200                $76,000

A comparison of the Company's new sales orders at Century Village is presented below:

                                          Year Ended
                                           July 31,
                                      ------------------
                                       1995       1994
                                      -------    -------
     New sales orders (a)               417        515
     Aggregate sales
       value (000's)                  $32,200    $38,500
     Average sales price              $77,200    $74,800

     ---------------
       (a)    Net of cancellations.


Management believes that the decline in the Company's sales activity was attributable to an increase in the number of prior year sales as a result of the damage caused by Hurricane Andrew, general economic conditions, and a relatively mild winter in the northeast.

During the years ended July 31, 1995 and 1994, revenues from sales of real estate (excluding Glen Abbey) amounted to approximately $2.1 million and $.4 million, respectively, and consisted of property located in Coconut Creek, Florida, the cost of which approximated net sales proceeds.

For the years ended July 31, 1995 and 1994, recreation and maintenance fees were $7.5 million and $6.8 million, respectively, consisting of $5.3 million and $4.8 million, respectively, of revenues pursuant to the long-term Recreation Leases of the Recreation Facilities with unit owners occupying approximately 6,500 Century Village condominium apartments delivered through July 31, 1995 and $2.2 million and $2 million, respectively, of revenues from master management agreements, under which the Company provides certain maintenance and community services.

For both years ended July 31, 1995 and 1994, other revenues amounted to $3.5 million and principally consisted of revenues from the golf course operations at Century Village, real estate brokerage commissions at the four Century Village communities in southeast Florida, social program activities at the Recreation Facilities and title insurance agency services provided on sales at Century Village (see Note 6 to Consolidated Financial Statements). Operating costs amounted to $7.3 million for the year ended July 31, 1995, as compared to $6.9 million for the previous fiscal year, and consisted principally of costs incurred for the operation of the Recreation Facilities, the master management agreements, four real estate brokerage offices and the Company's title insurance agency. The $.4 million increase in operating costs is primarily attributable to normal increases of certain expenses associated with the Recreation Facilities and master management operations.

Interest incurred for the year ended July 31, 1995 amounted to $5.2 million as compared to $4.9 for the year ended July 31, 1994. Interest capitalized to inventories at Century Village and Glen Abbey approximated $3.4 million in 1995, as compared to $3.2 in the previous fiscal year, resulting in net interest expense of $1.8 million and $1.7 million, respectively. Interest incurred, which is based on borrowings whose interest rates are substantially tied to the prime rate (see Note 4 to Consolidated Financial Statements), increased during fiscal 1995 principally due to a 1.5% rise in the prime rate which occurred during the fiscal year. In addition, effective March 31, 1995, the Company redeemed its $5 million 10% Preferred Stock in exchange for a $5 million 10% note.

During the fiscal years ended July 31, 1995 and 1994, selling and marketing costs expensed were $4.2 million and $3.6 million, respectively, primarily attributable to the reduced sales pace in fiscal 1995. Selling and marketing costs incurred are capitalized and amortized to expense as condominium apartments are delivered at Century Village, based on the average capitalized cost per apartment sold.

General and administrative expenses generally consist of corporate overhead and administration of Century Village. However, fiscal 1995 general and administrative expenses also reflect approximately $.7 million of non-recurring items consisting of: (i) professional fees incurred in a lawsuit brought by the Company against a utility company for damages and reimbursement of professional fees at the Company's Glen Abbey project (see Item 3, Legal Proceedings); (ii) costs incurred to explore the potential acquisition of a tract of land for a future project, which was determined not to be feasible; and, (iii) costs related to a change in health insurance programs. Excluding these non-recurring costs, general and administrative expenses for fiscal 1995 decreased by approximately $.2 million as compared to the preceding year, primarily due to reductions in administrative salaries.


LIQUIDITY AND CAPITAL RESOURCES

For the years ended July 31, 1996 and 1995, the Company generated net cash flow from operating activities of $5.2 million and $6.8 million, respectively. Of these amounts, cash flow attributable to net reductions in real estate inventories amounted to $5.1 million in each year, principally due to delivery of 409 and 479 condominium apartments, in fiscal 1996 and 1995, respectively, and the sale of unimproved land in Coconut Creek during fiscal 1995. As a result of the positive cash flow from operations, the Company was able to reduce net borrowings by $3.3 million and $6 million during fiscal 1996 and 1995, respectively. The 1995 decrease was net of a $5 million increase in borrowings in connection with the Company's redemption of its Preferred Stock. Although the Company has been successful in generating positive cash flow from operating activities since its inception in July 1992, there is no assurance that the Company will be able to achieve or sustain positive cash flow from operating activities in the future.

For the year ended July 31, 1996, net cash flow used by investment activities amounted to $1.9 million, as compared with $.5 million in the previous year. The 1996 amount reflects the recently completed Club Health which is part of the Recreation Facilities (see Business - Residential Development - Century Village).

The Company's borrowings at July 31, 1996 amounted to $45.3 million, substantially due to CV Reit. See Note 4 to Consolidated Financial Statements for a description of the Company's borrowings. This amount includes $25 million which presently requires monthly interest only payments but which is scheduled to be converted by July 31, 1998 to an 11%, 25 year self-amortizing loan providing for equal monthly payments of principal and interest. Substantially all of the remaining $6.9 million of borrowings (excluding the CV Reit lines of credit - see below) matures in fiscal 1998, including $1.9 million which requires principal payments based on release prices of condominium apartments or homesites delivered. The Company's borrowings require interest payments generally on a monthly basis.

Since inception, the Company's cash flow has been sufficient to enable the Company to reduce its aggregate borrowings. However, in order to satisfy its payment obligations under its term borrowings, from time to time the Company has relied on borrowings under its lines of credit from CV Reit (the "Lines of Credit" - see Note 4 to Consolidated Financial Statements), amounting to $15 million at July 31, 1996. At July 31, 1996, the outstanding balance of the Lines of Credit was $13.4 million. The Company also has a revolving credit agreement with H. Irwin Levy, Chairman of the Board and Chief Executive Officer of the Company, under which the Company may borrow up to $750,000 through May 1997 (the "Levy Note" - see Note 4 to Consolidated Financial Statements). Since September 1995, there has been no outstanding balance under the Levy Note. The Company anticipates that funds generated in the ordinary course of business and availability under the Lines of Credit and the Levy Note will continue to be sufficient to satisfy its cash flow needs.

The amount of available funds under the Lines of Credit is limited based on available collateral, as defined. At July 31, 1996, the available collateral exceeded the outstanding balance of the Lines of Credit by approximately $4.2 million. The Company also is restricted from incurring or guaranteeing additional debt financing under certain circumstances (see Note 4 to Consolidated Financial Statements). Substantially all the Company's assets are pledged as collateral for the Company's borrowings.

The Company attempts to minimize its investment in inventory. In addition to construction of condominium apartments at Century Village and development of homesites at Glen Abbey, significant capital outlays for amenities and infrastructure are required in advance of deliveries of apartments and homesites. The Company has no material commitments for capital expenditures other than those incurred in connection with its development and construction activities in the ordinary course of business at Century Village and Glen Abbey. To complete Century Village, the Company will incur costs in connection with the remaining 869 apartments to be delivered, including the construction of the condominium buildings and infrastructure improvements, including the installation of water and sewer service, drainage facilities, paving and grading, and landscaping. Substantially all of the Recreation Facilities have already been completed. At Glen Abbey, homesite improvements will include water and sewer service, drainage facilities, and paving and grading.

The Company's current major business activities consist of development and other real estate related activities principally at Century Village. As of July 31, 1996, 89% of the planned community had been delivered and approximately 869 condominium apartments remained to be delivered. If the Company engages in future real estate development activities, it will require outside financing which may or may not be available. In the event the Company decides not to engage in any further real estate development activities, its long-term revenues are anticipated to be generated principally from net revenues derived under the long-term Recreation Leases, net of the related debt service requirement, and from earnings on funds expected to be available from deliveries of Century Village condominium apartments. In that event, the Company anticipates that its revenues will be sufficient to satisfy its cash requirements. However, there is no assurance that revenues will be sufficient for such purposes.

INFLATION

The Company, as well as the home building industry in general, may be adversely affected during periods of high inflation, primarily because of higher material, labor and financing costs. In particular, interest rates on a significant portion of the Company's borrowings are variable subject to a floor of 9% and a ceiling of 11%. Increases in the prime rate could result in increased interest cost to the Company in addition to possible reduced sales activity, potentially resulting in reduced profitability. The Company may attempt to pass through to its customers any increases in costs through increased selling prices. However, this may not always be possible due to competitive factors in the marketplace.

FORWARD LOOKING INFORMATION:  CERTAIN CAUTIONARY STATEMENTS

Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Form 10-K, that are not related to historical results, are forward looking statements. Actual results may differ materially from those projected or implied in the forward looking statements. Further, certain forward looking statements are based upon assumptions of future events which may not prove to be accurate. These forward looking statements involve risks and uncertainties including but not limited to the Company's future cash flows and liquidity, gross margins, revenues and expenses, the effect of conditions in the residential real estate market and the economy in general, the level and volatility of interest rates, as well as certain other risks described in this report. Subsequent written and oral forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by cautionary statements in this paragraph and elsewhere described in this Form 10-K.


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



             TABLE OF CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                      Page
                                                                      ----
Report of Independent Certified Public Accountants                    27

Consolidated Financial Statements:

   Balance Sheets - July 31, 1996 and 1995                            28

   Statements of Operations -
      Years Ended July 31, 1996, 1995 and 1994                        29

   Statements of Stockholders' Equity -
      Years Ended July 31, 1996, 1995 and 1994                        30

   Statements of Cash Flows -
      Years Ended July 31, 1996, 1995 and 1994                        31

   Notes to Consolidated Financial Statements                       32-42

           Schedules are omitted because the amounts are not material or such required disclosures are set forth in the
            consolidated financial statements or the notes thereto.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
  of Hilcoast Development Corp.
Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of Hilcoast Development Corp. and subsidiaries as of July 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hilcoast Development Corp. and subsidiaries at July 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1996 in conformity with generally accepted accounting principles.




                                               BDO SEIDMAN, LLP


Miami, Florida
September 20, 1996

HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)


                                                 July 31,
                                             -----------------
                                               1996       1995
              ASSETS (Note 4)                -------    -------
Cash:
  Unrestricted                               $    21    $    46
  Restricted                                     773        764
Inventories and properties held
  for development and sale (Note 2)           30,234     35,383
Property and equipment, net of
  accumulated depreciation (Note 3)           19,754     19,110
Prepayments and other assets                   2,813      2,834
                                             -------    -------
                                             $53,595    $58,137
                                             =======    =======
               LIABILITIES

Borrowings  (Note 4)                         $45,348    $48,611
Accounts payable, accruals and
  other liabilities                            3,993      4,680
Deposits, principally from customers           2,033      1,933
Deferred income taxes (Note 5)                   386        640
                                             -------    -------
     Total liabilities                        51,760     55,864
                                             -------    -------

Contingencies (Note 7)

            STOCKHOLDERS' EQUITY
                  (Note 8)

10% Cumulative Peferred Stock; $1,000
  stated value; shares authorized
  10,000; none outstanding                         -          -
Common Stock; $.01 par; shares authorized
   6,000,000; outstanding 2,362,320               24         24
Additional paid-in capital                     2,481      2,481
Deficit                                         (670)      (232)
                                             -------    -------
     Total stockholders' equity                1,835      2,273
                                             -------    -------
                                             $53,595    $58,137
                                             =======    =======

See accompanying notes to consolidated financial statements.

HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

                                              Year Ended July 31,
                                        -------------------------------
                                           1996       1995      1994
Revenues:                               ---------  ---------  ---------
  Sales:
    Condominium apartments              $  30,917  $  37,340  $  35,992
    Land and other                            367      2,918        926
  Recreation and maintenance fees           8,263      7,541      6,807
  Other (Note 6)                            3,483      3,514      3,511
                                        ---------  ---------  ---------
                                           43,030     51,313     47,236
                                        ---------  ---------  ---------
Expenses:
  Cost of sales:
    Condominium apartments                 26,678     30,717     30,682
    Land and other                            282      2,670        784
  Operating costs                           7,569      7,337      6,936
  Interest:
    Incurred                                5,318      5,158      4,870
    Capitalized                            (2,959)    (3,387)    (3,208)
  Depreciation                              1,279      1,255      1,205
  Selling and marketing                     3,838      4,245      3,597
  General and administrative                1,700      2,335      1,858
                                        ---------  ---------  ---------
                                           43,705     50,330     46,724
                                        ---------  ---------  ---------

Income (loss) before income tax
  expense (benefit)                          (675)       983        512
Income tax expense (benefit)
  (Note 5)                                   (237)       378        223
                                        ---------  ---------  ---------
Net income (loss)                            (438)       605        289
Preferred stock dividends                       -        333        500
                                        ---------  ---------  ---------
Net income (loss) available
  for common stockholders               $    (438) $     272  $    (211)
                                        =========  =========  =========
Net income (loss) per common share:
  Primary and fully diluted             $    (.19) $     .11  $    (.09)
                                        =========  =========  =========
Average common shares
  considered outstanding:
    Primary and fully diluted           2,362,320  2,506,562  2,352,320
                                        =========  =========  =========



See accompanying notes to consolidated financial statements.

HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)


                                                  Additional
                               Preferred  Common   Paid-In
                                 Stock     Stock   Capital    Deficit
                               ---------  ------  ----------  -------
Balances, July 31, 1993         $5,000    $  24     $2,466    $ (293)

Preferred Stock dividends            -        -          -      (500)

Net income for the year
  ended July 31, 1994                -        -          -       289
                                -------   -----     ------    ------

Balances, July 31, 1994          5,000       24      2,466      (504)

Preferred Stock dividends            -        -          -      (333)

Redemption of Preferred
  Stock                         (5,000)       -          -         -

Issuance of 10,000 shares
  of Common Stock pursu-
  ant to Stock Option Plan           -        -         15         -

Net income for the year
  ended July 31, 1995                -        -          -       605
                                ------    -----     ------    ------

Balances, July 31, 1995              -       24      2,481      (232)

Net loss for the year
  ended July 31, 1996                -        -          -      (438)
                                ------    -----     ------    ------

Balances, July 31, 1996         $    -    $  24     $2,481    $ (670)
                                ======    =====     ======    ======


See accompanying notes to consolidated financial statements.

HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                             Year Ended July 31,
                                                        ----------------------------
                                                          1996      1995      1994
                                                        --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                    $  (438)  $   605   $   289
   Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Depreciation                                       1,279     1,255     1,205
       Deferred income tax expense (benefit)               (254)      283       223
       Changes in assets and liabilities:
         Decrease in inventories and properties
           held for development and sale                  5,149     5,085        33
         (Increase) decrease in restricted cash              (9)      416     1,085
         Decrease in prepayments and other assets            21       243        14
         (Decrease) increase in accounts payable,
           accruals and other liabilities                  (687)     (511)    1,573
         Increase (decrease) in deposits                    100      (597)      348
                                                        -------   -------   -------
Net cash provided by operating activities                 5,161     6,779     4,770
                                                        -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                    (1,923)     (504)     (699)
                                                        -------   -------   -------
Net cash used by investing activities                    (1,923)     (504)     (699)
                                                        -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings:
    CV Reit                                              17,868    22,235    20,930
    Other                                                   350     2,381        84
  Repayments on borrowings:
     CV Reit                                            (20,685)  (22,580)  (21,559)
     Other                                                 (796)   (8,062)   (3,047)
     Cash dividends paid on Preferred Stock                   -      (375)     (500)
     Proceeds on issuance of Common Stock                     -        15         -
                                                        -------   -------   -------
Net cash used by financing activities                    (3,263)   (6,386)   (4,092)
                                                        -------   -------   -------

Net decrease in unrestricted cash during year               (25)     (111)      (21)
Unrestricted cash at beginning of year                       46       157       178
                                                        -------   -------   -------
Unrestricted cash at end of year                        $    21   $    46   $   157
                                                        =======   =======   =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                            $ 5,331   $ 5,079   $ 4,814
                                                        =======   =======   =======
    Income taxes                                        $   211   $     5   $   -
                                                        =======   =======   =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH
  FINANCING ACTIVITIES:
    Redemption of Preferred Stock in exchange
      for note payable                                  $     -   $ 5,000   $     -
                                                        =======   =======   =======

See accompanying notes to consolidated financial statements.

HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Hilcoast Development Corp. and all wholly-owned subsidiaries (the "Company"). Significant intercompany balances and transactions have been eliminated in consolidation.


     BUSINESS


The Company is engaged in the design, development, construction, marketing and sale of condominium apartments at Century Village at Pembroke Pines ("Century Village"), an adult condominium project in southeast Florida, the operation of the recreation facilities located at the project ("Recreation Facilities") and certain other real estate related businesses.

The Company is also engaged in the development and sale of single family homesites in a golf course community known as Glen Abbey in Volusia County, Florida.


     REVENUE RECOGNITION


Revenues from sales of real estate are recognized when closings have occurred and minimum down payment and other criteria are satisfied in accordance with generally accepted accounting principles governing profit recognition for real estate transactions.

Purchasers of Century Village condominium apartments lease certain of the Recreation Facilities under a 50 year lease arrangement. Rents from these facilities are accounted for under the operating method.


     RESTRICTED CASH


Restricted cash principally consists of escrow deposits received from purchasers of condominium apartments and in connection with the Company's real estate brokerage activities.


     INVENTORIES AND PROPERTIES HELD FOR DEVELOPMENT AND SALE

Inventories and properties held for development and sale are stated at the lower of cost or estimated net realizable value. Interest, real estate taxes and similar costs are capitalized to land and construction costs during the development and construction period and are amortized to cost of sales as closings occur.


     SELLING AND MARKETING COSTS

Selling and marketing costs associated with Century Village are capitalized and amortized as related closings occur and revenues are recognized.


     PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment, principally consisting of the Recreation Facilities, is stated at cost. Major renewals and improvements are capitalized while replacements, maintenance and repairs not extending or improving the useful lives of assets are expensed as incurred. Depreciation is provided principally under the straight-line method over the estimated useful lives ranging from 3 to 40 years. Depreciation on certain construction related assets is capitalized and amortized to cost of sales as closings occur.


     INCOME TAXES

Income taxes are provided under the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

The provision for income taxes includes deferred taxes resulting from temporary differences in the bases of assets and liabilities for tax and financial reporting purposes.

     NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per common share is computed by dividing net income less Preferred Stock dividends by the weighted average number of common shares outstanding during the year, and is adjusted for the assumed conversion of shares issuable upon exercise of stock options, after the assumed repurchase of common shares with the related proceeds. Stock options have not been included in the calculation for the years ended July 31, 1996 and 1994 as the effect would have been anti-dilutive. For the year ended July 31, 1995, 260,000 shares (equivalent to 144,435 shares using the treasury stock method) issuable upon exercise of options previously granted, have been treated as outstanding. These additional shares were included in the calculation of net income per common share because such options were exercisable at prices below the current market price.


     STATEMENTS OF CASH FLOWS

For purposes of the statements of cash flows, the Company considers all unrestricted highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments including accounts payable and borrowings approximated fair value.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board recently issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which the Company will be required to implement for its fiscal year ending July 31, 1997. The statement requires that long-lived assets must be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest charges) from an asset to be held and used is less than the carrying value of the asset, an impairment loss must be recognized in the amount of the difference between the carrying value and fair value. Assets to be disposed must be valued at the lower of carrying value or fair value less costs to sell.

Management believes that if this standard were to be implemented currently, there would not be an impairment loss; however, until it is implemented, management will periodically reassess the Company's situation in relation to SFAS No. 121.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting No. 123 "Accounting for Stock-Based Compensation". SFAS 123 allows companies to continue to account for their stock option plans in accordance with APB Opinion 25 but encourages the adoption of a new accounting method which requires the recognition of compensation expense based on the estimated fair value of employee stock options. Companies electing not to follow the new fair value based method for stock options are required to provide expanded footnote disclosures, including pro forma net income and earnings per share. The Company expects to continue to account for its stock option plans in accordance with APB Opinion 25 and provide supplemental disclosures as required by SFAS 123.


(2) INVENTORIES AND PROPERTIES HELD FOR DEVELOPMENT AND SALE

Inventories and properties held for development and sale consist of the following (in thousands):


                                                  July 31,
                                             -------------------
                                               1996       1995
 Century Village:                            --------   --------
   Land under development for
     condominium buildings                   $11,499    $16,041
   Condominium buildings completed
     or under construction                    14,197     15,243
   Capitalized interest                        1,972      1,643
                                             -------    -------
                                              27,668     32,927
 Land under development, Volusia
   County, Florida (Glen Abbey)                2,566      2,456
                                             -------    -------
                                             $30,234    $35,383
                                             =======    =======


Substantially all inventories and properties held for development and sale are pledged as collateral for indebtedness (Note 4).

(3)  PROPERTY AND EQUIPMENT

Major classifications of property and equipment are as follows (in thousands):


                                                     July 31,
                                                 ------------------
                                                   1996       1995
                                                 -------    -------
Recreation Facilities                            $21,205    $19,258
Commercial buildings and improvements              1,438      1,410
Machinery and equipment, primarily
  used in construction                             1,501      1,385
Golf course and golf course clubhouse              1,237      1,228
                                                 -------    -------
                                                  25,381     23,281
Less accumulated depreciation                      5,627      4,171
                                                 -------    -------
                                                 $19,754    $19,110
                                                 =======    =======

Substantially all property and equipment is located in Century Village and pledged as collateral for indebtedness (Note 4).


(4) BORROWINGS

Borrowings, substantially consisting of mortgage notes collateralized by all major assets of the Company, are summarized as follows (in thousands):


                                                  July 31,
                                             ------------------
                                              1996       1995
Mortgage notes payable                       -------    -------
  to CV Reit, Inc. ("CV Reit")
  (Note 4(a)):
     Term Loan                                $25,000    $26,477
     Lines of Credit                           13,415     12,140
     Preferred Stock Redemption Note            5,000      5,000
     Recreation Facilities Note                    -       1,700
     Land Acquisition Note                        564      1,350
     Glen Abbey Note                            1,320      1,449
                                              -------    -------
                                               45,299     48,116
                                              -------    -------
Levy Note  (Note 4(b))                             -         390
Other                                              49        105
                                              -------    -------
                                                   49        495
                                              -------    -------
                                              $45,348    $48,611
                                              =======    =======

(A)  CV REIT

     TERM LOAN/LINES OF CREDIT

At July 31, 1996, the Company's loan agreement with CV Reit (the "Loan Agreement") primarily consisted of a term loan (the "Term Loan") and $15 million revolving lines of credit (the "Lines of Credit"). The Term Loan and $7.5 million of the Lines of Credit bear interest, payable monthly, at prime (8.25% at July 31, 1996) plus 3%, but in any event not less than 9% nor more than 11%, and mature on July 31, 1998, except as described below with respect to the conversion of the Term Loan. The remaining $7.5 million of the Lines of Credit bears interest, payable monthly, as follows: (i) $3 million at prime plus 3%, with a floor of 11%, which matures on May 31, 1997; (ii) $2.5 million at 12.5% of which $2 million matures on February 28, 1997 and $.5 million on May 31, 1997; and (iii) $2 million at 12% which matures on November 30, 1996. Specific release prices, principally for the condominium apartments at Century Village, are required to be applied as permanent reductions of the Lines of Credit. The amount of available funds under the Lines of Credit is limited based on available collateral, as defined. The Term Loan and Lines of Credit are collateralized by all major assets of the Company.

Upon the earlier to occur of delivery of the last unit at Century Village or July 31, 1998, the Term Loan will be converted to an 11%, fixed rate, 25 year self-amortizing loan providing for equal monthly payments of principal and interest (the "Permanent Loan"). The Permanent Loan will be collateralized by the Recreation Facilities and may not be prepaid without incurring a prepayment penalty equal to the greater of 5% of the amount prepaid or an amount determined pursuant to a formula based upon the yield of certain U.S. Treasury Issues.

Until the Permanent Loan is satisfied in full, the wholly-owned subsidiary of the Company which owns the Recreation Facilities will not be permitted to incur or guarantee additional debt financing, except for that related to the operation of the Recreation Facilities.

At July 31, 1996, there was approximately $300,000 outstanding in letters of credit issued by CV Reit to municipalities in connection with certain of the Company's development requirements at Century Village and Glen Abbey. In addition, a $1.5 million letter of credit has been issued by a bank for the benefit of the State of Florida, guaranteed by CV Reit, which allows the Company to utilize up to that amount of customer deposits previously required to be held in restricted escrow accounts.

     PREFERRED STOCK REDEMPTION NOTE

In March 1995, the Company redeemed its $5 million 10% Cumulative Preferred Stock owned by CV Reit, in exchange for a $5 million note payable to CV Reit, which is collateralized by the Recreation

Facilities, bears interest, payable quarterly, at 10% and matures on July 31, 1998.

     LAND ACQUISITION NOTE

In connection with the acquisition in August 1993 of land adjacent to Century Village, the Company issued a $1.35 million note to CV Reit, which is collateralized by the acquired land, bears interest, payable monthly, at 12%, matures on July 31, 1998 and provides for specific release prices based on sales of condominium apartments.

     GLEN ABBEY NOTE

The Glen Abbey Note is collateralized by the unsold homesites at the Glen Abbey project, bears interest, payable monthly, at prime plus 3%, but in no event less than 9% nor more than 11%, matures on December 31, 1997 and is recourse to the extent of the Company's guarantee of the first $1.5 million principal of the note. Payments of principal are based on release prices for the homesites.

(B)  LEVY NOTE

The Company and H. Irwin Levy have entered into an unsecured revolving credit agreement ("Levy Note") allowing the Company to borrow up to $750,000 from Mr. Levy in the event the Company's availability under the CV Reit Lines of Credit does not exceed $50,000. The Levy Note bears interest, payable monthly, at prime plus 1/2% and matures on May 1, 1997, as extended.

Mr. Levy is the Chairman of the Board and Chief Executive Officer of the Company and is a principal stockholder of CV Reit.

(C)  MATURITIES

Scheduled and estimated maturities of the Company's borrowings are as follows (in thousands):

 Year ended July 31,
     1997                     $ 6,768
     1998                      12,740
     1999                         440
     2000                         463
     2001                         489
     Thereafter                24,448
                              -------
                              $45,348
                              =======


(5)   INCOME TAXES

(a)  The provision for income taxes is as follows:

                                    July 31,
                              ----------------------
                               1996    1995    1994
   Current:                   ------  ------  ------
     Federal                  $  14    $ 93    $  -
     State                        3       2       -
                              -----    ----    ----
                                 17      95       -
   Deferred:                  -----    ----    ----
     Federal                   (217)    235     190
     State                      (37)     48      33
                              -----    ----    ----
                               (254)    283     223
                              -----    ----    ----
                              $(237)   $378    $223
                              =====    ====    ====

(b) Income tax expense differs from the amount computed by multiplying income before income tax expense by the statutory federal income tax rate principally due to state income taxes.


(c) The approximate effect of temporary differences and carry-forwards that gave rise to deferred tax assets and liabilities were as follows (in thousands):

                                                    July 31,
                                                 --------------
                                                  1996    1995
 Deferred tax liabilities:                       ------  ------
   Differences in reporting selling and
     marketing expense for tax purposes          $  746  $  725
   Differences in reporting interest
     expense for tax purposes                       241     166

   Excess tax over book depreciation                191     199
   Other                                             15       -
                                                 ------  ------
                                                  1,193   1,090
                                                 ------  ------
 Deferred tax assets:
   Differences in reporting inventory
     for tax purposes                               (25)     (5)
   Net operating loss carryforward                 (673)   (347)
   Alternative minimum tax carryforward            (106)    (93)
   Other                                             (3)     (5)
                                                 ------  ------
                                                   (807)   (450)
                                                 ------  ------
     Net deferred tax liabilities                $  386  $  640
                                                 ======  ======

(d) As of July 31, 1996, the Company had a net operating loss carryforward for tax purposes of approximately $1.8 million which expires from 2009 through 2011.



(6)   OTHER REVENUES

Other revenues consist of the following (in thousands):



                                     Year Ended July 31,
                                   ------------------------
                                     1996     1995     1994
                                   ------   ------   ------
     Golf course operations         $1,090   $1,081   $1,149
     Real estate brokerage           1,004    1,028      843
     Social program activities         591      562      515
     Title insurance agency            371      413      447
     Consulting fees (a)               143      120      120
     Other                             284      310      437
                                    ------   ------   ------
                                    $3,483   $3,514   $3,511
                                    ======   ======   ======

---------------
(a) Effective July 31, 1992, the Company and CV Reit entered into a consulting and advisory agreement under which the Company provides investment, advisory, consulting and administrative services to CV Reit, excluding matters related to the Company's indebtedness to CV Reit. The agreement, which originally expired on July 31, 1994, has been extended to July 31, 1997, provides for payment of monthly fees of $10,000 plus reimbursement of out of pocket expenses, and may be terminated upon 180 days notice by the Company and upon 30 days notice by CV Reit.


(7)  CONTINGENCIES

(a) On September 16, 1993, the Company filed a Complaint in the Circuit Court, Seventh Judicial Circuit, in and for Volusia County, Florida, seeking unspecified damages against a utility company, claiming inverse condemnation and trespass at the

     Company's Glen Abbey project. On March 18, 1994, the Court granted a Motion for Summary Judgment holding the defendant liable for trespass and inverse condemnation. On April 5, 1995, the Court vacated the Summary Judgment and in February 1996, the Court ruled that the Company is not entitled to recovery under the theory of inverse condemnation. The trespass claims, which include a claim for damages caused by flooding, have not been tried and no trial date has been set. The Company has appealed the Court's decision. If the Appellate Court reverses the order, the inverse condemnation damages claim would be remanded to the Circuit Court. The Company also expects to pursue its trespass claim.

     The Company is unable to predict the outcome of an appeal or the amount of damages, if any, which may be awarded to the Company on either the trespass or inverse condemnation claims. In addition, any award of damages to the Company will be subject to appeal by the defendant and, accordingly, there can be no assurance that the Company will ultimately recover any damages.

(b) The Company is subject to various claims, complaints and performance guarantees in the ordinary course of operations, including obligations relating to performance and maintenance bonds (or letters of credit in lieu thereof), completion of the Recreation Facilities, subsidies for condominium associations, and condominium owner warranties.

In Management's opinion, the ultimate outcome of the aforementioned matters will not have a material adverse effect on the Company's financial condition.

(8) STOCK OPTION PLAN

The Company has two stock option plans: (i) the 1992 Stock Option Plan (the "1992 Plan"); and (ii) the 1995 Stock Option Plan (the "1995 Plan"). The Company has reserved 300,000 shares of Common Stock for issuance under each plan, of which options to purchase 285,000 shares and 40,000 shares, respectively, have been granted (at option prices equal to or exceeding fair market value at date of grant) to various directors and officers of the Company, generally becoming exercisable commencing two or three years from date of grant and expiring seven or ten years from date of grant. A summary of changes in common stock options follows:


                                      Number of    Option
                                       Shares      Price
                                     ---------  -----------
1992 Plan
Outstanding at July 31, 1992          250,000   $1.50-$4.00
Granted during fiscal 1993             35,000   $2.63-$4.00
                                      -------
Outstanding at July 31, 1993
   and 1994                           285,000   $1.50-$4.00
Exercised during fiscal 1995          (10,000)  $1.50
                                      -------
Outstanding at July 31,
  1995 and 1996                       275,000   $1.50-$4.00
                                      =======
Exercisable at July 31:
   1996                               269,000   $1.50-$4.00
                                      =======
   1995                               215,000   $1.50-$4.00
                                      =======
   1994                               101,500   $1.50
                                      =======

                                     Number of    Option
                                      Shares      Price
                                     ---------  -----------
1995 Plan
Granted during fiscal 1996 and
   outstanding at July 31, 1996       40,000     $4.38
                                      =======

Exercisable at July 31, 1996              -
                                      =======


(9)  RECENT DEVELOPMENT - PROPOSED MERGER

On August 12, 1996, the Company's Board of Directors received an unsolicited proposal from Mr. Levy, contemplating a merger of the Company and a newly formed acquisition company to be organized by Mr. Levy, pursuant to which each of the Company's outstanding shares of Common Stock would be converted into $6.00 cash. A special independent committee of the Board has been appointed to consider the proposal and in connection therewith, has engaged financial and legal advisors.

The proposed merger is subject to approval of the Company's Board of Directors and shareholders and a number of other material conditions, including negotiation of a definitive agreement and compliance with all applicable regulatory and governmental requirements. Accordingly, there can be no assurance that the proposed merger will be consummated.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
         ON ACCOUNTING AND FINANCIAL DISCLOSURE


                                      None

                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT


MANAGEMENT

Set forth below is the name, age, position with the Company and certain other information with respect to each director and executive officer. Each person was elected or appointed to his or her position on July 31, 1992.


     Name            Age            Position
     ----            ---            --------
H. Irwin Levy        70   Chairman of the Board, Chief Executive Officer

Michael S. Rubin     53   President, Chief Operating Officer, Director

Jack Jaiven          50   Executive Vice President, Chief Financial Officer,
                            Treasurer, Director

Michael A. Rich      50   Vice President - Marketing

James A. Geddes      58   Vice President - Construction

Harold Cohen         45   Vice President - Community Operations,
                            Assistant Secretary

Antoinette Gleeson   50   Vice President - Recreation

Joseph D. Weingard   51   Director

Bernard R. Green     77   Director

     H. IRWIN LEVY was Chairman of the Board and Chief Executive Officer of Cenvill Communities, Inc., a predecessor of CV Reit, from 1967 to July 1981 and was Chairman of the Board and Chief Executive Officer of CV Reit from 1985 to July 31, 1992. Mr. Levy was Chairman of the Board and President of Cenvill Development Corp., a real estate developer ("Development"), from 1980 to 1985. He is currently of counsel to the West Palm Beach law firm of Levy, Kneen, Mariani, Curtin, Wiener, Kornfeld & del Russo. Since October 1995, Mr. Levy has been a director of IMGE, Inc. (previously IMNET, Inc.) and was a director of IMNET, Inc. from 1987 until July 1991.


     MICHAEL S. RUBIN was Vice President - Real Estate Management of CV Reit from May 1991 to July 31, 1992. From April 1990 to May 1991, Mr. Rubin was engaged in real estate consulting for the Resolution Trust Corporation as the Director of Real Estate for Grau and Company, certified public accountants. From January 1983 to April 1990, Mr. Rubin served as President and Chief Executive Officer of H.M.F. Investments, Inc., a wholly owned real estate service subsidiary of Flagler Federal Savings and Loan Association of Miami. From 1977 to 1982, Mr. Rubin served as President and Chief Operating Officer of Wynmoor Properties, Inc., a wholly owned subsidiary of Development and the general partner of Wynmoor Limited Partnership.


     JACK JAIVEN, a Certified Public Accountant, was Vice President and Treasurer of CV Reit from December 1988 to July 31, 1992. Mr. Jaiven was also Vice President and Chief Financial Officer of IMNET, Inc. from July 1989 to June 1991. From April 1985 to December 1988, Mr. Jaiven was Executive Vice President and Chief Financial Officer of First American Bank and Trust. From July 1981 to April 1985, Mr. Jaiven was employed by, and later became Vice President - Special Projects of, Development. Mr. Jaiven was employed by Cenvill Communities, Inc. as Director of Accounting from July 1979 until July 1981.


     MICHAEL A. RICH was Vice President - Sales and Marketing of F.W.D.C., Inc., a wholly owned subsidiary of Development, from March 1991 until July 31, 1992 when he resigned to join the Company. From April 1990 through February 1991, Mr. Rich was President of Florida Real Estate Expositions, Inc., a real estate marketing firm specializing in the presentation of tradeshows in the northeastern United States for Florida developers and builders.

Mr. Rich was Vice President - Sales and Marketing of Development from July 1981 through September 1989. In June 1992, certain subsidiaries of Development, including F.W.D.C., Inc., filed Chapter 11 proceedings.


     JAMES A. GEDDES was Vice President of Construction of F.W.D.C., Inc. and/or Vice President of Construction of Coconut Creek Developers, Inc., a wholly owned subsidiary of Development, for more than five years prior to his resignation on July 31, 1992 to join the Company. In June 1992, certain subsidiaries of Development, including F.W.D.C., Inc. and Coconut Creek Developers, Inc., filed Chapter 11 proceedings.


     HAROLD COHEN was Vice President of Cenvill Recreation, Inc. and its related entities, from May 1987 until October 1994. Prior to that he was an executive in the recreational management field. Cenvill Recreation, Inc. and certain of its related entities were wholly owned subsidiaries of IMNET, Inc. prior to their acquisition by Mr. Levy and certain members of his family in December 1991.


     ANTOINETTE GLEESON has been Clubhouse Director and Vice President of CVP Community Center, Inc., a wholly owned subsidiary of Development which was acquired by the Company, since July 1991. From November 1983 to July 1991 she was Vice President of Cenvill Contractors, Inc., a wholly owned subsidiary of Development and a general partner of Wynmoor Limited Partnership. In June 1992, certain subsidiaries of Development, including Cenvill Contractors, Inc., filed Chapter 11 proceedings.


     JOSEPH D. WEINGARD was a director of CV Reit from May 1992 to July 31, 1992. Mr. Weingard has been a financial consultant in an individual capacity since 1987 and is currently President of Century Financial Advisors, Inc.
Since October 1995, Mr. Weingard has been a director and vice president of IMGE, Inc. and from 1981 until January 1992, was a director of that company and served in various executive capacities, including Chief Executive Officer and Vice Chairman. From 1987 until May 1991, Mr. Weingard also served as an advisor to CV Reit. Mr. Weingard was a director of Development from July 1981 to January 1987. Mr. Weingard is a Certified Public Accountant and holds a real estate salesman's license.


     BERNARD R. GREEN is currently consultant to, and previously for more than five years, was managing partner of, Friedman, Alpren & Green of New York, New York, and West Palm Beach, Florida, an accounting firm specializing in real estate. Mr. Green has been a private investor in real estate partnerships for more than twenty years.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the fiscal year ended July 31, 1996, the Board of Directors held two meetings. No director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, (ii) the number of meetings of the Stock Option Committee held during the period he served on such committee, and (iii) the number of meetings of the Audit Committee held during the period he served on such committee.

The Stock Option Committee is presently composed of Messrs. Levy, Weingard and Green. The Stock Option Committee held one meeting in conjunction with a regularly scheduled Board of Directors meeting during the fiscal year ended July 31, 1996. The Stock Option Committee administers the Company's 1992 Stock Option Plan and 1995 Stock Option Plan.

The Audit Committee, presently composed of Messrs. Weingard, Green and Jaiven, did not meet during the fiscal year ended July 31, 1996. The Audit Committee is responsible for overseeing the financial reporting process and the effectiveness of internal controls of the Company and for making recommendations to the Board of Directors, including the designation of independent certified public accountants on an annual basis. The Company has no other committees at this time.


DIRECTOR'S COMPENSATION

Each director who is not an officer or employee of the Company receives $1,500 for each directors' meeting attended. Non-employee directors may also be granted non-qualified stock options, at the discretion of the Stock Option Committee, pursuant to the Company's 1992 Stock Option Plan and the Company's 1995 Stock Option Plan.


COMPLIANCE WITH SECTION 16(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the officers, directors and greater than ten percent beneficial owners of the Company complied with all applicable Section 16(a) filing requirements.

ITEM 11.  EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and the four most highly compensated executive officers other than the Chief Executive Officer for services in all capacities to the Company and its subsidiaries during the fiscal years ended July 31, 1996, 1995 and 1994. The Company did not grant any stock appreciation rights or restricted stock awards, or make any long-term incentive plan payouts, to the named executive officers during these fiscal years. References to securities in the following table relate to awards of stock options to purchase the Company's common stock.

SUMMARY COMPENSATION TABLE

                                                               Long-term
                                                                Compen-
                             Annual Compensation                 sation
                        ----------------------------------       Awards
                                                     All       ----------
                                                    Other      Securities
                                                    Annual     underlying
Name and                                           Compen-      Options/
Principal                                           sation        SARs
Position                 Year   Salary    Bonus     (1)(2)       # (3)
--------                 ----  --------  -------  --------     ----------
H. IRWIN LEVY            1994  $156,000  $    -    $    -             -
Chairman and Chief       1995   159,060       -         -             -
Executive Officer        1996   165,360       -         -             -

MICHAEL S. RUBIN         1994   150,956   15,000        -             -
President and Chief      1995   159,880   15,000        -             -
Operating Officer        1996   166,036   12,500        -             -

JACK JAIVEN              1994   139,984   10,000        -             -
Executive Vice           1995   150,973   10,000        -             -
President, Chief         1996   155,940    8,700        -             -
Financial Officer
and Treasurer

MICHAEL A. RICH          1994   140,400       -     41,883            -
Vice President -         1995   145,022    2,725    38,192            -
Marketing                1996   151,189    2,731    34,445        20,000

JAMES A. GEDDES          1994   102,596       -     26,000            -
Vice President -         1995   107,086    1,998    26,160            -
Construction             1996   127,598    2,058    22,080        20,000

---------------
(1) Except as specifically disclosed, does not include the dollar value of personal benefits, such as the cost of automobiles and health insurance, the aggregate value of which for each named executive officer was less than 10% of such executive officer's salary and bonus.

(2) Mr. Rich's Other Annual Compensation consists of commission of $75 for each condominium apartment sold from August 1993 through January 1994 and $85 from February 1994 through July 1996. Mr. Geddes' Other Annual Compensation consists of commission of $40 for each condominium apartment completed from August 1993 through January 1994 and $60 from February 1994 through April 1996.

(3)  Consists of stock options granted for the fiscal year ended July 31, 1996.



OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


The following table sets forth information regarding options to purchase the Company's common stock granted pursuant to the 1995 Stock Option Plan during the fiscal year ended July 31, 1996 to the executive officers named in the summary Compensation Table. No SARs were granted.

                               Individual Grants             Potential
                               -------------------           Realizable
                                Percent                      Value
                   Number of   of Total                      at Assumed
                   Securities  Options/                      Annual Rates
                   Underlying    SARs                        of Stock Price
                   Options/   Granted to Exercise            Appreciation
                   SARs       Employees  or Base   Expira-   for Option Term
                   Granted    in Fiscal   Price     tion    -----------------
                   (#) (1)      Year      ($/sh)    Date      5%($)   10%($)
                   ---------  ---------- --------  -------  -------- --------
H. Irwin Levy          -           -         -        -         -        -
Michael S. Rubin       -           -         -        -         -        -
Jack Jaiven            -           -         -        -         -        -
Michael A. Rich     20,000        50%      $4.38     (1)     $35,662 $83,108
James A. Geddes     20,000        50%      $4.38     (1)     $35,662 $83,108

-----------------
(1) Option awards reported for fiscal 1996 were granted April 26, 1996. Options become exercisable on the earlier of the date of sale of the last residential unit at Century Village in Pembroke Pines or July 31, 1998, and expire on April 26, 2003.

AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

The following table sets forth certain information concerning unexercised stock options held by the named executive officers as of the end of the 1996 fiscal year. No stock options were exercised by any of the named executive officers during the 1996 fiscal year. No stock appreciation rights have been granted or are outstanding.

                    OPTION EXERCISES DURING 1996 FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                Value of
                                            Number of         Unexercised
                                           Unexercised        In-the-Money
                                         Options at 1996    Options at 1996
                                         Fiscal Year End    Fiscal Year End
                       Shares                  (#)               ($)(1)
                      Acquired           ----------------  ------------------
                          on     Value    Exer-   Unexer-   Exer-    Unexer-
     Name             Exercise Realized  cisable  cisable  cisable   cisable
     ----             -------- --------  -------  -------  --------  --------
H. Irwin Levy           -       $  -        -        -     $   -     $    -
Michael S. Rubin        -          -     85,000      -      210,000       -
Jack Jaiven             -          -     85,000      -      210,000       -
Michael A. Rich         -          -     25,000    20,000    87,500    12,400
James A. Geddes         -          -     20,000    20,000    70,000    12,400

--------------------
(1) The closing bid price for the Company's Common Stock as reported on the National Association of Securities Dealers Automated Quotation ("NASDAQ") Small-Cap Market on July 31, 1996 was $5.00. Value is calculated by multiplying (a) the difference between $5.00 and the option exercise price by (b) the number of shares of Common Stock underlying the option.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors did not have a standing Compensation Committee during the fiscal year ended July 31, 1996. Therefore, the entire Board of Directors participated in deliberations concerning executive compensation.

H. Irwin Levy, Michael S. Rubin and Jack Jaiven, executive officers of the Company, are members of the Board of Directors and participated in deliberations concerning compensation.

EMPLOYMENT AGREEMENTS

Each of the Company's executive officers have employment agreements with the Company except for Mr. Levy. See Report on Executive Compensation for information concerning their employment agreements.

The employment agreements provide that if an officer is terminated without cause, or resigns as a result of a reduction of his or her compensation from the present level, he or she will be entitled to severance pay ranging from six months to one year based on the most recent annual rate of compensation, plus commensurate medical coverge for the officer and his or her dependents.
Similar payments will be made in the event of the death or total disability of an officer during his or her employment.


                               PERFORMANCE GRAPH

The following line-graph presentation compares cumulative stockholder returns on the Company's Common Stock since April 27, 1993, the date the Common Stock began trading on the NASDAQ Small-Cap Market, with (i) the NASDAQ Stock Market index prepared by the Center for Research in Security Prices ("CRSP"), and (ii) CRSP's index for companies in the real estate development industry with similar Standard Industry Codes ("SIC") as the Company.


                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             Performance Graph for
                           HILCOAST DEVELOPMENT CORP.


     Index Description       07/31/92  07/31/93 07/30/94  07/29/95  07/31/96
     -----------------       --------  -------- --------  --------  --------
HILCOAST DEVELOPMENT CORP.     N/A     $ 97.5   $ 97.5    $ 92.5    $100.0
Nasdaq Stock Market Index    $ 88.9    $108.1   $111.3    $156.2    $170.2
Nasdaq Stock SIC Index       $116.7    $ 99.6   $118.5    $111.4    $ 83.9

A. The indexes are reweighted daily, using the market capitalization on the previous trading day.

B. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

C. The index level for all series was set to 100.0 on 04/27/93, the day the Company's Common Stock became listed for trading on the NASDAQ Small-Cap Market. On 4/27/93, the closing sales price of the Common Stock was $5.00. From 10/19/92 through 4/26/93, the Company's Common Stock was traded on the over-the-counter market. The Company was advised by its market makers that the initial trading price of the Common Stock on 10/19/92, the first trading day for the Common Stock, was $.75.

D.   Peer group was created using a custom iteration of the data.

                        REPORT ON EXECUTIVE COMPENSATION


During the fiscal year ended July 31, 1996, the Board of Directors of the Company administered the compensation program for executive officers. The executive compensation policies of the Company have been designed to acquire and retain quality management producing results which will maximize shareholder value.

In determining executive compensation, the Board of Directors gives consideration to Company performance, individual performance, level of responsibility and executive compensation paid by other companies in the same industry. Specific factors considered include recommendations of the Company's Chairman of the Board and its President, specific accomplishments of the executive officers, the Company's sales, earnings and financial condition and general economic conditions.

Compensation of the Company's executive officers consists of both cash compensation and stock option grants. Cash compensation consists of salary and, in the case of certain executive officers, commissions. Long-term incentives are provided through the grant of qualified and non-qualified stock options. The Company paid bonuses to certain executive officers during December 1995 and January 1996, which related to the fiscal year ended July 31, 1995, based on the specific factors discussed above; however, the Board has not determined whether bonuses will be paid for the fiscal year ended July 31, 1996 nor in the future.

With the exception of Mr. Levy, all of the Company's executive officers have employment agreements with the Company which provide for increases in compensation and bonuses from time to time as mutually agreed upon by such officers and the Board. None of the agreements are for a specific term. One executive officer, the Company's Vice President - Marketing, receives additional incentive cash compensation in the form of commissions based on the number of Century Village condominium apartments sold. Another officer, the Vice President - Construction, received additional incentive cash compensation through April 30, 1996 in the form of commissions based on the number of condominium apartments completed. Effective May 1, 1996, his commissions were discontinued and replaced by a significant increase in his base salary. Effective February 1996, all officers with the exception of Mr. Levy received increases of 3-1/2% in their base salaries. The Board of Directors intends to review the cash compensation paid to all its officers annually and consider increases based primarily upon individual performance. In addition, the Board of Directors will consider Company performance, competitive factors, and economic conditions.

The Company attempts to provide incentives to executive officers to remain with the Company and to improve performance through the grant of stock options. There are no automatic grants of stock options. During fiscal 1996, options were granted to two executive officers.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
          AND MANAGEMENT


SECURITY OWNERSHIP

The following table sets forth, as of October 31, 1996, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the five most highly compensated executive officers of the Company, and (iv) all directors and executive officers of the Company as a group:



                            Amount and Nature      Percent of
Name and Address of          of Beneficial        Outstanding
Beneficial Owner (1)         Ownership (2)          Shares
--------------------        -----------------     -----------
H. IRWIN LEVY                  834,636              35.33%
100 Century Blvd.
West Palm Bech, FL 33417

ALAN J. EVANS AND ROBERT       128,000 (3)            5.4%
J. CARTAGENA, AS TRUSTEES
P.O. Box 727
Palm Beach, FL  33480

ALAN J. EVANS                  155,424 (4)            6.6%
P.O. Box 727
Palm Beach, FL  33480

ROBERT J. CARTAGENA            133,866 (5)            5.7%
P.O. Box 727
Palm Beach, FL  33480

MICHAEL S. RUBIN                85,000 (2)            3.6%

JACK JAIVEN                     85,407 (2)            3.5%

MICHAEL A. RICH                 36,147 (2)            1.5%

JAMES A. GEDDES                 20,000 (2)               (7)

JOSEPH D. WEINGARD                 -                   -
185 NW Spanish River Blvd.
Boca Raton, FL  33481

BERNARD R. GREEN                11,256 (2)               (7)
583 North Lake Way
Palm Beach, FL  33480

MAURICE A. HALPERIN            585,032 (6)           24.8%
BARRY S. HALPERIN
2500 No. Military Trail
Boca Raton, FL  33431

All executive officers       1,087,548 (2)           41.8%
and directors as a group
(9 persons)

---------------------------

(1) Unless otherwise indicated, the address of each beneficial owner listed is 19146 Lyons Road, Boca Raton, FL 33434.

(2) Unless otherwise indicated, each stockholder listed has the sole power to vote and direct disposition of the shares of Common Stock shown as beneficially owned by such stockholder. For the purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of the following shares which such person or group has the right to acquire pursuant to options exercisable within 60 days: Mr. Rubin - 85,000 shares; Mr. Jaiven - 85,000 shares; Mr. Rich 25,000 shares; Mr. Geddes
     - 20,000 shares; Mr. Green - 10,000 shares; and all executive officers and directors as a group - 240,000 shares. See "Executive Compensation".

(3) Consists of shares held by The Claudia Morse Evans Family Trust for which Alan J. Evans and Robert J. Cartagena, as Trustees, share voting and dispositive power. The information with respect to such trust is based upon Schedule 13D, dated March 7, 1994.

(4) Includes 128,000 shares held by The Claudia Morse Evans Family Trust for which Mr. Evans is a trustee and 27,424 shares held by Alan J. Evans, individually.

(5) Includes 128,000 shares held by The Claudia Morse Evans Family Trust for which Mr. Cartagena is a Trustee and 5,866 shares held by Robert J. Cartagena, individually.

(6) Maurice A. Halperin owns 362,581 of such shares and Barry S. Halperin, his son, owns 222,451 of such shares. Messrs. Halperin share voting and dispositive power with respect to the shares of Common Stock owned by each other. The information with respect to this group is based solely on
     Schedule 13D, as amended, as of August 13, 1996.

(7)  Less than 1%.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL LENDER - CV REIT

The Company commenced operations on July 31, 1992, with the acquisition of certain assets from Development, pursuant to approval by the Bankruptcy Court of the Southern District of

Florida of a Proposal for the Acquisition of Certain Assets. The assets (principally those assets at Century Village at Pembroke Pines, "Century Village"), were acquired subject to indebtedness due to CV Reit, currently the Company's major lender. As of July 31, 1996, the outstanding balance of the Company's indebtedness to CV Reit was approximately $45.3 million, comprised of a $25 million term loan ("Term Loan"), $13.4 million under lines of credit ("Lines of Credit"), with an aggregate commitment of $15 million, and $6.9 million in certain other loans.

The Term Loan and $7.5 million of the Lines of Credit bear interest, payable monthly, at prime plus 3%, but in any event not less than 9% nor more than 11%, and mature on July 31, 1998, except as described below with respect to the conversion of the Term Loan. The remaining $7.5 million of the Lines of Credit bears interest, payable monthly, at 12.5% ($2.5 million), at 12% ($2 million), or at prime plus 3%, with a floor of 11% ($3 million), of which $2 million matures on November 30, 1996, $2 million matures on February 28, 1997 and $3.5 million on May 31, 1997. Specific release prices for the collateral are required as permanent reductions of the Lines of Credit. The Term Loan and the Lines of Credit are collateralized by all major assets of the Company.

By July 31, 1998, the Term Loan is scheduled to be converted to an 11%, fixed rate, 25 year self-amortizing $25 million loan providing for equal monthly payments of principal and interest (the "Permanent Loan"). The Permanent Loan may not be prepaid without incurring a prepayment penalty equal to the greater of 5% of the amount prepaid or an amount determined pursuant to a formula based upon the yield of certain U.S. Treasury Issues.


CONSULTING AND ADVISORY AGREEMENT WITH CV REIT

Pursuant to a consulting and advisory agreement between the Company and CV Reit, the Company provides certain investment advisory, consulting and administrative services to CV Reit, including: investigating and evaluating investment opportunities; conducting negotiations with existing and potential borrowers and lenders; negotiating with investment bankers in connection with the sale of securities of CV Reit; administering compliance by CV Reit with the provisions of its loan agreements; consulting with respect to the preparation of required reports to the New York Stock Exchange and the Securities and Exchange Commission; supervising the prosecution of claims by CV Reit against third parties and supervising the defense of claims made against CV Reit. The agreement specifically excludes matters related to the Company's loans from CV Reit. The agreement, which originally expired on July 31, 1994, was recently extended to July 31, 1997, provides for the payment of $10,000 per month to the Company, plus reimbursement for all out-of-pocket expenses, and may be terminated by the Company upon 180 days notice and by CV Reit upon 30 days notice. Certain officers of the Company, including Mr. Levy, perform services for CV Reit under the agreement. To the extent that such services interfere with their duties to the Company, the Company will provide alternative personnel to fulfill its contractual obligations to CV Reit.

Mr. Levy, the Chairman and Chief Executive Officer and a principal stockholder of the Company, is also a principal stockholder and was formerly Chairman of the Board of Directors of CV Reit. Messrs. Jaiven and Rubin were also previously officers of, and Mr. Weingard was a director of, CV Reit.


OTHER TRANSACTIONS WITH CV REIT

The Company leases approximately 1,500 square feet of office space from CV Reit in West Palm Beach at a monthly rental of $1,100.

The Company intends to resolve any conflicts which may arise between the Company and CV Reit by referring such conflicts to an independent committee of its Board of Directors. Since Mr. Levy is both a director of the Company and a principal stockholder of CV Reit, Mr. Levy would not serve on any such committee.


CENVILL RECREATION

Cenvill Recreation consists of a group of companies owned, in various percentages, by Mr. Levy and his family. The Company receives approximately $500 per month for Cenvill Recreation's occupancy of approximately 1,600 square feet in the Company owned Administration Building located at the Century Village in Boca Raton.


H. IRWIN LEVY

The Company and Mr. Levy have entered into an unsecured revolving credit agreement allowing the Company to borrow up to $750,000 from Mr. Levy through May 1, 1997, as extended. Any borrowings under this credit agreement bear interest, payable monthly, at prime plus 1/2%. As of July 31, 1996 there were no amounts outstanding under this agreement.




                               OTHER TRANSACTIONS


During the fiscal year ended July 31, 1996, the Company incurred legal fees, including reimbursement of certain costs, of $125,271 to the law firm of Levy, Kneen, Mariani, Curtin, Wiener, Kornfeld & del Russo. H. Irwin Levy is currently of counsel to this firm.

The Company believes that the terms of all of the transactions described above are fair and reasonable and as favorable to it as could be obtained from unaffiliated third parties.


INDEMNIFICATION AGREEMENTS

The Company has entered into Indemnification Agreements with each of its directors and executive officers providing for indemnification to the fullest extent permitted by law.



                                    PART IV



ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES
          AND REPORTS ON FORM 8-K


(a) (1)     List of Consolidated Financial Statements:

            Report of Independent Certified Public Accountants

            Consolidated Balance Sheets - July 31, 1996 and 1995

            Consolidated Statements of Operations -
               Years Ended July 31, 1996, 1995 and 1994

            Consolidated Statements of Stockholders' Equity -
               Years Ended July 31, 1996, 1995 and 1994

            Consolidated Statements of Cash Flows -
               Years Ended July 31, 1996, 1995 and 1994

            Notes to Consolidated Financial Statements


    (2)     List of Consolidated Financial Statement Schedules:

                                      None


    (3)     List of Exhibits:

(3)(i) Restated Certificate of Incorporation of Hilcoast Development Corp. (Incorporated by reference to Exhibit 3(a) to Form 10 Registration Statement as filed with the Commission on August 12, 1992.)

(3)(ii) Certificate of Amendment to Certificate of Incorporation of Hilcoast Development Corp., approved by stockholders on December 18, 1995 and filed with the State of Delaware on January 22, 1996. (Incorporated by reference to Exhibit 3(i) to the Quarterly Report on Form 10-Q of the Company for the quarter ended January 31, 1995.)

(3)(iii) Certificate of Amendment to Certificate of Incorporation of Hilcoast Development Corp., filed with Secretary of State of Delaware on September 24, 1992. (Incorporated by reference to Exhibit 3(c) to Amendment No.1 to Form S-1 Registration Statement.)

(3)(iv)     By-Laws of Hilcoast Development Corp. (Incorporated by reference to
            Exhibit 3(b) to Form 10 Registration Statement as filed with the Commission on August 12, 1992.)

(4)(i) Specimen Common Stock Certificate of Hilcoast Development Corp. (Incorporated by reference to Exhibit 4(a) to Form 10 Registration Statement as filed with the Commission on August 12, 1992.)

(10)(i) Consulting and Advisory Agreement, dated July 31, 1992, between CV Reit, Inc. and Hilcoast Development Corp. (Incorporated by reference to Exhibit 10(a) to Form 10 Registration Statement as filed with the Commission on August 12, 1992.)

(10)(ii) Restated Loan Agreement, dated July 31, 1992, between CV Reit, Inc. and Cenvill Development Corp. and certain subsidiaries and affiliates thereof. (Incorporated by reference to Exhibit 10(b) to Form 10 Registration Statement as filed with the Commission on August 12, 1992.)

(10)(iii) Loan Agreement, dated June 6, 1991, between CV Reit, Inc. and Cenvill Development Corp. and certain subsidiaries and affiliates thereof. (Incorporated by reference to Exhibit (10)(iii) to the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 1993.)

(10)(iv) Revolving Credit and Term Loan Agreement, dated July 3, 1990, between CV Reit, Inc., Cenvill Development Corp. and certain subsidiaries and affiliates thereof. (Incorporated by reference to Exhibit (10)(v) to the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 1993.)

(10)(v) 1992 Stock Option Plan of Hilcoast Development Corp. (Incorporated by reference to Exhibit 10(j) to Form 10 Registration Statement as filed with the Commission on August 12, 1992.)

(10)(vi) Proposal for the Acquisition of Certain Assets, dated June 19, 1992, by and among CV Reit, Inc., Cenvill Development Corp. and certain subsidiaries and affiliates thereof. (Incorporated by reference to Exhibit 10(k) to Form 10 Registration Statement as filed with the Commission on August 12, 1992.)

(10)(vii) Order granting Motion of Debtor's [sic] for Approval of Sale of Assets dated July 17, 1992. (Incorporated by reference to Exhibit 10(l) to Form 10 Registration Statement as filed with the Commission on August 12, 1992.)

(10)(viii) $1.35 million Promissory Note, dated August 27, 1993, from NewCen Communities, Inc. to CV Reit, Inc.; Mortgage Deed securing such Note; Addendum to Mortgage Deed and side letter between NewCen Communities, Inc. and CV Reit, Inc. (Incorporated by reference to Exhibit (10)(xiv) to the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 1993.)

(10)(ix) $3.0 million Promissory Note, dated September 30, 1993, from NewCen Communities, Inc. to CV Reit, Inc.; Mortgage Deed securing such Note; Rider to Mortgage Deed and side letter between NewCen Communities, Inc. and CV Reit, Inc. (Incorporated by reference to Exhibit (10)(xv) to the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 1993.)

(10)(x) Form of Indemnification Agreement between Hilcoast Development Corp. and each of its Directors and Executive Officers. (Incorporated by reference to Exhibit 10(u) to Form 10 Registration Statement as filed with the Commission on August 12, 1992.)

(10)(xi) Employment Letters, each dated September 18, 1992, between Hilcoast Development Corp. and each of its Executive Officers, Michael S. Rubin, Jack Jaiven, Harold Cohen, Michael A. Rich, James A. Geddes and Antoinette Gleeson. (Incorporated by reference to Exhibit 10(w) to Form 10 Registration Statement as filed with the Commission on August 12, 1992.)

(10)(xii) $2.5 million Future Advance Promissory Note, dated as of September 15, 1994, from NewCen Communities, Inc. to CV Reit, Inc.; Notice and Agreement of Future Advance and side letter between NewCen Communities, Inc.

            and CV Reit, Inc. (Incorporated by reference to Exhibit 10(xxviii) to the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 1994.)

(10)(xiii) $750,000 Promissory Note, dated as of September 15, 1994, from NewCen Communities, Inc. to H. Irwin Levy and side letter between NewCen Communities, Inc. and H. Irwin Levy. (Incorporated by reference to Exhibit 10(xxix) to the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 1994.)

(10)(xiv) Agreement to Sell Real Estate, dated July 14, 1993, First Amendment to Agreement to Sell Real Estate dated August 2, 1993, between NewCen East, Inc. and Tract F Land, Inc., and Assignment of these agreements from NewCen East, Inc. to NewCen Communities, Inc., dated August 3, 1993. (Incorporated by reference to Exhibit (10)(xxvii) to the Annual Report on Form 10-K of the Company for the fiscal year ended July 31, 1993.)

(10)(xv) Letter Agreement, dated February 6, 1995, from CV Reit, Inc. to NewCen Communities, Inc. extending the maturity date of the following note to July 31, 1996: $2.5 million Future Advance Promissory Note dated September 15, 1994 from NewCen Communities, Inc. in favor of CV Reit, Inc. (Incorporated by reference to Exhibit 10(i) to the Quarterly Report on Form 10-Q of the Company for the quarter ended January 31, 1995.)

(10)(xvi) Letter Agreement, dated February 6, 1995, from CV Reit, Inc. to NewCen Communities, Inc., extending the maturity date of the following note, as previously extended, to December 31, 1996: $3 million Promissory Note dated September 30, 1993 from NewCen Communities, Inc. in favor of CV Reit, Inc., as extended by certain letter agreement dated September 30, 1994. (Incorporated by reference to Exhibit 10(ii) to the Quarterly Report on Form 10-Q of the Company for the quarter ended January 31, 1995.)

(10)(xvii) Letter Agreement, dated February 17, 1995, between NewCen Communities, Inc. and CV Reit, Inc., advancing an additional $2 million under the existing Construction Loan. (that certain Promissory Note in the original principal amount of $3 million dated September 30, 1993 from NewCen Communities, Inc. in favor of CV Reit, Inc.). (Incorporated by reference to Exhibit 10(i) to the quarterly report on Form 10-Q of the Company for the quarter ended April 30, 1995.)

(10)(xviii) $5 million Promissory Note, dated March 31, 1995, from C.V.P.
            Community Center, Inc. to Hilcoast Development Corp. and Mortgage Deed securing such Note.

            (Incorporated by reference to Exhibit 10(ii) to the quarterly report on Form 10-Q of the Company for the quarter ended April 30, 1995.)

(10)(xix) Allonge, dated March 31, 1995, which assigns the $5 million Promissory Note, dated March 31, 1995, from Hilcoast Development Corp. to CV Reit, Inc. (Incorporated by reference to Exhibit 10(iii) to the quarterly report on Form 10-Q of the Company for the quarter ended April 30, 1995.)

(10)(xx) Extension Agreement, dated April 28, 1995, extending the maturity date of the following Note to May 1, 1996: $750,000 Promissory Note, dated September 15, 1994, from NewCen Communities, Inc. to H. Irwin Levy. (Incorporated by reference to Exhibit 10(iv) to the quarterly report on Form 10-Q of the Company for the quarter ended April 30, 1995.)

(10)(xxi) Second Extension Agreement, dated May 1, 1996, extending the maturity date of the following Note to May 1, 1997: $750,000 Promissory Note, dated September 15, 1994, from NewCen Communities, Inc. to H. Irwin Levy. (Incorporated by reference to Exhibit 10(i) to the quarterly report on Form 10-Q of the Company for the quarter ended April 30, 1996.)

(10)(xxii) $4 million Promissory Note dated August 11, 1995, from NewCen Communities, Inc. to CV Reit, Inc., Mortgage Securing such Note and side letters between NewCen Communities, Inc. and CV Reit, Inc.

(10)(xxiii) Letter Agreement dated August 11, 1995, from CV Reit, Inc. to NewCen
            Communities, Inc. extending the maturity date of the following Note to May 31, 1997: $3 million Promissory Note dated September 30, 1993 from NewCen Communities, Inc. in favor of CV Reit, Inc.

(10)(xxiv) Letter Agreement dated August 11, 1995 from CV Reit, Inc. to NewCen Communities, Inc. extending the maturity date of the following Note to May 31, 1997: $2.5 million Future Advance Promissory Note dated September 15, 1994 from NewCen Communities, Inc. to CV Reit, Inc.

(10)(xxv) Letter Agreements between Hilcoast Advisory Services, Inc. and CV Reit, Inc., dated July 11, 1994 and August 3, 1995, extending the Consulting and Advisory Agreement to July 31, 1995 and July 31, 1996, respectively.

(10)(xxvi) Letter Agreement between Hilcoast Advisory Services, Inc. and CV Reit, Inc., dated July 12, 1996, extending the Consulting and Advisory Agreement to July 31, 1997.

(10)(xxvii) 1995 Stock Option Plan of Hilcoast Development Corp. (Incorporated by reference to the Company's 1995 Definitive Proxy Statement.)

(10)(xxviii) Letter from H. Irwin Levy to the Board of Directors, dated August
             9, 1996, contemplating a merger of the Company and a newly formed acquisition company to be organized by Mr. Levy, pursuant to which each of the Company's outstanding shares of Common Stock (other than those held by Mr. Levy's acquisition corporation) would be converted into $6.00 cash.

(11)         Statement Regarding Computation of Earnings Per Share

(21)         Subsidiaries of Hilcoast Development Corp.

(27)         Financial Data Schedule.

(b)          Reports on Form 8-K:

             No reports on Form 8-K were filed during the quarter ended July 31, 1996.

                                   SIGNATURES

Pursuant to the requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the Registrant and in the capacity and on the date indicated.


                                 HILCOAST DEVELOPENT CORP.


Jan. 16, 1997               By:  /s/ Jack Jaiven
                               -------------------------------------------
                                 Jack Jaiven, Executive Vice President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Jan. 16, 1997               By:  /s/ H. Irwin Levy
                               -------------------------------------------
                                 H. Irwin Levy, Chairman of the Board
                                 of Directors (Chief Executive Officer)



Jan. 16, 1997               By:  /s/ Michael S. Rubin
                               -------------------------------------------
                                 Michael S. Rubin, President and Director
                                 (Principal Executive Officer)

Jan. 16, 1997               By:  /s/ Jack Jaiven
                               ---------------------------------------
                                 Jack Jaiven, Executive Vice President
                                 and Director (Principal Financial
                                 Officer and Principal Accounting
                                 Officer)



Jan. 16, 1997               By:  /s/ Bernard R. Green
                               ---------------------------------------
                                 Bernard R. Green,  Director



Jan. 16, 1997               By:  /s/ Joseph D. Weingard
                               ---------------------------------------
                                 Joseph D. Weingard,  Director

                                                                       EXHIBIT E


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                                  ____________

                                  FORM 10-Q/A

                                  AMENDMENT #1

(Mark One)
  X    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
 ---   SECURITIES EXCHANGE ACT OF 1934


                     FOR THE QUARTER ENDED OCTOBER 31, 1996

                                       OR

       TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
 ---   SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______________ to ______________

                        Commission File Number:  0-20530
                                                 -------

                           HILCOAST DEVELOPMENT CORP.
                           --------------------------
             (Exact name of registrant as specified in its charter)


     Delaware                            65-0346040
     --------                            ----------
(State of Incorporation)     (I.R.S. Employer Identification No.)


     19146 Lyons Road, Boca Raton, Florida                33434
------------------------------------------------          -----
     (Address of principal executive offices)           (Zip code)

Registrant's telephone number, including area code: 407-487-9630


Securities registered pursuant to Section 12(b) of the Act:

                                          Name of each exchange
     Title of each class                   on which registered
     -------------------                   -------------------

            None                                   None

Securities registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                                (Title of class)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such
filing requirements for the past 90 days.       Yes   X     No
                                                     ---       ---

                  HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES





PART I.  FINANCIAL INFORMATION


Item 1.  Financial Statements

The consolidated financial statements included herein have been prepared by the registrant, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been consolidated or omitted pursuant to such rules and regulations; however, the registrant believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1996.

The consolidated financial statements for the interim periods included herein, which are unaudited, include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position and results of operations of the registrant for the periods presented. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)


                                             Oct.30,    Jul.31,
     ASSETS (Note 3)                          1996       1996
     ----------------                      ----------- ---------
                                           (Unaudited) (Audited)
Cash:
  Unrestricted                               $    57    $    21
  Restricted                                     740        773
Inventories and properties held
  for development and sale (Note 2)           29,428     30,234
Property and equipment, net of
  accumulated depreciation                    19,380     19,754
Prepayments and other assets                   2,847      2,813
                                             -------    -------
                                             $52,452    $53,595
                                             =======    =======

     LIABILITIES
     -----------

Borrowings  (Note 3)                         $43,344    $45,348
Accounts payable, accruals and
  other liabilities                            4,802      3,993
Deposits, principally from customers           1,965      2,033
Deferred income taxes                            430        386
                                             -------    -------
     Total liabilities                        50,541     51,760
                                             -------    -------

Contingencies  (Note 5)

     STOCKHOLDERS' EQUITY
     --------------------

Common Stock; $.01 par; shares authorized
  6,000,000;  outstanding 2,362,320               24         24
Additional paid-in capital                     2,481      2,481
Deficit                                         (594)      (670)
                                             -------    -------
     Total stockholders' equity                1,911      1,835
                                             -------    -------
                                             $52,452    $53,595
                                             =======    =======

See accompanying notes to consolidated financial statements.

HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
     (Unaudited)

                                               Three Months Ended
                                                 October 31,
                                            ---------------------
                                                1996       1995
Revenues:                                   ---------- ----------
  Sales:
    Condominium apartments                  $    8,529 $    7,705
    Land and other                                  40        114
  Recreation and maintenance fees                2,179      1,999
  Other  (Note 4)                                  663        628
                                            ---------- ----------
                                                11,411     10,446
Expenses:                                   ---------- ----------
  Cost of sales:
     Condominium apartments                      6,934      6,792
     Land and other                                 30         88
  Operating costs                                1,865      1,701
  Interest:
     Incurred                                    1,211      1,349
     Capitalized                                  (627)      (772)
  Depreciation                                     341        317
  Selling and marketing                          1,079        899
  General and administrative                       457        435
                                            ---------- ----------
                                                11,290     10,809
                                            ---------- ----------
Income (loss) before income taxes                  121       (363)
Income tax expense (benefit)                        45       (137)
                                            ---------- ----------
Net income (loss)                           $       76 $     (226)
                                            ========== ==========
Net income (loss) per common share:
  Primary and fully diluted                 $      .03 $     (.09)
                                            ========== ==========

Average common shares considered
  outstanding:
    Primary and fully diluted                2,362,320  2,362,320
                                            ========== ==========




See accompanying notes to consolidated financial statements.

HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(in thousands)
(Unaudited)



                                             Additional
                                   Common     Paid-In
                                   Stock      Capital      Deficit
                                   ------    ----------    -------
Balance,  July 31, 1996              $24       $2,481       $(670)

Net income for the quarter
  ended October 31, 1996               -            -          76
                                     ---       ------       -----

Balance, October 31, 1996            $24       $2,481       $(594)
                                     ===       ======       =====















See accompanying notes to consolidated statements.

HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

                                                       Three Months Ended
                                                           October 31,
                                                       ------------------
                                                         1996     1995
                                                       -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                    $   76    $( 226)
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
       Depreciation                                       341       317
       Deferred income tax expense (benefit)               44      (141)
       Changes in assets and liabilities:
         Decrease in inventories and properties
           held for development and sale                  867     1,025
         Decrease (increase) in restricted cash            33      (244)
         Increase in prepayments and other assets         (34)      (31)
         Increase in accounts payable, accruals
           and other liabilities                          809       143
         (Decrease) increase in deposits                  (68)      203
                                                       ------    ------
Net cash provided by operating activities               2,068     1,046
                                                       ------    ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                     (28)     (150)
                                                       ------    ------
Net cash used by investing activities                     (28)     (150)
                                                       ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings                              3,805     6,133
  Repayments on borrowings                             (5,809)   (6,947)
                                                       ------    ------
Net cash used by financing activities                  (2,004)     (814)
                                                       ------    ------

Net decrease in unrestricted cash during period            36        82
Unrestricted cash at beginning of period                   21        46
                                                       ------    ------
Unrestricted cash at end of period                     $   57    $  128
                                                       ======    ======


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                           $1,233    $1,352
                                                       ======    ======
    Income taxes                                       $    -    $   94
                                                       ======    ======






See accompanying notes to consolidated financial statements.

HILCOAST DEVELOPMENT CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1) BUSINESS


Hilcoast Development Corp. (the "Company") is engaged in the design, development, construction, marketing and sale of condominium apartments at Century Village at Pembroke Pines ("Century Village"), an adult condominium project in southeast Florida, the operation of the recreation facilities located at the project ("Recreation Facilities") and certain other real estate related businesses.

The Company is also engaged in the development and sale of single family homesites in a golf course community known as Glen Abbey in Volusia County, Florida.



(2) INVENTORIES AND PROPERTIES HELD FOR DEVELOPMENT AND SALE


Inventories and properties held for development and sale consist of the following (in thousands):


                                            Oct. 31,   July 31,
                                              1996       1996
                                            -------   --------
   Century Village:
     Land under development for
       condominium buildings                $10,189    $11,499
     Condominium buildings completed
       or under construction                 14,575     14,197
     Unamortized capitalized interest         1,917      1,972
                                            -------    -------
                                             26,681     27,668

   Land under development, Volusia
     County, Florida (Glen Abbey),
     including unamortized capital-
     ized interest of $638 and $586           2,747      2,566
                                            -------    -------
                                            $29,428    $30,234
                                            =======    =======


Substantially all inventories and properties held for development and sale are pledged as collateral for indebtedness (Note 3).

(3) BORROWINGS


Borrowings, substantially consisting of mortgage notes col-lateralized by all major assets of the Company, are summarized as follows (in thousands):

                                        Oct. 31,   July 31,
                                          1996       1996
                                        --------   --------
Mortgage notes payable to CV Reit,
  Inc. ("CV Reit") (Note 3(a)):
     Term Loan                           $25,000    $25,000
     Lines of Credit                      11,680     13,415
     Preferred Stock Redemption Note       5,000      5,000
     Land Acquisition Note                   322        564
     Glen Abbey Note                       1,308      1,320
Other                                         34         49
                                         -------    -------
                                         $43,344    $45,348
                                         =======    =======

(A)  CV REIT

     TERM LOAN/LINES OF CREDIT

At October 31, 1996, the Company's borrowings from CV Reit primarily consisted of a term loan (the "Term Loan") and $15 million revolving lines of credit (the "Lines of Credit"). The Term Loan and $7.5 million of the Lines of Credit bear interest, payable monthly, at prime (8.25% at October 31, 1996) plus 3%, but in any event not less than 9% nor more than 11%, and mature on July 31, 1998, except as described below with respect to the conversion of the Term Loan. The remaining $7.5 million of the Lines of Credit bears interest, payable monthly, as follows: (i) $3 million at prime plus 3%, with a floor of 11%, which matures on May 31, 1997; (ii) $2.5 million at 12.5% of which $2 million matures on February 28, 1997 and $.5 million on May 31, 1997; and (iii) $2 million at 12% which matured on November 30, 1996. The Term Loan and the Lines of Credit are collateralized by all major assets of the Company. The amount of available funds under the Lines of Credit is limited based upon available collateral, as defined. Specific release prices, principally for the condominium apartments at Century Village, are required to be applied as permanent reductions of the Lines of Credit.

Upon the earlier to occur of delivery of the last unit at Century Village or July 31, 1998, the Term Loan will be converted to a $25 million, 11%, 25 year self-amortizing loan providing for equal monthly payments of principal and interest (the "Permanent Loan"). The Permanent Loan will be collateralized by a first mortgage on the Recreation Facilities and may not be prepaid without incurring a prepayment penalty equal to the greater of 5% of the amount prepaid or an amount determined pursuant to a formula based upon the yield of certain U.S. Treasury Issues.

Until the Permanent Loan is satisfied in full, the wholly-owned subsidiary of the Company which owns the Recreation Facilities will not be permitted to incur or guarantee additional debt financing, except for that related to the operation of the Recreation Facilities.


     OTHER

Other borrowings consist of approximately $6.6 million in mortgage notes, which bear interest, generally payable quarterly, at rates ranging from 10% to 12% and which are collateralized by the Recreation Facilities and certain land under development. These notes mature principally during fiscal 1998 and include $1.6 million which requires principal payments based upon specific release prices of condominium apartments or homesites delivered.

     LETTERS OF CREDIT

At October 31, 1996, there was approximately $65,000 outstanding in letters of credit issued by CV Reit to municipalities in connection with certain of the Company's development requirements at Century Village. In addition, a $1.5 million letter of credit has been issued by a bank for the benefit of the State of Florida, guaranteed by CV Reit, which allows the Company to utilize up to that amount of customer deposits previously required to be held in restricted escrow account.


(B)  LEVY NOTE

The Company and H. Irwin Levy have entered into an unsecured revolving credit agreement ("Levy Note") allowing the Company to borrow up to $750,000 from Mr. Levy in the event the Company's availability under the CV Reit Lines of Credit does not exceed $50,000. The Levy Note bears interest, payable monthly, at prime plus 1/2% and matures on May 1, 1997, as extended.

(4)  OTHER REVENUES

Other revenues consist of the following (in thousands):

                                                   Three
                                                Months Ended
                                                 October 31,
                                               --------------
                                                1996    1995
                                               ------  ------
Real estate brokerage                          $  196  $  227
Golf course operations                            174     161
Title insurance agency                            123      83
Social program activities                          70      63
Consulting fees (a)                                53      47
Other                                              47      47
                                               ------  ------
                                               $  663  $  628
                                               ======  ======

________
(a) Principally in connection with a consulting and advisory agreement under which the Company provides investment, advisory, consulting and administrative services to CV Reit, excluding matters related to the Company's indebtedness to CV Reit. The agreement, which originally expired on July 31, 1994, has been extended to July 31, 1997, provides for payment of monthly fees of $10,000 plus reimbursement of out of pocket expenses, and may be terminated upon 180 days notice by the Company and upon 30 days notice by CV Reit.



(5)  CONTINGENCIES

See Part II, Item 1 for a discussion of the Company's legal proceedings.



(6)  PROPOSED MERGER

On August 9, 1996, the Company's Board of Directors received an unsolicited proposal from H. Irwin Levy, the Company's Chairman of the Board and Chief Executive Officer, contemplating a merger of the Company and a newly formed acquisition company to be organized by Mr. Levy, pursuant to which each of the Company's outstanding shares of common stock would be converted into $6.00 in cash ("Merger Consideration"). A special independent committee of the

Board was appointed to consider the proposal and in connection therewith, engaged Patricof & Co. Capital Corp. ("Patricof"), an investment banking firm as its financial advisor.

On November 12, 1996, Patricof delivered its oral opinion to the special committee and the Board to the effect that the Merger Consideration is fair to the Company's public shareholders from a financial point of view. On that date, the special committee and Board approved the terms of the Merger Agreement and recommended that the shareholders approve and adopt such agreement. The parties have executed the Merger Agreement. The proposed merger is subject to approval by the Company's shareholders and a number of other material conditions, including compliance with all applicable regulatory and governmental requirements. Accordingly, there can be no assurance that the proposed merger will be consummated.



ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS


GENERAL

The Company's primary source of revenues is the design, development, construction, marketing and sale of condominium apartments at the Century Village at Pembroke Pines ("Century Village"), an adult condominium project in southeast Florida, and the operation of the recreation facilities located at the project ("Recreation Facilities"). Significant information pertaining to deliveries of condominium apartments at Century Village is presented below.

                  Deliveries - Three Months Ended October 31,
              --------------------------------------------------
                   1996                              1995
     ---------------------------------  ---------------------------------
     Number            Average          Number            Average
     of Units  Revenues  Sales   Gross  of Units  Revenues  Sales   Gross
     Delivered  (000's)  Price  Margin  Delivered  (000's)  Price  Margin
     --------- -------- ------- ------  --------- -------  ------- ------
       107      $8,529  $79,700   19%     100     $7,705   $77,100   12%



Revenues from sales of condominium apartments are recognized only upon the closing (delivery) of the sales contract. Fluctuations in average sales prices and gross margins at Century Village are generally a function of the location of condominium buildings (e.g. lakefront) and to a lesser extent, the mix of condominium apartments within the building.

A comparison of the Company's inventories and backlog (under contract for sale but not yet delivered) at Century Village follows:

                              October 31, 1996        October 31, 1995
                              -----------------------  -----------------------
                                    Number of                Number of
                              Condominium Apartments   Condominium Apartments
                              -----------------------  -----------------------
                              Completed                Completed
                              or Under                 or Under
                             Construction   Backlog   Construction   Backlog
                             ------------  ---------  ------------  ---------
Completed but not
  yet delivered                  106            66          59          20

Under construction               656           124         731         204
                                 ---           ---         ---         ---
                                 762           190         790         224
                                 ===           ===         ===         ===
Aggregate sales
  value  (000's)                           $15,228                 $17,013

Average sales price                        $80,100                 $76,000

RESULTS OF OPERATIONS

For the three months ended October 31, 1996, the Company reported net income of $76,000, on total revenues of $11.4 million, as compared to a net loss of $226,000 on revenues of $10.4 million for the corresponding period ended October 31, 1995. The increase in net income was principally due to a 7% higher gross margin (sales revenues less cost of sales, as a percentage of sales).

The increase in gross margin reflects higher average per unit sales prices of $2,600, primarily attributable to the delivery of a greater number of units located in lakefront buildings and lower per unit land costs for certain units delivered. Based upon the 190 sales contracts in backlog for Century Village at October 31, 1996, a significant portion of which are expected to be delivered within the next nine months, the Company anticipates a slight increase in average per unit sales prices which is expected to be substantially offset by an increase in the average per unit cost of sales. Accordingly, the Company does not expect a significant change in the gross margin for the remainder of fiscal 1997.

For the first quarter of fiscal 1997, the Company entered into 70 new sales contracts (net of cancellations) at Century Village with an aggregate sales value of $5.4 million and an average sales price of $77,600. During the corresponding period in fiscal 1996, there were 105 new sales contracts with an aggregate sales value of $7.9 million and an average sales price of $75,400. Management believes that the decline in the Company's sales activity is attributable to a number of reasons which include an overall general decline in sales orders in the residential real estate market and an increase in the average prices of units being offered for sale at Century Village. The Company cannot predict whether the decline in sales activity will continue.

For the quarters ended October 31, 1996 and 1995, recreation and maintenance fees were $2.2 million and $2 million, respectively, consisting of $1.6 million and $1.4 million, respectively, of revenues pursuant to long-term leases ("Recreation Leases") of the Recreation Facilities with owners of 7,018 Century Village condominium apartments delivered through October 31, 1996, and $.6 million of revenues during each quarter from master management agreements under which the Company provides certain maintenance and community services. These revenues will continue to increase annually principally due to future deliveries of condominium apartments and specified contractual increases in monthly fees in accordance with the Recreation Leases. The Recreation Leases and the master management agreements provide that increases and decreases in operating costs are passed through to the unit owners, subject to a guaranteed rate generally for three years.

Other revenues increased slightly during the quarter ended October 31, 1996 and principally consisted of revenues from the golf course operations at Century Village, real estate brokerage commissions at the four Century Village communities in southeast Florida, social program activities at the Recreation Facilities and title insurance agency services principally provided on sales at Century Village (see Note 4 to Consolidated Financial Statements). Other revenues are expected to increase during the second and third quarters of fiscal 1997 due to increased use of the golf course and greater participation in social activities during the winter season.

Operating costs for the three month periods ended October 31, 1996 and 1995 were $1.9 million and $1.7 million, respectively, and consisted principally of costs incurred for the operation of the Recreation Facilities, the master management agreements, and the ancillary operations noted above. Operating cost increases, if any, related to the Recreation Facilities and master management agreements are passed through to unit owners at Century Village in the form of increased recreation and maintenance fees, subject to the aforementioned three year guarantee. The increase in operating costs during the current quarter is primarily the result of the opening of Club Health, a 12,000 square foot health club which is part of the Recreation Facilities, in August 1996. Operating costs are expected to increase during the second and third quarters of fiscal 1997 due to increased seasonal activities.

Interest incurred for the quarters ended October 31, 1996 and 1995 was $1.2 million and $1.3 million, respectively. After deducting interest capitalized principally to real estate inventories at Century Village and Glen Abbey, net interest expense amounted to $.6 million for each quarter.

During the quarters ended October 31, 1996 and 1995, selling and marketing costs expensed amounted to approximately $1.1 million and $.9 million, respectively. Selling and marketing costs incurred are capitalized and amortized to expense as condominium apartments are delivered at Century Village, based on the average capitalized cost per apartment sold. Selling and marketing expense is expected to fluctuate during the remainder of fiscal 1997 based on fluctuations in the number of sales and deliveries.

General and administrative expenses consist primarily of corporate overhead and administration of Century Village, and increased slightly during the three months ended October 31, 1996. During the three months ended October 31, 1996, the Company expensed approximately $100,000 in professional fees in connection with the proposed merger (see Note 6 to Consolidated Financial Statements) which was partially offset by a significant reduction in legal fees incurred in connection with certain litigation (see Part II, Item 1 - Legal Proceedings).


LIQUIDITY AND CAPITAL RESOURCES

For the three months ended October 31, 1996, the Company generated net cash flow from operating activities of $2.1 million, as compared to $1 million during the corresponding period in 1995. The primary source of cash flow was net reductions in real estate inventories amounting to $.9 million and $1 million, respectively. In addition, during 1996, there was a $.9 million increase in accounts payable and accruals. As a result of the positive cash flow from operations, for the three month periods ended in 1996 and 1995, the Company was able to reduce net borrowings by $2 million and $.8 million, respectively. Although the Company has been successful in generating positive cash flow from operating activities, there is no assurance that the Company will be able to achieve or sustain positive cash flow from operating activities in the future.

The Company's borrowings at October 31, 1996 amounted to $43.3 million and were substantially due to CV Reit. See Note 3 to Consolidated Financial Statements for a description of the

Company's borrowings. The amount due includes $25 million, presently requiring monthly interest only payments but scheduled to be converted by July 31, 1998 to an 11%, 25 year self-amortizing loan providing for equal monthly payments of principal and interest. Substantially all of the remaining indebtedness ($6.6 million, excluding the lines of credit - see below) matures in fiscal 1998, including $1.6 million, which requires principal payments based on specific release prices of condominium apartments or homesites delivered. The Company's borrowings require interest payments generally on a monthly basis.

Since inception, the Company's cash flow from operations has been sufficient to enable the Company to reduce its aggregate borrowings. However, in order to satisfy its obligations under its term borrowings, from time to time, the Company has relied on borrowings under its lines of credit from CV Reit (the "Lines of Credit" - see Note 3 to Consolidated Financial Statements). At October 31, 1996, availability under the Lines of Credit was $15 million, of which $7.5 million matures during fiscal 1997 and $7.5 million matures in fiscal 1998. The Company also has a revolving credit agreement with H. Irwin Levy, Chairman of the Board and Chief Executive Officer of the Company, under which the Company may borrow up to $750,000 through May 1997 (the "Levy Note"
- see Note 3(b) to Consolidated Financial Statements). At October 31, 1996, the outstanding balance of the Lines of Credit was $11.7 million and there was no balance outstanding under the Levy Note. The Company anticipates that funds generated in the ordinary course of business and availability expected under the Lines of Credit and the Levy Note will continue to be sufficient to satisfy its cash flow needs.

The amount of available funds under the Lines of Credit is limited based on available collateral, as defined. At October 31, 1996, the available collateral exceeded the outstanding balance of the Lines of Credit by approximately $5.1 million. The Company also is restricted from incurring or guaranteeing additional debt financing under certain circumstances (see Note 3 to Consolidated Financial Statements). Substantially all the Company's assets are pledged as collateral for the Company's borrowings.

The Company attempts to minimize its investment in inventory. In addition to construction of condominium apartments at Century Village and development of homesites at Glen Abbey, significant capital outlays for amenities and infrastructure are required in advance of deliveries of apartments and homesites. The Company has no material commitments for capital expenditures other than those incurred in connection with its development and construction activities in the ordinary course of business at Century Village and Glen Abbey. To complete Century Village, the Company will incur costs in connection with the remaining 762 apartments to be delivered, including the construction of the condominium buildings and the remaining Recreation Facilities, and infrastructure improvements, including the installation of water and sewer service, drainage facilities, paving and grading, and landscaping. Substantially all of the Recreation Facilities have already been completed. At Glen Abbey, homesite improvements will include water and sewer service, drainage facilities, and paving and grading.

The Company's current major business activities consist of development and other real estate related activities principally at Century Village. As of October 31, 1996, 90% of the planned community had been delivered and 762 condominium apartments remained to be constructed and/or delivered. If the Company engages in future real estate development activities, it will require outside financing which may or may not be available. In the event the Company decides not to engage in any further real estate development activities, its long-term revenues are anticipated to be generated principally from net revenues derived under the long-term Recreation Leases, net of the related debt service requirement, and from earnings on funds expected to be available from deliveries of Century Village condominium apartments. In that event, the Company anticipates that its revenues will be sufficient to satisfy its cash requirements. However, there is no assurance that revenues will be sufficient for such purposes.


INFLATION

The Company, as well as the home building industry in general, may be adversely affected during periods of high inflation, primarily because of higher material, labor and financing costs. In particular, interest rates on a significant portion of the Company's borrowings are variable, subject to a floor of 9% and a ceiling of 11%. Increases in the prime rate could result in increased interest cost to the Company in addition to possible reduced sales activity, potentially resulting in reduced profitability. The Company may attempt to pass through to its customers any increases in costs through increased selling prices. However, this may not always be possible due to competitive factors in the marketplace.


FORWARD LOOKING INFORMATION: CERTAIN CAUTIONARY STATEMENTS

Certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Form 10-Q, that are not related to historical results, are forward looking statements. Actual results may differ materially from those projected or implied in the forward looking statements. Further, certain forward looking statements are based upon assumptions of future events which may not prove to be accurate. These forward looking statements involve risks and uncertainties including but not limited to the Company's future cash flows and liquidity, gross margins, revenues and expenses, the effect of conditions in the residential real estate market and the economy in general, the level and volatility of interest rates, as well as certain other risks described in this report. Subsequent written and oral forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by cautionary statements in this paragraph and elsewhere described in this Form 10-Q.


PART II.  OTHER INFORMATION

ITEM 1 -  LEGAL PROCEEDINGS:

On September 16, 1993, the Company filed a Complaint in the Circuit Court, Seventh Judicial Circuit, in and for Volusia County, Florida, seeking unspecified damages against a utility company, claiming inverse condemnation and trespass at the Company's Glen Abbey project. On March 18, 1994, the Court granted a Motion for Summary Judgment holding the defendant liable for trespass and inverse condemnation. On April 5, 1995, the Court vacated the Summary Judgment and in February 1996, the Court ruled that the Company is not entitled to recovery under the theory of inverse condemnation. The trespass claims, which include a claim for damages caused by flooding, have not been tried and no trial date has been set. The Company has appealed the Court's decision. If the Appellate Court reverses the order, the inverse condemnation damages claim would be remanded to the Circuit Court. The Company also expects to pursue its trespass claims.

The Company is unable to predict the outcome of its appeal or the amount of damages, if any, which may be awarded to the Company on either the trespass or inverse condemnation claims. In addition, any award of damages to the Company will be subject to appeal by the defendant and, accordingly, there can be no assurance that the Company will ultimately recover any damages.

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K:

     (a)   Exhibits:

              (27) Financial Data Schedule (for SEC use only).

     (b)   Reports on Form 8-K:

              The Company was not required to file Form 8-K during the quarter for which this report is filed.




                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                          HILCOAST DEVELOPMENT CORP.
                          -----------------------------
                                (Registrant)







January 16, 1997                       /S/   JACK JAIVEN
                                     ---------------------------------
                                     Jack JAIVEN, Executive Vice
                                     President and Principal Financial
                                     and Accounting Officer